     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 ZIPLINK, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    4813                                   04-3457219
    (State or other jurisdiction of           (Primary Standard Identification      (I.R.S. Employer Identification Number)
     incorporation or organization)             Classification Code Number)

                            ------------------------

                             900 CHELMSFORD STREET
                             TOWER ONE, FIFTH FLOOR
                           LOWELL MASSACHUSETTS 01851
                                 (978) 551-8100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                                 HENRY M. ZACHS
              CO-CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                 ZIPLINK, INC.
                             900 CHELMSFORD STREET
                             TOWER ONE, FIFTH FLOOR
                           LOWELL MASSACHUSETTS 01851
                                 (978) 551-8100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

          WAYNE A. MARTINO, ESQ.                        PAUL JACOBS, ESQ.
         GEORGE BRENCHER IV, ESQ.                      MARA H. ROGERS, ESQ.
     BRENNER, SALTZMAN & WALLMAN, LLP              FULBRIGHT & JAWORSKI L.L.P.
            271 WHITNEY AVENUE                           666 FIFTH AVENUE
       NEW HAVEN, CONNECTICUT 06511                  NEW YORK, NEW YORK 10103
              (203) 772-2600                              (212) 318-3000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                              PROPOSED MAXIMUM AGGREGATE          AMOUNT OF
           TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                     OFFERING PRICE (1)           REGISTRATION FEE
Common stock, par value $.001 per share..................................             $48,300,000                 $13,427.40

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 11, 1999

PROSPECTUS

                                           SHARES

                                     [LOGO]

                                 ZIPLINK, INC.

                                  COMMON STOCK
                               ------------------

This is the initial public offering of ZipLink, Inc. and we are offering shares of our common stock. We anticipate that the initial public offering price will be between $ and $ per share.

We are a national backbone provider offering wholesale Internet access services to two distinct markets: Internet appliances and local and regional Internet service providers.

We intend to apply to list our common stock on the Nasdaq National Market under the symbol "ZIPL."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                                                                PER SHARE                TOTAL
                                                          ---------------------  ---------------------
Initial public offering price...........................            $                      $
Underwriting discount...................................            $                      $
Proceeds, before expenses, to ZipLink...................            $                      $

ZipLink has granted the underwriters a 30-day option to purchase up to an
additional       shares of common stock at the initial public offering price less the underwriting discount to cover any over-allotments.

The underwriters expect to deliver the shares against payment in New York, New
York on       , 1999.

Jefferies & Company, Inc.                                           FAC/EQUITIES

               The date of this prospectus is             , 1999

                              THE ZIPLINK NETWORK

                       [ZIPLINK NETWORK MAP APPEARS HERE]

ZIPLINK'S NETWORK IS COMPRISED OF 19 SUPERPOPS COVERING 16 OF THE 20 LARGEST METROPOLITAN AREAS IN THE UNITED STATES. ONCE CONNECTED, TRAFFIC IS ROUTED USING PRIMARILY NORTEL NETWORKS EQUIPMENT THROUGH THE NETWORK TO THE DESIRED INTERNET LOCATION ON OUR HIGH-SPEED 45 MBPS REDUNDANT ATM BACKBONE. USERS CONNECT TO THE NETWORK AT MULTIPLE SPEEDS, ACCORDING TO THEIR NEEDS, INCLUDING ANALOG SPEEDS UP TO 56 KBPS AND DIGITAL SPEEDS FROM 64 KBPS TO T-1. OUR NETWORK SUPPORTS ANALOG, ISDN, XDSL, FRAME-RELAY AND ATM CONNECTION TECHNOLOGIES.

                    WHOLESALE INTERNET ACCESS SOLUTIONS FOR
                   INTERNET APPLIANCES AND LOCAL AND REGIONAL
                           INTERNET SERVICE PROVIDERS

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. SOME OF THE TECHNICAL TERMS USED IN THIS PROSPECTUS ARE DEFINED IN THE GLOSSARY OF TERMS BEGINNING ON PAGE G-1. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT WILL NOT BE EXERCISED, (II) GIVES EFFECT TO CONVERSION OF OUR BUSINESS FORM FROM A LIMITED LIABILITY COMPANY INTO A CORPORATION AND THE CONVERSION OF EACH .01%
MEMBERSHIP INTEREST OF THE LIMITED LIABILITY COMPANY INTO       SHARES OF COMMON
STOCK, AND THE CONVERSION OF EACH OUTSTANDING OPTION AND WARRANT TO PURCHASE MEMBERSHIP INTERESTS INTO AN OPTION OR WARRANT TO PURCHASE COMMON STOCK AT A
RATE OF       SHARES FOR EACH .01% MEMBERSHIP INTEREST SUBJECT TO SUCH OPTION OR
WARRANT, BASED UPON AN ASSUMED INITIAL PUBLIC OFFERING PRICE OF $ PER SHARE, WHICH REORGANIZATION WILL OCCUR PRIOR TO THE CLOSING OF THIS OFFERING, AND (III) GIVES EFFECT TO THE CONVERSION OF $7.5 MILLION OF INDEBTEDNESS HELD BY BAY
NETWORKS, INC. INTO       SHARES OF COMMON STOCK, BASED UPON AN ASSUMED INITIAL
PUBLIC OFFERING PRICE OF $      PER SHARE, WHICH CONVERSION WILL OCCUR
CONCURRENTLY WITH THE CLOSING OF THIS OFFERING.

                                    ZIPLINK

OUR BUSINESS

    ZipLink is a national backbone provider offering wholesale Internet access services to two distinct target markets: Internet appliances and local and regional Internet service providers, or ISPs. We provide a range of Internet access solutions for Internet appliances, such as TV set-top boxes, including Internet connectivity, subscriber authentication and registration, e-mail filtering and forwarding and other specially developed services. We also provide wholesale national dial-up Internet access and enhanced services, including digital subscriber line, or DSL, service where available, under the name ZipDial, to local and regional ISPs. Our ZipDial service enables ISPs to quickly and inexpensively expand their existing geographic coverage and offer national dial-up Internet access, without investing in costly infrastructure.

    We are a leading provider of Internet connectivity to subscribers of the Microsoft-Registered Trademark- WebTV Network-TM- service which is operated by WebTV Networks, Inc., a wholly owned subsidiary of Microsoft Corporation. Our relationship with WebTV over the past two years has allowed us to pursue a "smart build" strategy in developing our network, adding network points-of-presence, or POPs, where we believed our investment would be substantially supported by traffic from WebTV's subscriber base.

    Our national network features a high-speed 45 Mbps redundant ATM backbone, 19 SuperPOPs covering 16 of the 20 largest metropolitan areas in the United States and offers dial-up access at speeds up to 56 Kbps. We facilitated our network buildout and upgrade through a strategic alliance with Bay Networks, Inc., an indirect, wholly owned subsidiary of Northern Telecom Limited ("Nortel Networks"). Nortel Networks has invested $10.0 million in ZipLink, consisting of $2.5 million of equity and $7.5 million of convertible debt. Concurrently with the closing of this offering, $2.5 million of this debt will convert into common stock at the rate of $ per share and $5.0 million of this debt will convert into common stock at the initial public offering price. We have purchased network equipment and services from Nortel Networks at preferred pricing to upgrade our dial-up network to 56 Kbps. In addition, we have served as a beta site for new Nortel Networks product offerings, have performed field testing for, and have received pre-released versions of, their equipment and software. As an outgrowth of this alliance, we will be conducting a joint nationwide marketing campaign for our ZipDial service with Nortel Networks.

OUR MARKET OPPORTUNITY

    As the Internet appliance market grows, we anticipate that there will be an increasing demand for cost-effective, high-quality access services connecting these devices to the Internet.

    - International Data Corporation, or IDC, estimates that there will be 12.8 million Internet appliances in use in 1999, of which 4.1 million will be Internet-enabled televisions.

    - Forrester Research, Inc. predicts that 20 million Internet-aware appliances will be installed in U.S. homes by 2002.

    - IDC projects that non-PC Internet access appliances shipped will grow from 9% of total Internet access devices (including PCs) to 43% of the market by 2002.

    The ISP market is highly fragmented with approximately 4,800 ISPs in the United States. As demand for Internet access grows and the market for access matures, we believe that ISPs will face pressure to lower prices, increase services, expand infrastructure and concentrate on customer service and marketing. We believe these factors create a significant outsourcing opportunity.

    - Forrester Research predicts that the Internet access market will reach $38 billion in 2002.

    - Forrester Research estimates that there will be 60 million Internet access dial-up accounts in 2002, constituting 77% of the Internet access market.

ZIPLINK'S SOLUTION

    Our wholesale Internet access services are designed to meet the needs of the emerging Internet appliance market and to provide a network outsourcing solution for ISPs confronted with increased competition, mounting service demands and the need to quickly expand their network infrastructure. We believe that our wholesale Internet access solutions:

    - allow our customers to focus on their core competency of marketing their products and services;

    - significantly reduce our customers' time to market;

    - lower the barriers to entry into new geographic markets for our customers;

    - provide a cost-effective alternative to a self-funded network upgrade or buildout;

    - offer a broad range of service options, including DSL and video and audio streaming in certain regions; and

    - feature high quality, reliable services with 24x7 network monitoring.

OUR BUSINESS STRATEGY

    Our objective is to become the leading wholesale provider of Internet access services for Internet appliances and ISPs in the United States. We intend to achieve this objective by implementing the following key strategies:

    - identify, develop and sustain relationships with key innovators and early marketers of Internet appliances and leverage these relationships into a leadership position in this rapidly emerging market;

    - capitalize on our network infrastructure and expertise to make ZipDial the leading high-quality, cost-effective wholesale access solution for ISPs;

    - expand, enhance and maintain a robust, reliable network infrastructure with high-quality, low-latency performance;

    - establish and sustain strategic alliances with key customers and suppliers to create and exploit early access to new markets and new technologies; and

    - extend and strengthen our relationship with WebTV to support continued network expansion and maintain our high-profile position as a wholesale Internet access provider for Internet appliances.

OUR HISTORY

    ZipLink was originally organized as a Connecticut limited liability company under the name "ZipCall, LLC" in November, 1995 and changed its name to "ZipLink, LLC" in July, 1996. On March 9, 1999, ZipLink, LLC merged with and into a newly-formed Delaware limited liability company, retaining the name "ZipLink, LLC." Prior to the closing of this offering, ZipLink, LLC will merge with and into ZipLink, Inc., a newly-formed Delaware corporation. Except as otherwise required by the context, references in this prospectus to "we," "our," "us" and "ZipLink" mean (i) ZipLink, LLC, a Connecticut limited liability company, prior to its merger with ZipLink, LLC, a Delaware limited liability company, (ii) ZipLink, LLC, a Delaware limited liability company, prior to its merger with ZipLink, Inc., a Delaware corporation, and (iii) ZipLink, Inc., after consummation of the Reorganization.

    Our principal executive offices are located at 900 Chelmsford Street, Tower One, Fifth Floor, Lowell, Massachusetts 01851, and our telephone number at that address is (978) 551-8100. We maintain a website at http://www.ziplink.net. Information contained in our website does not constitute a part of this prospectus.

    ZipLink is a trademark owned by us and ZipDial is subject to a trademark application made by us. Any other trademark, trade name or service mark of any other entity appearing in this prospectus belongs to its holder.

                                  THE OFFERING

Common stock offered by us...................  shares

Common stock outstanding after the             shares
  offering...................................

Use of proceeds..............................  To repay indebtedness, expand our network infrastructure, increase sales and marketing
                                               and for other working capital and general
                                               corporate purposes. See "Use of Proceeds."

Proposed Nasdaq National Market symbol.......  ZIPL

    The outstanding share information is based on our shares outstanding as of
February 28, 1999 and includes       shares of common stock to be issued upon
conversion of convertible debt concurrently with the closing of this offering,
based upon an assumed initial public offering price of $    per share. The
shares of common stock outstanding excludes:

    - 1,500,000 shares reserved for issuance under our 1999 Stock Option Plan (after giving effect to the conversion of our outstanding options under
      our Unit Option Plan), of which options to purchase       shares,
      exerciseable at a weighted average price of $  per share, have been
      granted and options to purchase       shares, exerciseable at the initial
      public offering price, will be granted concurrently with the closing of this offering, based upon an assumed initial public offering price of
      $    per share; and

    -       shares reserved for issuance upon the exercise of an outstanding
      warrant, at a price of $      per share, based upon an assumed initial
      public offering price of $    per share.

                             SUMMARY FINANCIAL DATA

    The following table summarizes the statement of operations data for our business. The pro forma data reflects the net loss, net loss per common share and the weighted average common shares outstanding for each period presented, assuming the capital contributions of the members of ZipLink, LLC had been converted into common stock, pursuant to the Reorganization, at the beginning of each respective period. You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

                                                        PERIOD FROM
                                                         NOVEMBER
                                                            21,
                                                        1995 (DATE
                                                            OF
                                                        INCEPTION)
                                                            TO
                                                         DECEMBER        YEAR ENDED DECEMBER 31,
                                                            31,      -------------------------------
                                                           1995        1996       1997       1998
                                                        -----------  ---------  ---------  ---------
                                                        (UNAUDITED)
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                           DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..............................................   $      --   $     756  $   5,236  $   7,088
Cost of revenues......................................          --       1,782      3,187      6,271
Selling, general and administrative...................          25       7,373      6,507      5,174
Depreciation and amortization.........................           1         384      1,084      2,637
Loss from operations..................................         (26)     (8,783)    (5,543)    (6,994)
Net loss..............................................         (26)     (8,802)    (6,709)    (8,446)

PRO FORMA DATA:
Pro forma net loss....................................   $
Pro forma net loss per common share--basic and
  diluted.............................................
Weighted average common shares outstanding--basic and
  diluted.............................................

OTHER FINANCIAL DATA:
Capital expenditures..................................   $      79   $   4,219  $   8,516  $   1,313
EBITDA(1).............................................         (25)     (8,399)    (4,527)    (4,502)

------------------------

(1) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization. EBITDA is provided because we believe that investors find it to be a useful tool for approximating our cash flow. EBITDA is presented to enhance an understanding of our operating results and should not be construed (i) as an alternative to operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or (ii) as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our methodology for calculating EBITDA may be different from that used by other companies. See the financial statements and notes thereto contained elsewhere in this prospectus for more detailed information.

    The following table summarizes our balance sheet as of December 31, 1998. The pro forma as adjusted balance sheet data as of December 31, 1998 gives effect to (i) the Reorganization, (ii) the conversion of all outstanding convertible debt into common stock concurrently with the closing of this offering, based upon an assumed initial public offering price of $ per share,
(iii) the sale of       shares of common stock in this offering at an assumed
initial public offering price of $      per share, after deducting the
underwriting discount and estimated offering expenses, and (iv) the application of the estimated net proceeds of the offering, including the repayment of indebtedness to Fleet Bank N.A. in the amount of $17.6 million. See "Use of Proceeds" and "Capitalization."

                                                                           AS OF DECEMBER 31,
                                                                                  1998
                                                                         ----------------------
                                                                                     PRO FORMA
                                                                          ACTUAL    AS ADJUSTED
                                                                         ---------  -----------
                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............................................  $     512   $
Working capital (deficit)..............................................     (3,062)
Total assets...........................................................     11,174
Long-term debt.........................................................     17,939
Convertible debt, net of current portion...............................      7,000
Members'/Stockholders' equity (deficit)................................    (18,089)

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS REFER TO OUR FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. WE USE WORDS SUCH AS "ANTICIPATES," "BELIEVES," "PLANS," "EXPECTS," "FUTURE," "INTENDS," AND SIMILAR EXPRESSIONS TO IDENTIFY FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO THESE DIFFERENCES INCLUDE THE RISKS DESCRIBED BELOW, AS WELL AS THE FACTORS DISCUSSED IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS. WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS WHICH REFLECT OUR MANAGEMENT'S VIEW ONLY AS OF THE DATE OF THIS PROSPECTUS. WE ARE NOT OBLIGATED TO UPDATE THESE STATEMENTS OR PUBLICLY RELEASE THE RESULTS OF ANY REVISIONS TO THEM TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF THIS PROSPECTUS OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

WE ARE DEPENDENT ON WEBTV

    We have in the past derived, and we expect in the future to continue to derive, a significant portion of our revenues from WebTV. Revenue from WebTV accounted for $2.5 million, or 48%, of our revenues for the year ended December 31, 1997, and $4.8 million, or 68%, of our revenues for the year ended December 31, 1998. Our revenues from WebTV are dependent on the number of WebTV subscribers who make use of our network for connectivity to WebTV. The market for WebTV's products and services is at an early stage of development and, accordingly, we cannot assure you that products such as those offered by WebTV will achieve or sustain market acceptance.

    Our ability to maintain and grow our revenue from WebTV depends upon a variety of factors, many of which are beyond our control. Those factors include the following:

    - WebTV could quickly and significantly reduce the amount of monthly revenue we receive from WebTV. The minimum monthly revenue amount that must be paid to us by WebTV under our agreement is significantly below the actual monthly revenue we have received from WebTV since July, 1998.

    - Our agreement with WebTV expires in December, 2000, subject to earlier termination by either party at will with a pro-rata monthly reduction of subscriber traffic over time.

    - We do not control or influence WebTV's ability to succeed in the marketplace or its ability to obtain or retain subscribers.

    - Our agreement with WebTV is not exclusive. WebTV obtains services such as those we provide from a number of our competitors, including PSINet, Inc., UUNet Technologies, Inc. (an MCI WorldCom company) and Concentric Network Corporation. Many of such competitors are substantially larger than we are and have more extensive networks and other resources.

    - WebTV reallocates its subscriber traffic to us monthly based in part on our quality of service. In late 1997 and the first half of 1998, we experienced service quality problems, and, as a result, WebTV reduced the amount of subscriber traffic on our network. If we experience service quality problems in the future, WebTV may reduce our allocation of subscriber traffic.

    - Our business concentrates on delivering Internet connectivity primarily using dial-up access over telephone lines. WebTV set-top boxes currently rely upon this method of connectivity; however, these devices may, in the future, be configured to use a cable modem as an alternative to dial-up access. As the Internet becomes more readily accessible over the cable network, we may experience an erosion in WebTV subscriber traffic. See "--We Face Risks From New Access Technologies."

    Because of these and other factors, we cannot assure you that revenue from WebTV will continue or that such revenue will reach or exceed historical levels in any future period.

    We cannot assure you that our efforts to develop other sources of revenue, whether from the provision of services for other Internet appliances or through our ZipDial program, will be successful or that alternative sources of revenue will develop as anticipated. As a result, the loss or reduction of WebTV's business would have a material adverse effect on our business, financial condition and results of operations.

WE CANNOT PREDICT OUR SUCCESS BECAUSE WE HAVE A LIMITED OPERATING HISTORY

    We have a limited operating history. We began the beta test of our Internet network in the Northeastern U.S. in April, 1996 and commenced revenue generating operations in June, 1996. In July, 1997, we began use of an ATM backbone network and commenced initial deployment of our SuperPOP network architecture. During 1998, we enhanced most of our routers, installed software-upgradable remote access servers in substantially all of our POPs and expanded our network to new geographic areas. Accordingly, we have a limited operating history upon which an evaluation of our business and prospects can be based. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, we must, among other things:

    - respond to competitive developments;

    - maintain good relationships with our customers and suppliers;

    - continue to upgrade our technologies and commercialize network services incorporating such technologies;

    - manage expanding operations;

    - continue to attract, retain and motivate qualified personnel; and

    - anticipate and adapt to the changing Internet market.

    We cannot assure you that we will be successful in addressing the risks we face. The failure to do so would have a material adverse effect on our business, financial condition and results of operations.

WE EXPECT OUR LOSSES AND NEGATIVE CASH FLOW TO CONTINUE

    Since our inception, we have incurred net losses and experienced negative cash flow from operations. Our cumulative net loss from operations as of December 31, 1998 was $24.0 million. We expect to continue to operate at a net loss and experience negative cash flow for the foreseeable future given the level of planned operating and capital expenditures. Our ability to achieve profitability and positive cash flow from operations is dependent upon our ability to substantially grow our revenue base and achieve other operating efficiencies. We plan to make significant capital expenditures to expand our network and to increase our operating expenses based in large part on our estimates of potential future revenues. If our future revenues fall short of our estimates or if our operating expenses exceed our expectations, then we may never obtain or sustain profitability.

WE WILL NEED SIGNIFICANT ADDITIONAL CAPITAL, WHICH WE MAY BE UNABLE TO OBTAIN

    We will require significant capital to build out our network and fund our growth and operating losses. Since our inception, our capital needs have primarily been satisfied by equity investments and advances made by our Co-Chairman and Chief Executive Officer, Henry Zachs, and our Co-Chairman, Eric Zachs, and their affiliates, equity and debt investments made by Nortel Networks, and loans from commercial banks, including Fleet Bank N.A., supported by Henry and/or Eric Zachs' personal guarantee. Neither Henry nor Eric Zachs nor any other affiliates will be providing advances or guarantees to us after the consummation of this offering and we cannot assure you that Nortel Networks will continue to make financing available to ZipLink.

    Our current source of financing consists of a $20.0 million secured line of credit from Fleet Bank. The outstanding balance of this line of credit was $18.5 million as of February 28, 1999 and we expect such balance to increase before the closing of this offering. We intend to use a portion of the net proceeds from this offering to repay the then-outstanding principal amount of our loan from Fleet Bank. We do not have any agreement with any commercial bank or other lender to make loans to us.

    We anticipate that our available cash from operations, combined with the net proceeds from this offering (after repayment in full of the loan from Fleet
Bank) will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. In addition, we are presently seeking a debt financing of approximately $15.0 million to be used for capital expenditures, working capital and other general corporate purposes in place of the Fleet Bank line of credit, such financing to be conditioned upon the closing of this offering. Even if we obtain such financing, we anticipate that we will need to raise significant additional capital for the period after the next 12 months through public or private debt or equity financings or other sources. None of our indebtedness after consummation of this offering will be supported by a guaranty from either Henry or Eric Zachs or any of their affiliates.

    In the event this offering is not consummated, we intend to seek a $10.0 million debt financing, which financing will be supported by the personal guarantee of Henry Zachs.

    We cannot assure you that we will be able to raise any additional capital on terms favorable to us, or at all. If adequate capital is not available or is not available on acceptable terms, we may not be able to expand, enhance and maintain our network infrastructure according to our current business plan, develop new products or services, or otherwise respond to unanticipated competitive pressures and we may be prevented from taking advantage of unanticipated opportunities. In such case, our business, financial condition and results of operations could be materially adversely affected.

WE MAY INCUR INDEBTEDNESS WHICH MAY CREATE FINANCIAL AND OPERATING RISK

    If we obtain debt financing after the consummation of this offering, we do not anticipate that the terms of such indebtedness will be as favorable to us as the financing we have previously obtained. The amount and terms of any new financing we may obtain will have important consequences for our company, including the following:

    - our ability to obtain additional financing in the future, whether for working capital, capital expenditures or other purposes, may be impaired;

    - a significant portion of our cash flow from operations may be dedicated to the payment of interest or principal on our debt, which reduces the funds available to us for other purposes;

    - financial covenants may be imposed, such as ratios to measure performance, limitations on incurring additional indebtedness, capital expenditures, payment of dividends or the use of proceeds from the sale of assets, which may limit our flexibility in operating our business and in planning for, or reacting to, changes in market conditions; and

    - we may be more vulnerable in the event of a downturn in our business or the economy generally.

    Our ability to comply with the terms of such financing will depend on a number of factors, including our future operating performance and financial results, as well as factors beyond our control. We cannot assure you that we will be able to comply with the terms of such financing. If we are unable to comply with such terms, then we may be required to, among other things, seek additional financing in the debt or equity markets, refinance or restructure all or a portion of our then-existing debt, sell selected assets or reduce or delay capital expenditures. We cannot assure you that any such financing or sale of assets would be available on terms satisfactory to us, if at all. We cannot assure you that any such financing or sale of assets would be timely or that the proceeds which we could realize therefrom would be sufficient to meet our debt service requirements.

OUR OPERATING RESULTS IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE AND
  MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS

    Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future. Those results fluctuate due to a variety of factors, including the following:

    - timely deployment and expansion of our network;

    - the timing and amount of capital costs related to network expansion;

    - the timing and amount of bandwidth acquisitions;

    - network performance, including maintaining high connection rates;

    - variability and length of the sales cycle associated with our service offerings;

    - the degree and success of promotional activity undertaken by WebTV and our other customers and changes in their number of subscribers;

    - the degree and speed of market acceptance and commercial success of Internet appliances;

    - the introduction of new services by us and our competitors;

    - the pricing and mix of services offered by us;

    - our customer enrollment and retention rate;

    - market acceptance of new and enhanced versions of our services;

    - changes in pricing policies by our competitors;

    - our ability to quickly obtain sufficient supplies of sole or limited source components;

    - user demand for network and Internet access services and the success of our ZipDial ISP customers;

    - the ability to manage potential growth and expansion;

    - continued need for dial-up access and connectivity and our ability to respond to technological change; and

    - general economic and market conditions.

    As a result of these factors, our operating results may, in some future period, fall below the expectations of securities analysts and investors. In such event, the market price of our securities will likely fall. Moreover, fluctuations in our operating results may also result in volatility in the market price of our securities.

WE DEPEND UPON NEW AND UNCERTAIN MARKETS

    We provide wholesale Internet access services to the Internet appliance and the ISP markets. These markets are in the early stages of development. The Internet appliance market, in particular, is new and rapidly evolving. It is difficult to predict the rate at which these markets will develop and grow and whether demand can be sustained. These markets are subject to numerous uncertainties, some of which are discussed below. In general, certain critical issues concerning the use of the Internet itself remain unresolved and may impact the growth of the Internet appliance and ISP markets and the corresponding demand for our wholesale Internet access services. These issues include, among others, security, reliability, ease and cost of access, and quality of service. Further, although the Internet appliance market and the ISP market are related because both are dependent upon the general growth and acceptance of the Internet, we believe they are to a degree independent of one another. Accordingly, conditions which favor the success of our wholesale access services in one market may be either neutral or even unfavorable for our prospects in the other.

    We believe that the market for providing wholesale Internet access services for Internet appliances is subject to the following specific risks and uncertainties:

    - internet appliances which make use of our Internet access services may not be developed or, if developed, may not gain market acceptance as quickly as we anticipate, if at all;

    - we could fail to correctly identify and successfully form relationships with developers and marketers of Internet appliances whose products enjoy commercial success and acceptance; or

    - developments in Internet access technology, such as alternative access devices, could occur which render our network less competitive or less marketable for providing wholesale Internet access services for Internet appliances.

    We believe that the market for providing our wholesale Internet access services to ISPs is subject to one or more of the following specific risks and uncertainties:

    - consolidation among ISPs could result in increasing price pressure on us and in a reduction in the number of ISPs with a need for our wholesale service offerings;

    - changes in technology or in the price of equipment or network infrastructure could make it cost-effective for ISPs to construct their own network infrastructure rather than outsourcing Internet access to us;

    - government regulation could have a material adverse effect on our ability to offer wholesale Internet access solutions at a price which is attractive to ISPs; or

    - emerging access technologies such as cable modems or wireless devices may eliminate or decrease the need for dial-up access.

    In the event that either the Internet appliance market or the ISP market fails to develop or fails to develop as quickly as we have anticipated, our business, financial condition and results of operations would be materially adversely affected.

WE ARE DEPENDENT UPON THE EFFORTS OF OUR ZIPDIAL CUSTOMERS

    Part of our strategy is to market wholesale Internet access to ISPs under the name ZipDial. Using ZipDial, these ISPs, in turn, offer Internet access to subscribers using our network services. We earn revenue from our ZipDial ISP customers largely on the basis of the number of their subscribers who use our network. Our agreements with these ISP customers are non-exclusive and these ISPs may obtain similar Internet access services from our competitors. The extent to which an ISP subscriber uses our network rather than the ISP's own network or a network provided by one of our competitors is wholly within the discretion of the ISP. However, we believe that this determination will be made principally on the basis of relative cost, service availability and quality. Traffic allocation decisions may be made by ISPs on a subscriber-by-subscriber or on an aggregate basis at any time or from time to time.

    We initiated the ZipDial program in November, 1998. Accordingly, we have a limited history upon which to base an evaluation of whether, or under what terms, large numbers of ISPs will join our ZipDial program, at what rate, if at all, they will acquire subscribers, or the extent to which they will cause their subscribers to use our network. Our business, financial condition and results of operations could be materially adversely affected if, for any reason:

    - we fail to attract ZipDial customers with large subscriber bases;

    - our ZipDial customers do not expend efforts to enroll large numbers of subscribers or otherwise succeed in growing their subscriber base; or

    - our ZipDial customers do not allocate large numbers of subscribers to our network.

    We cannot assure you as to the levels of resources or effort, if any, that will be devoted by ZipDial customers to marketing Internet access using our network services, nor can we assure you that these customers will not choose to obtain network services similar to those offered by us from our competitors or to expand their own network infrastructure.

    Our agreements with ZipDial customers are generally for a term of one year. None of these agreements has reached the end of its initial term. Accordingly, we have no historical basis for determining whether, or on what terms, existing or future ZipDial customers will renew their agreements. We cannot assure you that any of these agreements will be renewed upon expiration.

WE MUST EXPAND AND ADAPT OUR NETWORK

    The execution of our business plan requires us to rapidly expand our network infrastructure to extend and increase our service offerings, to increase our network capacity and to modify its capabilities as the number of users and the amount and type of information users wish to transfer increase. We will also be required to respond to changes in customer requirements. For example, WebTV may shift its subscriber traffic from one area of our network to another, requiring a reallocation of our network capacity. Such a shift could occur rapidly and without advance notice. In 1998, WebTV significantly reduced its allocation of subscriber traffic to one area of our network for reasons unrelated to our service quality. At the same time, WebTV increased subscriber traffic to other areas of our network. While WebTV subscriber traffic on our network as a whole remained constant after such reallocation, the increased traffic in the affected portions of our network significantly reduced our excess capacity in those areas. If such added traffic had exceeded the capacity of our network in the affected areas, we would have experienced capacity constraints that would have reduced our service quality. We currently project our network utilization and customer requirements will necessitate a rapid expansion of our network capacity to avoid capacity constraints that would adversely affect system performance. We also plan to increase our area of service coverage to, among other things, broaden the reach of our ZipDial program. The expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources in 1999 and future periods. We cannot assure you that we will be able to expand or adapt our network infrastructure to facilitate our business plan or to meet additional demand or our customers' changing requirements on a timely basis, at a commercially reasonable cost, or at all. In addition, if demand for network usage were to increase faster than projected by us or were to exceed our current forecasts, the network could experience capacity constraints, which would adversely affect the performance of the system. Our business, financial condition and results of operations could be materially adversely affected if, for any reason, we fail to:

    - expand our network infrastructure both in capacity and in geographic terms on a timely basis;

    - adapt our network infrastructure to changing customer requirements or evolving industry trends; or

    - alleviate capacity constraints experienced by our network infrastructure.

    Currently, we have paid transit agreements with UUNet and SAVVIS Communications Corp. to support the efficient exchange of traffic between our network and the Internet and reduce our reliance on public peering and limit our exposure to congestion at public Network Access Points, or NAPs. We also have public peering arrangements at MAE-East in Falls Church, Virginia and Pac Bell in San Francisco, California and with multiple ISPs. These public peering arrangements also support the exchange of traffic between our network and the Internet. The failure of the networks with which we have private transit or public peering agreements or arrangements, or the failure of any other link in the delivery chain, or any inability to successfully integrate new network resources into our existing infrastructure would have a material adverse effect on our business, financial condition and results of operations.

OUR GROWTH AND EXPANSION MAY STRAIN OUR RESOURCES

    If we are successful in executing our business plan, our operations will expand rapidly. If we fail to manage this growth effectively, our business, financial condition and results of operations could be materially adversely affected. Our business and our service offerings have grown rapidly since our inception and are expected to continue to grow. This growth and expansion have placed, and are expected to continue to place, a significant strain on our management, operational and financial resources. To manage our growth, we must, among other things:

    - continue to expand and upgrade our network infrastructure;

    - hire, train and retain qualified personnel, especially technical personnel; and

    - continue to implement and improve our operational, financial and management information systems, including our billing, accounts receivable and payable tracking, fixed assets and other financial management systems.

    We cannot assure you that we will be able to expand our network according to the schedule presently planned by us, that we will be able to hire, train or retain sufficient numbers of qualified personnel to meet our requirements or that we will be able to implement information management systems to meet the requirements created by our future growth.

    Future expansion of our customer base or growth in our customers' subscriber bases will demand the rapid growth of our network infrastructure, technical support resources and, in some cases, our customer support capabilities. We may in the future experience difficulties meeting the demand for our access services and technical and customer support. We cannot assure you that our technical or customer support or other resources will be sufficient to facilitate our growth.

OUR NEW OR ENHANCED SERVICES MAY HAVE ERRORS OR DEFECTS

    Our services may contain undetected errors or defects when first introduced or upgraded. We cannot assure you that, despite testing by us or our customers and suppliers, errors will not be found in new services or enhancements after commencement of commercial deployment. Such errors could result in:

    - additional development costs;

    - loss of, or delays in, market acceptance;

    - diversion of technical and other resources from our other development efforts; or

    - the loss of customers and users (for example, subscribers of a ZipDial customer).

    Any of these consequences could have a material adverse effect on our business, financial condition and results of operations.

OUR FAILURE OR THE FAILURE OF THIRD PARTIES TO BE YEAR 2000 COMPLIANT COULD
  NEGATIVELY IMPACT OUR BUSINESS

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, our computer programs that have date-sensitive software and software of companies into which our network is interconnected may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    We are currently in the process of reviewing our products and services, as well as our internal management information systems and non-information technology systems in order to identify and modify those products, services and systems that are not Year 2000 compliant. In addition, we have begun to contact our suppliers, vendors and peering and transit partners to ascertain their Year 2000 status. At this time, we estimate that our costs associated with remediation and verification to become Year 2000 compliant will not exceed $180,000, although the actual cost of achieving compliance could differ materially from this estimate.

    While we expect to be Year 2000 compliant by the end of the third quarter of 1999, we cannot assure you that we will be able to timely and successfully modify our services and systems to comply with Year 2000 requirements. Nor can we assure that equipment received from suppliers will comply or that any of our suppliers or peering or transit partners, such as Nortel Networks, or MCI WorldCom, will be Year 2000 compliant in a timely manner or that there will not be problems with technology working together. Furthermore, despite testing performed by us and our suppliers and partners, our products, services and systems may contain undetected errors or defects associated with Year 2000 related functions. In the event any material errors or defects are not detected and fixed, or if third parties cannot provide us with products, services or systems that meet Year 2000 requirements in a timely manner, if at all, our business, financial condition and results of operations could be adversely affected. Known or unknown errors or defects that affect the operation of our products, services or systems could result in delay or loss of revenue, interruption of network services, cancellation of customer contracts, diversion of development or network expansion resources, damage to our reputation, or litigation costs.

    We do not have and do not plan to develop a contingency plan in the event our systems fail due to Year 2000 related problems. We cannot assure you that these or other factors relating to Year 2000 compliance issues will not have a material adverse effect on our business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition--Year 2000 Issues."

WE DEPEND UPON OUR SUPPLIERS AND HAVE SOLE AND LIMITED SOURCES OF SUPPLY FOR KEY
  PRODUCTS AND SERVICES

    We rely on other companies to supply certain key components of our network infrastructure. These components include critical telecommunications services and networking equipment and software, which, in the quantities and quality demanded by us, are available only from sole or limited sources. MCI WorldCom is our primary provider of data communications facilities and capacity and provides the ATM backbone of our network. We are also dependent upon LECs (including CLECs) to provide telecommunications services to us and our customers. In particular, each of our SuperPOPs depends upon the services of a CLEC in the geographic area covered by the SuperPOP. We experience delays and disruptions from time to time in receiving telecommunications services from these suppliers and may have no means of replacing these services on a timely basis, if at all. We cannot assure you that we will be able to obtain such services on the scale and within the time frames required by us at an affordable cost, or at all. In addition, each of these telecommunications providers sells services to our competitors and, in some cases, those providers are or could become competitors themselves. We cannot assure you that any of our telecommunications providers will not enter into an exclusive relationship with one of our competitors or otherwise stop selling services to us. Any inability to obtain such services on a sufficient scale, on a timely basis or at an affordable cost would have a material adverse effect on our business, financial condition and results of operations.

    We purchase equipment and software manufactured by Nortel Networks, Cisco Systems, Inc., Ascend Communications, Inc., Clarify, Inc. and other providers either directly from the manufacturer or via systems integrators. Some of these vendors are sole-source suppliers. We purchase these components pursuant to purchase orders placed from time to time with our vendors. We do not carry significant inventories of many of these components and have no guaranteed supply arrangements for any such components. Further, in many cases, we rely upon the vendors of our equipment to provide periodic maintenance, technical support and upgrades. Our vendors also sell products and services to our competitors and may in the future themselves become our competitors. We cannot assure you that our vendors will not enter into exclusive arrangements with our competitors or stop selling their products or services to us at commercially reasonable prices, or at all.

    The expansion of Internet network infrastructure is placing, and will continue to place, a significant demand on our suppliers. In addition, some of our suppliers rely on sole or limited sources of supply for components included in their products. Failure of our suppliers to meet increasing demand may prevent them from continuing to supply components and products in the quantities and quality and at the times required by us, or at all. Our inability to obtain sufficient quantities of sole or limited source components or to develop alternative sources, if required, or our inability to obtain necessary services relating to such components could result in delays and increased costs in expanding, and overburdening of, our network infrastructure. Any such delay, increased costs or overburdening would have a material adverse effect on our business, financial condition and results of operations.

    We also depend on our suppliers' ability to provide necessary products and components that comply with various Internet and telecommunications standards. These products and components must also function efficiently with products and components from other vendors. Any failure of our suppliers to provide products or components that comply with Internet standards or that function efficiently with other products or components used by us in our network infrastructure could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND UPON OUR NETWORK INFRASTRUCTURE FUNCTIONING WITHOUT INTERRUPTION

    Our success depends upon the reliability and security of our network infrastructure. Any system failure that causes interruptions in our network operations could have a material adverse effect on our business, financial condition and results of operations. Although we have created and intend to continue to create redundancies aimed at eliminating single points of failure within our network, not all single points of failure can be eliminated and service interruptions do occur from time to time. For example, in December, 1998, an MCI WorldCom telecommunications cable was accidentally cut, resulting in an interruption in the functioning of our Washington, D.C. SuperPOP and a temporary suspension of our ability to provide service to that geographic area. In addition, while we attempt and intend to continue to attempt to maintain an inventory of critical spare parts to assist in speeding repairs and reducing downtime in the event of an equipment failure, we cannot assure you that we will have on hand adequate spare parts to rapidly replace all items of equipment which may be subject to failure.

    Our operations are dependent upon our ability to protect our software and hardware against damage from fire, earthquake, power loss, telecommunications failure, natural disaster and similar events. A significant portion of our computer equipment is located in Lowell, Massachusetts, as well as at individual SuperPOPs. Although we maintain insurance to cover loss or damage to equipment, we do not maintain any business interruption insurance or have a formal disaster recovery plan or alternative providers of network infrastructure. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition and results of operations.

OUR MARKET IS EXTREMELY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE
  EFFECTIVELY

    We face intense competition. There are no substantial barriers to entry in the market for our services, and we expect that competition will further intensify in the future. We believe that our ability to compete successfully depends upon a number of factors, including:

    - market presence and, with respect to Internet appliances, our success at developing relationships with innovators and early marketers of such devices;

    - the capacity, reliability and security of our network infrastructure;

    - technical expertise and functionality, performance and quality of services and our ability to anticipate and meet the changing service needs of the marketplace;

    - our ability to create and market wholesale Internet access solutions that are attractive to ISPs in terms of price, quality and breadth of service offerings;

    - our ability to establish and maintain successful strategic relationships with key customers and suppliers and to gain early access to new markets and new technologies;

    - our ability to support industry standards; and

    - industry and general economic trends.

    Our competitors may be divided into two groups: those with whom we presently compete and those who may, in the future, compete with us. Our present competitors with respect to the WebTV relationship consist of the other current providers to WebTV: PSINet, UUNet, Concentric, and a number of other, smaller ISPs. Our present competitors with respect to ZipDial consist of a variety of companies who are, in some form or another, offering wholesale Internet access services. This group includes ISPs such as GTE Internetworking, Concentric, PSINet, UUNet, IDT Corp., Splitrock Services, Inc. and Epoch Internet, Inc., as well as CLECs in selected markets, such as XCOM Technologies, Inc. in Boston, Massachusetts, Intermedia Communications, Inc. in Vienna, Virginia and ICG Communications, Inc. in Englewood, Colorado. Our potential future competitors include all of our present competitors as well as telecommunications companies, such as AT&T Corporation, Williams Communications, a division of The Williams Companies, Inc., Qwest Communications International, Inc. and Level 3 Communications, Inc., and other national and regional ISPs. Many of our present and potential competitors have greater market presence, engineering and marketing capabilities, and larger financial, technological and personnel resources than those available to us. They may also enjoy certain price advantages with respect to the purchase of bandwidth from telecommunications carriers if, for example, they are a carrier themselves, or if they are affiliated with a carrier, or if their usage enables them to secure volume discounts. As a result, these present and future competitors may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we can.

    In addition to possessing greater financial, technological and personnel resources, a number of our present and future competitors have the ability to bundle other services and products with Internet access services which could place us at a competitive disadvantage. Certain companies are also exploring the possibility of providing or are currently providing Internet services using alternative delivery methods, such as over the cable television infrastructure, through direct broadcast satellites and over wireless cable. See "--We Face Risks From New Access Technologies."

    We also anticipate increasing vertical and horizontal integration in our industry. As a result of increased competition and this integration in the industry, we could encounter significant pricing pressure both from our Internet appliance and our ZipDial customers. This pricing pressure could result in significant reductions in the average selling price of our services. For example, telecommunications companies that compete with us may be able to provide customers with reduced communications costs in connection with their Internet access services, reducing the overall cost of their solutions and significantly increasing price pressures on us. We cannot assure you that we will be able to offset the effects of any such price reductions with an increase in the number of our customers, higher revenue from enhanced services, cost reductions or otherwise.

INDUSTRY CONSOLIDATION COULD ADVERSELY AFFECT US

    The Internet access industry is experiencing consolidation and we believe the pace of this consolidation will increase in the near future. We cannot predict with any certainty how such consolidation will affect us or our competitors. Consolidation among Internet access providers could result in increased price and other competition in the market for wholesale Internet access service and we cannot assure you that we will be able to compete successfully in an increasingly consolidated industry. Any heightened competitive pressures may have a material adverse effect on our business, financial condition and results of operations. In addition, consolidation in the ISP market could result in a reduced number of actual and potential customers for our ZipDial service as local and regional ISPs are absorbed by larger, national providers or as ISPs combine into entities with greater resources and purchasing power. A shrinkage in our potential customer base for ZipDial service could have a material adverse effect on our business, financial condition and results of operations.

WE MUST KEEP UP WITH RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS

    The markets for our services are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and frequent new product and service introductions. Our future success will depend, in part, on our ability to:

    - effectively identify and implement leading technologies;

    - develop our technical expertise;

    - enhance our current Internet access services; and

    - influence and respond to emerging industry standards and other technological changes.

    All this must be accomplished in a timely and cost-effective manner. We cannot assure you that we will be successful in effectively identifying or implementing new technologies, identifying or developing new services or enhancing our existing services on a timely basis, if at all. We cannot assure you that those technologies or enhancements we do identify and develop will achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense. We cannot assure you that we will succeed in adapting our Internet access services business to alternate technologies as they emerge. If we fail to identify and implement new technologies or services, our business, financial condition and results of operations could be materially adversely affected.

    We believe that our ability to compete successfully is also dependent upon the continued compatibility of our services with products and architectures offered by various vendors. Although we intend to support emerging standards in the market for Internet access products, we cannot assure you that industry standards will be established. If industry standards are established, we cannot assure you that we will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. Specifically, our services rely on the continued widespread commercial use of TCP/IP. Alternative open protocol and proprietary protocol standards have been or are being developed. If any of these alternative protocols become widely adopted, there may be a reduction in the use of TCP/IP, which could render our services obsolete, unmarketable or subject to substantial modification and upgrades. In addition, we cannot assure you that services or technologies developed by others will not render our services or technology uncompetitive or obsolete.

    An integral part of our strategy is to design our network to meet the requirements of emerging standards. However, we have, from time to time in the past, experienced difficulties in adapting to new standards and will likely experience similar difficulties in the future. Difficulties experienced while adapting to new standards may have a material adverse effect on our business, financial condition and results of operations. For example:

    - We initially experienced temporary service quality problems when enhancing our network to make use of Nortel Networks routers and remote access servers. Although we believe that these problems have been substantially rectified, the reduced service quality resulted in a temporary reduction in WebTV subscriber traffic and a corresponding reduction in revenue from WebTV.

    - We are currently upgrading our network to V.90 56 Kbps modems, the successor standard to 56 Kbps Kflex and X2. We initially delayed our implementation of this upgrade due to compatability issues between WebTV's devices and the Nortel Networks' V.90 software. However, we are currently testing a modified version of the Nortel Networks software and we expect to deploy it into the network in the second quarter of 1999. We cannot assure you that our deployment of V.90 software will be effected on a timely basis, if at all, or whether such deployment will be successful.

    If we fail, for technological or other reasons, to implement emerging standards or to develop and introduce other new or enhanced services that are compatible with industry standards and that satisfy customer requirements, then our business, financial condition and results of operations would be materially adversely affected.

WE FACE RISKS FROM NEW ACCESS TECHNOLOGIES

    We face the risk of fundamental changes in the way Internet access is delivered. Internet services are currently accessed primarily over telephone lines by computers and substantially all of our business concentrates on providing connectivity to the Internet over telephone lines, particularly dial-up connectivity. Several companies are providing Internet access on a limited basis via cable television modems, wireless cable modems, satellite modems and other access devices that do not use telephone lines. These alternative access devices can operate at substantially faster speeds than the modems we and our customers and their subscribers currently use and, in some cases, with reduced network costs. In addition, some Internet devices are presently configured to make use of these and other new access technologies if and when they become available. As the Internet becomes accessible through alternative access devices, we may experience an erosion in our customer base and in the number of their subscribers making use of our system as our customers allocate subscriber traffic away from our network to the newer, faster technologies. In such event, we will be required to identify and develop Internet access services that are compatible with dial-up capabilities of our network or to embrace and incorporate such new access technologies. If we fail to either identify and successfully develop alternative services or otherwise to adapt to new access methods or other new technologies, our business, financial condition and results of operations would be materially adversely affected.

OUR SYSTEM MAY EXPERIENCE SECURITY BREACHES

    Despite the implementation of network security and authentication measures, the core of our network infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers, Internet users, our current or former employees or others. Computer viruses, break-ins or other problems caused by third parties could lead to significant interruptions or delays in service to our customers and their subscribers. Furthermore, inappropriate use of the network by third parties could also potentially jeopardize the security of confidential information stored in our computer systems and our customers' computer systems. We may face liability and may lose potential customers or our customers may lose subscribers as a result. We have no insurance covering such liabilities. Although we intend to continue to implement industry-standard security and authentication measures, our protective measures have been circumvented in the past. Moreover, we have in the past and expect in the future to experience security threats which we believe are typical to the business of providing Internet access. We cannot assure you that our security measures will prevent security breaches. The costs and resources required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive and efforts to address such problems may result in interruptions, delays or cessation of service to our customers that could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND UPON KEY PERSONNEL AND MAY BE UNABLE TO TIMELY HIRE AND RETAIN
  SUFFICIENT NUMBERS OF QUALIFIED PERSONNEL

    Our success depends to a significant degree upon the continued contributions of Christopher Jenkins, our President and Chief Financial Officer, and James Cocks, our Director of Networking. The loss of the services of any of these employees could have a material adverse effect on us. We have an employment agreement with Mr. Jenkins, which expires in December, 2001, but do not have any employment agreements with any other employee. Further, we do not carry key man life insurance on the life of any employee. Our success will also depend upon the continued service of the other members of our senior management team and our technical and marketing personnel. Competition in our industry for qualified employees, especially technical personnel, is intense. Our employees may voluntarily terminate their employment with us at any time. Our success also depends upon our ability to attract and retain additional highly qualified management, technical and marketing personnel. Locating personnel with the combination of skills and attributes required to carry out our strategy is often a lengthy process. The loss of key personnel, or the inability to attract additional, qualified personnel, could have a material adverse effect upon our results of operations, service development efforts and ability to complete the expansion of our network infrastructure.

GOVERNMENT REGULATION COULD NEGATIVELY IMPACT OUR BUSINESS

    Regulation of the telecommunications industry is in a state of rapid and uncertain change. We cannot predict the direction or scope of these regulatory changes or the impact such changes may have on our business, financial condition or results of operations. Government regulation could negatively impact our business in a number of ways:

    - we may become subject to direct government regulation;

    - regulatory regimes governing our actual and future competitors could change in ways which enhance their ability to compete with us; and

    - our suppliers may be subject to regulation which has the effect of increasing our cost of doing business.

    Our activities are not presently subject to direct government regulation. The Federal Communications Commission, or FCC, currently does not regulate either value-added network software or computer equipment related services that transport data or IP-based voice messages over telecommunication facilities as telecommunications services. We provide value-added IP-based network services, in part, through data transmissions over public telephone lines. Operators of these types of value-added networks that provide access to regulated transmission facilities only as part of a data services package are classified for regulatory purposes as providers of "information services" and are currently excluded from regulations that apply to "telecommunications carriers." As such, we are not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, future changes in law or regulation could result in some aspects of our current operations becoming subject to regulation by the FCC or another regulatory agency.

    State public utility commissions generally have declined to regulate enhanced or information services. Some states, however, have continued to regulate particular aspects of enhanced services in limited circumstances, such as where they are provided by incumbent LECs that operate telecommunications networks. Moreover, the public service commissions of some states continue to review potential regulation of such services. We cannot assure you that regulatory authorities of states where we provide Internet access services will not seek to regulate aspects of this activity as telecommunications services.

    If we become subject to direct government regulation, our business, financial condition and results of operations could be adversely affected.

    Our actual and potential future competitors include ILECs, such as Southern New England Telecommunications Corporation, or SNET (a subsidiary of SBC Communications Inc.), and Bell Atlantic Corporation, which are presently subject to extensive government regulation. Changes in the regulations affecting these competitors could have the effect of enhancing their ability to compete with us, which could, in turn, have a material adverse effect on our business, financial condition and results of operations.

    In addition, we purchase significant services from entities which are subject to government regulation, including CLECs. CLECs provide key enabling components of our SuperPOP architecture. CLECs are subject to extensive regulation by the FCC. This includes rules governing so-called "reciprocal compensation," the compensation of CLECs by ILECs, for telephone calls from ILEC customers which are terminated on the CLEC's system. This regulation applies to dial-up calls to ZipLink's network which originate on an ILEC's telephone line and pass through CLEC facilities used in our SuperPOPs. The FCC has recently considered the issue of reciprocal compensation and may, in the future, alter existing reciprocal compensation rules in ways which negatively affect CLECs. We cannot predict any future changes in reciprocal compensation or other rules governing CLECs or the impact any such regulatory changes may have on their businesses. If CLECs are adversely affected by regulatory changes, they may raise the price or otherwise modify the terms applicable to services they provide to ZipLink which are important to our SuperPOP architecture. Such modifications could increase our cost of doing business and, as a result, negatively affect our ability to compete, reduce our gross margin on some services or otherwise have a material adverse effect on our business, financial condition and results of operations.

    We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business and we cannot assure you that future regulation or regulatory changes will not have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON OUR PROPRIETARY TECHNOLOGY AND TECHNOLOGICAL EXPERTISE

    Although we believe our success is more dependent upon our technological expertise than on our proprietary rights, our success and ability to compete is dependent in part on our technology and know-how. We rely upon a combination of copyright, trademark and trade secret laws and contractual restrictions to protect our proprietary technology and know-how. It is and has been our policy to require all employees and consultants to execute confidentiality agreements upon commencement of their relationships with ZipLink. These agreements generally provide that confidential information developed or made known during the course of a relationship with us is to be kept confidential and not disclosed except in specific circumstances. We cannot assure you that such measures have been, or will be, adequate to prevent misappropriation of our proprietary technology or know-how. Our competitors may also independently develop technologies that are substantially equivalent or superior to our technology.

THIRD PARTIES MAY CLAIM WE INFRINGE THEIR PROPRIETARY RIGHTS

    We have applied for or received certain trademarks for use in the United States. None of our technology is patented by us. We use certain "open source" and "shareware" software in our business, such as Linux and MRTG. We believe that such software is in the public domain and that its use by ZipLink and others is not subject to any charge or licensing fee, although we may, on a voluntary basis, make contributions to developers or, in some cases, incur charges for support materials or services relating to such software. However, we have not investigated our use of any open source or shareware software to determine whether it constitutes infringement of any third party proprietary rights. Although we do not believe our trademarks or use of technology infringe the proprietary rights of any third parties, we cannot assure you that third parties will not assert such claims against us in the future or that such claims will not be successful. We could incur substantial costs and diversion of management resources to defend any claims relating to proprietary rights, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to use such trademarks or technology. Such a judgment would have a material adverse effect on our business, financial condition and results of operations. If someone asserts a claim relating to proprietary technology or information against us, we may seek licenses to such intellectual property. We cannot assure you, however, that we could obtain licenses on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse effect on our business, financial condition and results of operations.

WE COULD FACE LIABILITY FOR INAPPROPRIATE USE OF OUR NETWORK

    We could face liability for the use of our network to carry or disseminate inappropriate information. The law relating to the liability of online service providers, private network operators and Internet service providers for information carried on or disseminated through the facilities of their networks is continuing to evolve and remains unsettled. Several private lawsuits seeking to impose such liability are currently pending. In the past, at least one court has ruled that Internet service providers could be found liable for copyright infringement as a result of information disseminated through their networks. Although no such claim has been asserted against us to date, we cannot assure you that such claims will not be asserted in the future. Further, while we have attempted to limit our liability in this respect through various contractual means, we cannot assure you that our liability will be so limited in the event of any litigation or other claim against us. We do not have any insurance covering liabilities or claims relating to the use of our network or to materials disseminated using our network. Federal laws have been enacted, however, which, under certain circumstances, may provide Internet service providers with immunity from liability for information that is disseminated through their networks when they are acting as mere conduits of information. A Federal Court of Appeals has recently held that the Telecommunications Act of 1996 creates immunity from liability for Internet service providers for libel claims arising out of information disseminated over their services by third party content providers. In addition, the Digital Millennium Copyright Act of 1998, creates a safe-harbor from copyright infringement liability for Internet service providers that meet certain requirements. We have complied with these requirements by instituting certain technical measures and by registering with the Copyright Office. We cannot assure you, however, that the Digital Millennium Copyright Act or any other legislation will protect us from copyright infringement liability.

    The Child Online Protection Act of 1998 prohibits and imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring, by means of the World Wide Web, material that is harmful to minors without restricting access to such material by persons under seventeen years of age. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon us as an Internet service provider of potential liability for such materials carried on or disseminated through our system could require us to implement measures to reduce our exposure to such liability. Such measures may require the expenditure of substantial resources or the discontinuation of certain service offerings. Further, the costs of defending against any such claims and potential adverse outcomes of such claims could have a material adverse effect on our business, financial condition and results of operations. The Child Online Protection Act of 1998 has been challenged by civil rights organizations in part on the grounds that it violates the First Amendment. A similar statute was held unconstitutional by the United States Supreme Court in 1997. A United States District Court has temporarily enjoined enforcement of the law pending final resolution of the case. We do not carry any insurance against any claims related to the use of our network by third parties.

    Our network operations, like those of all ISPs and on-line services, are at risk from inappropriate uses by third parties known as "spamming." Spamming occurs when a user, which could be a subscriber of a ZipDial customer, employs our network to rapidly distribute a large number of unsolicited e-mails to users of other networks. The volume of unsolicited e-mails can cause congestion on the originating network, in this case ZipLink's, or on the networks of other providers who serve addressees of the e-mails. These addressees may also register complaints with their host ISPs. As a result, many ISPs react to spamming of their users by temporarily blocking the flow of traffic from the originating network until that network blocks access by the offending user and terminates the flow of unwanted e-mails. Because these blockages are not specific to the offending user, they affect all traffic emanating from the originating network and can result in the temporary interruption of service to all users of that network. If ZipLink's network is used by a spammer, service to our users could be interrupted and our business, financial condition and results of operations could be materially adversely affected. Although ZipLink attempts to prevent use of its network for spamming through contractual means and through industry standard network monitoring, spamming has occurred on our network in the past and we cannot assure you that spamming will not occur in the future.

OUR CO-CHAIRMEN AND OUR CHIEF EXECUTIVE OFFICER WILL BENEFIT FROM THIS OFFERING

    Since our inception, we have relied substantially on equity contributions and advances from Henry Zachs, our Co-Chairman and Chief Executive Officer, Eric Zachs, our Co-Chairman, and their affiliates and, more recently, on loans from commercial banks supported by the personal guarantee of Henry Zachs. These recent commercial loans have been on terms and at rates that would not otherwise have been available to us absent Henry Zachs' personal guarantee. We intend to use a portion of the net proceeds of this offering to repay our outstanding indebtedness to Fleet Bank and to obtain the release of Henry Zachs' personal guarantee, resulting in a material benefit to Henry Zachs. In addition, Henry Zachs has agreed to personally guarantee an additional $10.0 million of indebtedness to ZipLink from institutional lenders acceptable to Henry Zachs. This guarantee will terminate upon the closing of this offering. See "--We Will Need Substantial Additional Capital, Which We May Be Unable To Obtain" and "Certain Transactions." Additionally, this offering is expected to create a public market for our common stock which may result in a substantial increase in the market value of the initial investments of Henry and Eric Zachs and their affiliates.

OUR CO-CHAIRMEN AND OUR CHIEF EXECUTIVE OFFICER CAN EXERCISE SIGNIFICANT
  INFLUENCE OVER THE COMPANY

    Henry Zachs, our Co-Chairman and Chief Executive Officer, and Eric Zachs,
our Co-Chairman, will, in the aggregate, beneficially own approximately   % of
our common stock following the completion of this offering ( % if the underwriters' over-allotment option is exercised in full), based upon an assumed
initial public offering price of $      per share. These stockholders will be
able to control all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of ZipLink, which in turn could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock. See "Principal Stockholders."

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE

    Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in our common stock will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares of common stock will be determined by us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of the common stock may decline below the initial public offering price. The stock market has experienced significant price and volume fluctuations that have affected the market prices for the common stocks of Internet companies. In the past, these broad market fluctuations have been unrelated or disproportionate to the operating performance of these companies. Historically, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business, financial condition and results of operations. See "Underwriting."

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR
  STOCK PRICE

    If our stockholders sell substantial amounts of common stock (including shares issued upon the exercise of outstanding options or warrants) in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem
appropriate. Upon completion of this offering, we will have       shares of
common stock outstanding, based upon an assumed initial public offering price of
$     per share. Of these shares, the       shares being offered hereby will be
freely tradable, except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These remaining shares are subject to contractual restrictions that prevent them from being sold until 180 days after the effective date of the registration statement for this offering without the consent of Jefferies & Company, Inc.

    Within 180 days after this offering, we intend to file a registration
statement on Form S-8 under the Securities Act covering             shares of
common stock reserved for issuance under our 1999 Stock Option Plan, including shares currently subject to outstanding options. We expect this registration statement on Form S-8 to become effective immediately upon filing. Options to
purchase       shares of common stock are either vested or will vest within 180 days of the date of this prospectus. Of these vested option shares, will be subject to contractual restrictions that prevent them from being sold until 180 days after the effective date of the registration statement for this offering without the consent of Jefferies & Company, Inc. All of the shares covered by the registration statement on Form S-8 will be eligible for sale in the public markets, subject to Rule 144 volume limitations applicable to our affiliates as well as to the limitations on sale and vesting described above.

    Further, as of the date of this prospectus, a warrant to purchase shares of common stock is issued and outstanding, based upon an assumed initial
public offering price of $     per share. These shares may, upon exercise of the
warrant, be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144. We have no present intention to register such shares. The earliest that these shares may be sold in reliance on Rule 144 is one year from the date such warrant is exercised.

    In addition, commencing 180 days after the date of this offering, certain
stockholders, owning in the aggregate approximately       shares of common
stock, have the right, subject to certain conditions, to demand registration of their shares or to require us to include their shares in certain registration statements relating to our securities. Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time in the public market and could impair our ability to raise additional capital through the sale of equity or equity-related securities. See "Description of Capital Stock--Registration Rights."

WE WILL HAVE BROAD DISCRETION IN USE OF THE PROCEEDS FROM THIS OFFERING

    We intend to use a substantial portion of the proceeds of this offering for working capital and general corporate purposes. Accordingly, our management will have broad discretion in how the proceeds from this offering are used. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering. See "Use of Proceeds."

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

    We expect the initial public offering price to be substantially higher than the net tangible book value per share of our common stock. Therefore, investors purchasing shares in the offering will incur immediate and substantial dilution in net tangible book value per share. The dilution to investors in this offering will be approximately $ per share, based upon an assumed initial public
offering price of $     per share. In addition, the exercise of stock options
and warrants could cause additional substantial dilution to such investors. See "Dilution."

WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS WHICH COULD NEGATIVELY IMPACT OUR
  STOCKHOLDERS

    We are subject to Delaware laws that could have the effect of delaying, deterring or preventing a change in control of ZipLink. One of these laws prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless some conditions are met. In addition, provisions in our Certificate of Incorporation and By-Laws, and the significant proportion of our stock held by our executive officers, directors and affiliates, could have the effect of discouraging potential takeover attempts or making it more difficult for stockholders to change management. One such provision is the ability of our Board of Directors to authorize the issuance of preferred stock with rights and privileges that might be senior to our common stock without shareholder approval. Our Certificate of Incorporation and By-Laws also provide that stockholders may not take action by written consent and that special meetings of the stockholders may only be called by our Board of Directors. Our Certificate of Incorporation and By-Laws further require a supermajority vote of the stockholders to amend certain provisions of our Certificate of Incorporation or the By-Laws. See "Description of Capital Stock--Delaware Anti-takeover Law and Certain Charter and By-Law Provisions."

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the             shares of
common stock we are offering will be approximately $      ($            if the
underwriters' over-allotment is exercised in full), based upon an assumed
initial public offering price of $      per share, and after deducting the
underwriting discount and other estimated offering expenses.

    We intend to use approximately $20.0 million of the net proceeds of this offering for repayment in full of our then-outstanding indebtedness to Fleet Bank ($18.5 million at February 28, 1999) under a line of credit. The Fleet Bank line of credit matures on April 1, 2001, accrues interest at a variable rate equal to the London Interbank Offered Rate, or LIBOR, plus 0.30% and was incurred in March 1998 to refinance advances from Henry Zachs, our Co-Chairman and Chief Executive Officer, and Eric Zachs, our Co-Chairman and certain of their affiliates, to refinance indebtedness guaranteed by Henry and Eric Zachs, as well as to provide us with general working capital. We intend to use the net proceeds of this offering remaining after repayment of the Fleet Bank indebtedness as follows: approximately $10.0 million to expand our network infrastructure, approximately $1.6 million for sales and marketing and the remainder for working capital and general corporate purposes. We are presently seeking a financing of approximately $15.0 million to be used for working capital and other general corporate purposes as a replacement for the Fleet Bank line of credit, which financing will be conditioned upon the closing of this offering. We cannot assure you that we will be able to obtain such financing or that, if available, it will be on terms we deem acceptable.

    We will retain broad discretion in the allocation of the net proceeds from this offering. The amounts actually expended for any such purposes may vary significantly and will depend upon a number of factors, including the amount of our future revenues, our ability to obtain additional financing and other factors described under "Risk Factors" and elsewhere in this prospectus. Pending use of the net proceeds from this offering, we intend to invest the net proceeds in short-term, interest bearing, investment grade securities.

                                DIVIDEND POLICY

    We have not paid and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain our earnings, if any, for use in our growth and ongoing operations. Any determination to declare or pay cash dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements and such other factors as the Board of Directors determines are relevant.

                                 CAPITALIZATION

    The following table sets forth the capitalization of ZipLink, as of December 31, 1998, (A) on an actual basis, (B) on a pro forma basis to give effect to the Reorganization, and (C) on a pro forma as adjusted basis to give effect to (i)
the conversion of all outstanding convertible debt into       shares of common
stock concurrently with the offering, based upon an assumed initial public
offering price of $    per share, (ii) the sale of   shares of common stock in
this offering, at an assumed initial public offering price of $      per share,
after deducting the underwriting discount and the estimated offering expenses, and (iii) the application of the estimated net proceeds therefrom as described under the section "Use of Proceeds." You should read the following table together with our financial statements and notes thereto included elsewhere in this prospectus.

                                                                                    AS OF DECEMBER 31, 1998
                                                                              ------------------------------------
                                                                                 (A)          (B)          (C)
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                              ----------  -----------  -----------
                                                                                     (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................................  $      512   $            $
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

Long-term obligations:
  Capital lease obligations.................................................  $      803   $            $
  Note payable..............................................................      17,600                       --
  Convertible debentures....................................................       7,500                       --
                                                                              ----------  -----------  -----------
    Total long-term obligations (including current portion).................      25,903

Members'/Stockholders' equity (deficit):
  Members' equity (deficit).................................................     (18,089)         --           --
  Preferred stock, $.001 par value; no shares authorized, issued or outstanding, actual; 1,000,000 shares authorized, no shares issued or
    outstanding (pro forma and pro forma as adjusted).......................          --          --           --
  Common stock, $.001 par value, no shares authorized, issued or
    outstanding, actual; 50,000,000 shares authorized,      issued and
    outstanding (pro forma and pro forma as adjusted).......................          --
  Additional paid-in capital................................................          --
  Accumulated deficit.......................................................          --          --           --
                                                                              ----------  -----------  -----------
    Total members'/stockholders' equity (deficit)...........................     (18,089)
                                                                              ----------  -----------  -----------
      Total capitalization..................................................  $    8,326   $            $
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

    The outstanding share information excludes:

    - 1,500,000 shares reserved for issuance under our 1999 Stock Option Plan (after giving effect to the conversion of our outstanding options under
      our Unit Option Plan), of which options to purchase       shares,
      exerciseable at a weighted average price of $  per share, have been
      granted and options to purchase       shares, exerciseable at the initial
      public offering price, will be granted concurrently with the closing of this offering, based upon an assumed initial public offering price of
      $     per share; and

    -       shares reserved for issuance upon the exercise of an outstanding
      warrant at a price of $      per share, based upon an assumed initial
      public offering price of $     per share.

                                    DILUTION

    After giving effect to the conversion of the $7.5 million of outstanding
convertible debt held by Nortel Networks into an aggregate of       shares of
common stock concurrently with the closing of this offering, based upon an
assumed initial public offering price of $    per share, the pro forma net
tangible book value of ZipLink as of December 31, 1998 would have been $      ,
or $      per share of common stock. The pro forma net tangible book value per share is determined by dividing our pro forma tangible net worth (pro forma tangible assets less total liabilities) by the pro forma number of shares of common stock outstanding. Dilution per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share after the offering. After giving effect to the sale of the shares of common stock in the offering at an assumed initial public
offering price of $      per share and after deducting the underwriting discount
and the other estimated offering expenses payable by us, the pro forma net tangible book value of ZipLink as of December 31, 1998 would have been $
per share. This represents an immediate accretion in the net tangible book value
of $      per share to existing stockholders and an immediate dilution in net
tangible book value of $      per share to new investors purchasing shares at
the assumed initial public offering price. The following table illustrates this per share dilution.

Assumed initial public offering price per share...............             $
                                                                           ---------
  Pro forma net tangible book value per share as at December
    31, 1998..................................................  $
  Increase per share attributable to new investors............  $
                                                                ---------
Pro forma net tangible book value per share after the offering
                                                                           ---------
Dilution per share to new investors (1).......................             $
                                                                           ---------
                                                                           ---------

------------------------

(1) If the underwriters' over-allotment is exercised in full, the pro forma net
    tangible book value per share after the offering would be $    , resulting
    in an immediate dilution of $    per share to investors purchasing shares in
    this offering.

    The following table summarizes, on a pro forma basis, as of December 31, 1998, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by (i) Nortel Networks, (ii) other existing stockholders, and (iii) investors purchasing shares from us in this offering at an assumed initial public offering price of $ per share (before deducting the underwriting discount and estimated offering expenses payable by us). The information provided gives effect to the Reorganization as if it had occurred as at the inception of ZipLink, LLC, a Connecticut limited liability company.

                                                               SHARES PURCHASED        TOTAL CONSIDERATION     AVERAGE
                                                            -----------------------  -----------------------    PRICE
                                                              NUMBER      PERCENT      AMOUNT      PERCENT    PER SHARE
                                                            ----------  -----------  ----------  -----------  ----------
Nortel Networks(1)........................................                        %  $                     %  $
Other existing stockholders...............................
New investors.............................................
                                                            ----------         ---   ----------         ---
    Total.................................................                     100%  $                  100%
                                                            ----------         ---   ----------         ---
                                                            ----------         ---   ----------         ---

------------------------

(1) Includes       shares purchased from us for $      per share on December 23,
    1997,       shares of common stock issued upon conversion of a $2.5 million convertible debenture at a conversion price of $  per share, and shares of common stock issued upon conversion of a $5.0 million convertible debenture at a conversion price of $ per share, based upon an assumed
    initial public offering price of $    per share, which conversions will
    occur concurrently with the closing of this offering.

    The foregoing table assumes that no stock options or warrants outstanding as of December 31, 1998 have been exercised. There were, as of December 31, 1998,
outstanding options to purchase       shares of common stock, exerciseable at a
weighted average price of $  per share, and an outstanding warrant to purchase
      shares of common stock, with an exercise price of $      per share based
upon an assumed initial public offering price of $     per share. To the extent
outstanding options and warrants are exercised, there will be additional dilution to investors purchasing shares in this offering.

                            SELECTED FINANCIAL DATA

    The following selected statement of operations data of ZipLink, for the three years ended December 31, 1996, 1997 and 1998 and the balance sheet data as of December 31, 1996, 1997, 1998 have been derived from our financial statements, which have been audited by Arthur Andersen LLP, independent accountants, whose report is included elsewhere in this prospectus. The selected statement of operations data for the period from inception (November 21, 1995) to December 31, 1995 and the balance sheet data as of December 31, 1995 have been derived from unaudited financial data of ZipLink and, in our opinion, these financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information. The pro forma data reflects the net loss, net loss per common share and the weighted average common shares outstanding for each period presented assuming for each period presented the capital contribution of the members had been converted into common stock, pursuant to the Reorganization, at the beginning of each respective period. The pro forma financial data included herein is not necessarily indicative of the results that would have been obtained had the Reorganization been consummated on the dates indicated, nor do they purport to indicate the results of future operations. The following selected financial data is qualified by reference to, and should be read in conjunction with, the financial statements of ZipLink, the notes thereto and "Management's Discussions and Analysis of Financial Condition and Results of Operations" included elsewhere in the prospectus.

                                                                     PERIOD FROM
                                                                    NOVEMBER 21,
                                                                    1995 (DATE OF
                                                                    INCEPTION) TO      YEAR ENDED DECEMBER 31,
                                                                    DECEMBER 31,   -------------------------------
                                                                        1995         1996       1997       1998
                                                                    -------------  ---------  ---------  ---------
                                                                     (UNAUDITED)

                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..........................................................   $             $     756  $   5,236  $   7,088
Cost of revenues..................................................                     1,782      3,187      6,271
Selling, general and administrative...............................            25       7,373      6,507      5,174
Depreciation and amortization.....................................             1         384      1,084      2,637
                                                                    -------------  ---------  ---------  ---------
  Total costs and expenses........................................            26       9,539     10,779     14,082
                                                                    -------------  ---------  ---------  ---------
Loss from operations..............................................           (26)     (8,783)    (5,543)    (6,994)
  Interest and other expenses, net................................            --          19      1,167      1,452
                                                                    -------------  ---------  ---------  ---------
Net loss..........................................................   $       (26)  $  (8,802) $  (6,709) $  (8,446)
                                                                    -------------  ---------  ---------  ---------
                                                                    -------------  ---------  ---------  ---------
PRO FORMA DATA:
Pro forma net loss................................................   $             $          $          $
Pro forma net loss per common share--basic and diluted............
Weighted average common shares outstanding--basic and diluted.....
OTHER FINANCIAL DATA:
Capital expenditures..............................................   $        79   $   4,219  $   8,516  $   1,313
EBITDA(1).........................................................           (25)     (8,399)    (4,527)    (4,502)

------------------------

(1) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization. EBITDA is provided because we believe that investors find it to be a useful tool for approximating our cash flow. EBITDA is presented to enhance an understanding of our operating results and should not be construed (i) as an alternative to operating income (as determined in accordance with GAAP) as an indicator of our operating performance or (ii) as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our methodology for calculating

    EBITDA may be different from that used by other companies. See the financial statements and notes thereto contained elsewhere in this prospectus for more detailed information.

    The following pro forma as adjusted balance sheet data as of December 31, 1998 gives effect to (i) the Reorganization, (ii) the conversion of all outstanding convertible debt into common stock concurrently with the closing of this offering, based upon an assumed initial public offering price of $ per
share, (iii) the sale of   shares of common stock in this offering at an assumed
initial public offering price of $      per share, after deducting the
underwriting discount and estimated offering expenses, and (iv) the application of the estimated net proceeds from the offering, including the repayment of the note payable to Fleet Bank in the amount of $17.6 million.

                                                                            AS OF DECEMBER 31,
                                                        ----------------------------------------------------------
                                                                       1996       1997
                                                                     ---------  ---------
                                                                                                    1998
                                                           1995                            -----------------------
                                                        -----------                                     PRO FORMA
                                                        (UNAUDITED)                          ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------

                                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................   $   2,074   $     301  $   1,082  $      512   $
Working capital (deficit).............................         (78)     (6,841)    (5,317)     (3,062)
Total assets..........................................       2,185       4,569     12,984      11,174
Long-term debt........................................          --          --     15,803      17,939
Convertible debentures, net of current portion........          --          --         --       7,000
Members'/Stockholders' equity (deficit)...............           1      (3,024)    (9,748)    (18,089)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND NOTES THERETO AND THE OTHER INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED ON ZIPLINK'S CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    ZipLink is a national backbone provider offering wholesale Internet access services to two distinct target markets: Internet appliances and local and regional ISPs. ZipLink was founded in November, 1995. We began the beta test of our Internet network in the Northeastern U.S. in April, 1996. In June, 1996, we commenced revenue generating operations. In July, 1997, we acquired the network assets and call center of the former Delphi/News Corp./MCI joint venture ("Delphi") from iGuide, Inc, began use of an ATM backbone network and commenced initial deployment of our SuperPOP network architecture. During 1998, we replaced most of our routers, installed software-upgradable remote access servers in substantially all of our POPs and expanded our network to new geographic areas.

    We derive a significant portion of our revenues from the provision of wholesale Internet access services for Internet appliances, including Internet connectivity, subscriber authentication and registration, e-mail filtering and forwarding and other specially developed services. One customer, WebTV, accounts for substantially all of our revenues from Internet appliance services. Revenues from the provision of wholesale Internet access to WebTV are recognized monthly as services are performed.

    We also provide wholesale national dial-up Internet access and enhanced services, including digital subscriber line, or DSL, service where available, under the name ZipDial, to 52 local and regional ISPs (as of March 1, 1999). Our services enable ISPs to quickly and inexpensively expand their existing geographic coverage and offer national dial-up Internet access, without investing in costly infrastructure. Revenues from our ZipDial program are recognized monthly as services are provided.

    We also provide direct Internet access under the ZipLink name to a limited number of retail users, although we intend to devote minimal resources to marketing in this area. Revenues from these users derives from service subscriptions and are recognized monthly.

    Since inception, we have incurred net losses and experienced negative cash flow from operations. Our cumulative net loss from operations as of December 31, 1998 was $24.0 million. We expect to continue to operate at a net loss and experience negative cash flow for the foreseeable future given the level of planned operating and capital expenditures. Our ability to achieve profitability and positive cash flow from operations is dependent upon our ability to substantially grow our revenue base and achieve other operating efficiencies. We plan to make significant capital expenditures to expand our network and to increase our operating expenses based in large part on our estimate of potential future revenues. If our future revenues fall short of our estimates or if our operating expenses exceed our expectations, then we may never obtain or sustain profitability.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods presented, certain data from our statement of operations expressed as a percentage of revenues.

                                                                                  YEAR ENDED DECEMBER 31,
                                                                            -----------------------------------
                                                                              1996        1997         1998
                                                                            ---------  -----------  -----------
Revenues..................................................................      100.0%      100.0%       100.0%
Cost of revenues..........................................................      235.9        60.9         88.5
Selling, general and administrative.......................................      975.6       124.3         73.0
Depreciation and amortization.............................................       50.8        20.7         37.2
                                                                            ---------  -----------  -----------
Loss from operations......................................................   (1,162.3)     (105.9)       (98.7)
Interest and other expenses, net..........................................       (2.5)      (22.2)       (20.5)
                                                                            ---------  -----------  -----------
Net loss..................................................................   (1,164.8)%     (128.1 )%     (119.2 )%
                                                                            ---------  -----------  -----------
                                                                            ---------  -----------  -----------

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES. Revenues increased 36.5% from $5.2 million for the year ended December 31, 1997 to $7.1 million for the year ended December 31, 1998. Substantially all of this increase resulted from WebTV revenues which increased from $2.5 million for the year ended December 31, 1997 to $4.8 million for the year ended December 31, 1998. During this period, revenue from direct retail users decreased from $2.3 million for the year ended December 31, 1997 to $1.9 million for the year ended December 31, 1998. This decrease reflects our decision to shift our business and marketing strategy from the provision of direct retail service to wholesale service for ISPs. We launched our ZipDial program in November, 1998. Revenues from ZipDial services for the year ended December 31, 1998 were $32,000.

    COST OF REVENUES. Cost of revenues consist primarily of telecommunications costs and collocation costs for SuperPOP locations. Cost of revenues increased 96.9% from $3.2 million for the year ended December 31, 1997 to $6.3 million for the year ended December 31, 1998. Substantially all of this increase was due to telecommunications costs reflecting the expansion of our network infrastructure during 1998. Costs for collocation for SuperPOP locations increased in 1998 as the number of SuperPOPs increased from ten at December 31, 1997 to 18 at December 31, 1998.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses consist primarily of salaries, professional services, marketing and promotional materials to expand our revenue base and other costs related to our sales, finance and administrative functions. These expenses decreased 20.0% from $6.5 million for the year ended December 31, 1997 to $5.2 million for the year ended December 31, 1998. This decrease was principally due to a substantial reduction in employees during 1997, most of the cost savings of which were not realized until 1998. This reduction in employees resulted from the termination of customer support provided by ZipLink under an agreement with Delphi Internet Services, Inc. related to the acquisition of the Delphi assets and our shift in focus from the direct retail market to the wholesale ISP market.

    DEPRECIATION AND AMORTIZATION. Substantially all of our depreciation is of network equipment. Depreciation expense increased from $1.1 million for the year ended December 31, 1997 to $2.6 million for the year ended December 31, 1998. This increase was principally due to additional capital expenditures incurred in 1998 for network infrastructure and the effect of a full year of depreciation on assets acquired during 1997.

    INTEREST EXPENSE. Interest expense increased from $1.1 million for the year ended December 31, 1997 to $1.3 million for the year ended December 31, 1998. Substantially all of this increase was due to interest on convertible debt funded by Nortel Networks during 1998 and increased borrowing in 1998 on our line of credit.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. We commenced revenue generating activity from direct retail users in June, 1996 and from WebTV in December, 1996. Revenues increased 587.8% from $756,000 for the year ended December 31, 1996 to $5.2 million for the year ended December 31, 1997. This increase was primarily due to an increase in our WebTV revenues from $30,000 for the year ended December 31, 1996 to $2.5 million for the year ended December 31, 1997. The remainder was largely due to an increase in revenue from direct retail users from $500,000 in 1996 to $2.3 million for the year ended December 31, 1997.

    COST OF REVENUES. Cost of revenues increased 77.8% from $1.8 million for the year ended December 31, 1996 to $3.2 million for the year ended December 31, 1997. This increase was primarily due to an increase in telecommunications costs and, to a lesser extent an increase in collocation costs, which was offset by a small decrease in software costs.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses decreased 12.2% from $7.4 million for the year ended December 31, 1996 to $6.5 million for the year ended December 31, 1997. This decrease was due to a significant reduction in employees during 1997 associated with the termination of the customer support agreement with Delphi Internet Services and our shift in focus from the direct retail market to the wholesale ISP market.

    DEPRECIATION AND AMORTIZATION. Depreciation expense increased from $384,000 for the year ended December 31, 1996 to $1.1 million for the year ended December 31, 1997. The increase in depreciation resulted from our increased investment in our network infrastructure, with equipment purchases of approximately $8.5 million for the year ended December 31, 1997, as well as a full year of depreciation for the equipment purchased during 1996.

    INTEREST EXPENSE. Interest expense increased from $30,000 for the year ended December 31, 1996 to $1.1 million for the year ended December 31, 1997. This increase resulted from increased levels of borrowing under a line of credit to support operations.

INCOME TAXES

    No benefit for federal and state income taxes is reported in the financial statements as ZipLink has been taxed as a partnership since inception. Therefore, for the periods presented, the federal and state tax effects of the tax losses were recorded by the members of the limited liability company in their respective income tax returns. Subsequent to the consummation of the Reorganization, we will account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Had we applied the provisions of SFAS No. 109 for the period from inception (November 21, 1995) through December 31, 1998, the deferred tax asset generated, primarily from net operating loss carryforwards, would have been offset by a full valuation allowance.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations primarily from investments and advances from Henry and Eric Zachs and their affiliates, loans from commercial banks, including Fleet Bank, supported by Henry Zachs and/or Eric Zachs' personal guarantee and investments of equity and debt from Nortel Networks. The principal uses of cash have been to fund working capital requirements and capital expenditure programs. At December 31, 1996, 1997 and 1998, we had $301,000, $1.1 million and $512,000, respectively, in cash and cash equivalents.

    Net cash used in operating activities was $6.0 million, $3.4 million and $8.9 million for the years ended December 31, 1996, 1997 and 1998, respectively. Net cash used in operating activities for the year ended December 31, 1996 is primarily attributable to our net loss, partially offset by depreciation and amortization and the increases in accounts payable and accrued expenses. Net cash used in operating activities for the year ended December 31, 1997 is primarily attributable to our net loss and decreases in amounts due to affiliates, partially offset by depreciation and amortization and the increases in accounts payable. Net cash used in operating activities for the year ended December 31, 1998 is primarily attributable to our net loss and decreases in accounts payable, partially offset by depreciation and amortization, compensation expenses associated with the granting of unit options and a warrant and the increases in accrued expenses.

    Net cash used in investing activities was $4.3 million, $7.0 million and $1.3 million for the years ended December 31, 1996, 1997 and 1998, respectively. Principal investments were for capital expenditures which amounted to $4.2 million, $8.5 million and $1.3 million for the years ended December 31, 1996, 1997 and 1998, respectively. Significant capital expenditures for the year ended December 31, 1996 include the acquisition of Delphi's network assets and call center for $2.7 million, and, for the year ended December 31, 1997, $1.5 million of network backbone equipment and $6.1 million of other equipment acquired from Nortel Networks to continue the expansion of our network. We purchased $1.3 million of additional equipment in 1998.

    Net cash provided by financing activities was $8.5 million, $11.1 million and $9.7 million for the years ended December 31, 1996, 1997 and 1998, respectively, and include $3.3 million of net contributions from Henry and Eric Zachs and their affiliates, as well as loans from commercial banks supported by Henry Zachs and/or Eric Zachs' personal guarantee. In November, 1996, we obtained a $5.0 million line of credit from BancBoston to be used for working capital purposes. In December, 1997, this line of credit was increased to provide for maximum borrowings of up to $20.0 million with a maturity date of October 1, 2000. This line of credit was refinanced in March, 1998 with the proceeds of a line of credit from Fleet Bank which provided for maximum borrowings of $15.0 million. The Fleet Bank line of credit was increased to $20.0 million in October, 1998 and has a maturity date of April 1, 2001. In addition, we received a $10.0 million investment ($2.5 million equity in 1997 and $7.5 million convertible debt in 1998) from Nortel Networks for working capital, to facilitate our network buildout and upgrade our network infrastructure. In 1997, we also entered into a capital lease for $1.5 million of equipment.

    We intend to use approximately $20.0 million of the net proceeds from this offering to repay the then-outstanding principal amount of our line of credit with Fleet Bank ($18.5 million as of February 28, 1999). We are also seeking to obtain approximately $15.0 million debt financing to be used for capital expenditures, working capital and other general corporate purposes as a replacement for the Fleet Bank line of credit. We further intend to make approximately $6.5 million in capital expenditures in 1999, primarily to expand our network infrastructure and increase our area of service coverage. Subject to our capital resources, we currently expect that our capital expenditures will be substantially higher in future periods in connection with the expansion of our network capacity and the increase in our area of service coverage. Cash used to service debt associated with our capital lease obligation is anticipated to be $528,624 for the year ended December 31, 1999 and $352,416 for the year ended December 31, 2000.

    We believe that our available cash from operations, combined with the net proceeds from this offering (after repayment of the Fleet Bank line of credit) will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. We anticipate that we will need to raise significant additional capital for the period after the next 12 months through public or private debt or equity financings or other sources in order to execute our business plan.

YEAR 2000 ISSUES

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, our computer programs that have date-sensitive software and software of companies into which our network is interconnected may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    We rely on our computer systems for authentication of our wholesale customers onto our network, email and web services, billing and customer support activities and network monitoring. We are currently in the process of reviewing our products and services, as well as our internal management information systems and non-information technology systems in order to identify and modify those products, services and systems that are not Year 2000 compliant. In addition, we have begun to contact our suppliers, vendors and peering and transit partners to ascertain their Year 2000 status. At this time, we estimate that our direct costs associated with remediation and verification to become Year 2000 compliant will not exceed $180,000, although the actual cost of achieving compliance could differ materially from this estimate.

    We are currently engaged in Phase I of our Year 2000 Compliance Project and have tested and replaced or corrected some non-compliant equipment and software. A member of the senior management team has been identified to lead the Year 2000 Compliance Project. We define the term "Year 2000 Compliance" to mean the assurance that our customers will not be negatively impacted, nor will there be any disruption in service, by dates prior to, during, or after the year 2000. Phase I of this project involves doing a full inventory of all equipment, computer hardware, and software. Based upon this inventory, all equipment, computer hardware, and software components will then be tested for Year 2000 Compliance. Phase II of this project involves evaluation of the results of these tests. Any equipment, computer hardware, or software component that is found to be non-compliant will then be upgraded, rewritten, or replaced as required to achieve compliance.

    As of December 31, 1998, we have spent approximately $50,000 correcting incidents of noncompliance, exclusive of internal costs. We anticipate that the direct costs associated with our Year 2000 Compliance Project will not exceed $180,000, however, we cannot assure you that our actual costs of achieving compliance will not exceed this amount. While we expect to be Year 2000 compliant by the end of the third quarter of 1999, we cannot assure you that we will be able to timely and successfully modify our services and systems to comply with Year 2000 requirements. Nor can we assure that equipment received from suppliers will comply or that any of our suppliers or peering or transit partners, such as Nortel Networks or MCI WorldCom, will be Year 2000 compliant in a timely manner or that there will not be problems with technology working together. Furthermore, despite testing performed by us and our suppliers and partners, our products, services and systems may contain undetected errors or defects associated with Year 2000 related functions. In the event any material errors or defects are not detected and fixed, or if third parties cannot timely provide us with products, services or systems that meet Year 2000 requirements, our business, financial condition or results of operations could be adversely affected. Known or unknown errors or defects that affect the operation of our products, services or systems could result in delay or loss of revenue, interruption of network services, cancellation of customer contracts, diversion of development or network expansion resources, damage to our reputation, and litigation costs.

    We do not have and do not plan to develop a contingency plan in the event our systems fail due to Year 2000 related problems. We cannot assure you that these or other factors relating to Year 2000 compliance issues will not have a material adverse effect on our business, financial condition or results of operations.

                                    BUSINESS

    ZipLink is a national backbone provider offering wholesale Internet access services to two distinct target markets: Internet appliances and local and regional Internet service providers, or ISPs. We provide a range of Internet access solutions for Internet appliances, such as TV set-top boxes, including Internet connectivity, subscriber authentication and registration, e-mail filtering and forwarding and other specially developed services. We also provide wholesale national dial-up Internet access and enhanced services, including digital subscriber line, or DSL, service, where available, under the name ZipDial, to local and regional ISPs. Our ZipLink service enables ISPs to quickly and inexpensively expand their geographic coverage and offer national dial-up Internet access, without investing in costly infrastructure.

INDUSTRY BACKGROUND

  EMERGENCE AND GROWTH OF THE INTERNET

    The emergence of the Internet and the widespread adoption of IP as a data transmission standard in the 1990s, combined with the deregulation of the telecommunications industry and advances in telecommunications technology have significantly increased the attractiveness of providing data communication applications and services over the Internet. At the same time, growth in client/server computing, multimedia personal computers and online computing services and the proliferation of networking technologies have resulted in a large and growing number of people who are accustomed to using networked computers for a variety of purposes, including e-mail, electronic file transfers, online computing and electronic financial transactions. The convergence of these trends has significantly accelerated the already rapid expansion of Internet usage. Forrester Research, Inc. estimates that in 1998 approximately 51 million people were using the Internet in the United States. International Data Corporation, or IDC, projects that by the end of 2002, the number of Internet users will increase to over 135 million in the United States.

  INTERNET APPLIANCES

    As Internet usage grows it is also expected to expand rapidly beyond today's paradigm of PC-based web browsing and e-mail. We believe that the ubiquitous nature and relatively low cost of the Internet, together with rapid advances in software, hardware and computer chip technology will usher in a new generation of electronic devices--Internet appliances. These comparatively inexpensive consumer and business electronics products will make more focused use of the Internet than PCs, employing connectivity and network computing to accomplish limited but nonetheless valuable tasks. Internet appliances are expected to come in a wide variety of forms, some of which will resemble familiar consumer electronics products. Representative devices in this category which are in use today include TV set-top boxes from WebTV and WebSurfer, which enable Internet browsing and e-mail from a television, and wireless devices such as the Beepwear wristwatch which receives Internet e-mail broadcast over a paging network. Other Internet appliances will have functionality which is more business oriented or which is geared to mobile professionals. For example, some existing vending machines regularly communicate inventory status and needs to distributors via the Internet and the use of such remote inventory management techniques is expected to increase. Some cellular phones can now receive e-mail messages and electronic content from the Web.

    The market for these and other Internet devices is presently in its infancy, but ZipLink and many industry analysts believe it is poised for rapid growth. For example, IDC estimates that there will be 12.0 million Internet appliances in use in 1999, 4.1 million of which will be Internet-enabled televisions. Forrester Research predicts that 20 million Internet-aware appliances will be installed in U.S. homes by 2002. IDC projects that non-PC Internet appliances shipped will grow from 9% of total Internet access devices (including PCs) in 1998 to 43% of the market by 2002.

  THE INTERNET ACCESS INDUSTRY

    The rapid development and growth of the Internet has resulted in a highly fragmented industry of over 4,800 national, regional and local ISPs in the United States alone. ISP revenues have grown and are expected to continue to grow at a high rate. IDC estimates that ISP revenues will increase from $10.7 billion in 1998 to $29.7 billion in 2002. Forrester Research projects that the Internet access market will reach $38 billion in 2002. Forrester Research also estimates that there will be 60 million Internet access dial-up accounts in 2002 with such accounts representing 77% of the Internet access market. This large and fragmented market includes a comparatively small number of national ISPs, including RBOCs and other telecommunications companies, as well as a much greater number of local and regional providers who serve consumers and, to a significant degree, small and medium sized businesses. ISPs in general are under increasing price pressure as the Internet access industry matures and moves progressively toward a commodity pricing model.

    In addition, local and regional ISPs, in particular, are experiencing mounting customer demands for more sophisticated and reliable service options. We believe that the principal customer requirements are increased bandwidth, more reliable connectivity, broader local dial-up access coverage and enhanced services. However, we also believe that satisfying these service needs requires significant infrastructure investments that may be beyond the reach of local and regional providers, particularly in light of increasing price pressure and intense competition from larger providers with greater financial and infrastructure resources. Accordingly, we believe that many of these local and regional ISPs will be driven to seek consolidation with larger players, as well as the outsourcing of network infrastructure to meet these market challenges. Because Internet connectivity comprises a large portion of a local or regional ISP's overhead expenses, we believe that these services will be among the first to be shifted to third-party providers if a reliable, cost-effective alternative is made available to them.

THE ZIPLINK SOLUTION

    Our wholesale Internet access services are designed to meet the needs of the emerging Internet appliances market and to provide a network outsourcing solution for ISPs confronted with increased competition, mounting service demands and the need to quickly expand their network infrastructure. We believe that ZipLink's robust, redundant, national network infrastructure is well-suited to provide Internet connectivity, subscriber authentication and registration, e-mail filtering and forwarding and other specially developed services to Internet appliances. The ready availability of these service options will enable developers of Internet appliances to significantly reduce their time to market and allow them to focus their resources on their core competencies of product development and distribution. We believe that our experience with WebTV has positioned us to become a leading supplier of connectivity and services for the Internet appliance market.

    The same network attributes and experience which support ZipLink's positioning in the Internet appliance market also enable us to provide valuable wholesale Internet access services to local and regional ISPs as an alternative to consolidation. By outsourcing network connectivity to ZipLink, these ISPs can offer their subscribers a far wider array of access options than their resources would otherwise permit without the need to invest in costly infrastructure. Outsourcing further allows these ISPs to concentrate on acquiring and retaining subscribers and marketing Internet access and other complementary products rather than network management and buildout. ZipLink's services are transparent to the ISP's subscriber, preserving the ISP's own brand identity as the service provider. For example, by using ZipLink's services an ISP can quickly, easily and inexpensively expand its geographic coverage to cover new local dialing areas and provide its subscribers with the opportunity to lease high speed DSL lines or accommodate streaming audio and video applications, thereby enabling the ISP to better satisfy customer demand without sacrificing price-competitiveness.

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OUR BUSINESS STRATEGY

    Our objective is to become the leading wholesale provider of Internet access services for Internet appliances and ISPs in the United States. We intend to achieve this goal by implementing the following key strategies:

    LEVERAGE KEY INTERNET APPLIANCE RELATIONSHIPS. ZipLink actively seeks to identify, develop and sustain relationships with key innovators and early marketers of Internet appliances and to leverage these relationships into a leadership position in this rapidly emerging market. As a part of this strategy, we have established relationships to provide Internet access service for TV set-top boxes and wireless devices and plan to pursue relationships in additional device categories.

    ESTABLISH ZIPDIAL AS A LEADING WHOLESALE SOLUTION. We intend to capitalize on our network infrastructure and expertise to make our ZipDial service the leading high-quality, cost-effective wholesale access solution for ISPs. ZipDial is designed to allow ISPs to respond to increasing price competition and service demands by quickly expanding their capacity, coverage and product offerings without costly infrastructure investments. We began offering ZipDial in November, 1998 and had enrolled 52 local and regional ISPs as of March 1, 1999.

    EXPAND AND ENHANCE OUR NETWORK. We intend to continue to expand, enhance and maintain a robust, reliable network infrastructure with high-quality, low latency performance.

    ESTABLISH STRATEGIC ALLIANCES. We seek to establish and sustain strategic alliances with key customers and suppliers to create and exploit early access to new markets and new technologies. Consistent with this strategy, we have entered into strategic alliances with:

       - Nortel Networks, a premier equipment supplier, which invested $10.0 million in ZipLink. We have purchased equipment from Nortel Networks and they are our partner in a joint marketing campaign for our ZipDial service;

       - The Batra Group of companies, a private Canadian conglomerate of high-tech companies including WebSurfer, Inc. ZipLink will provide Internet connectivity for WebSurfer's TV set-top box and co-branded Internet access under the name "WebInfinity" for Batra's "Innovator" line of low-cost PCs.

       - Covad Communications, Inc., a leading provider of DSL services. ZipLink is a master reseller of Covad's DSL services. We jointly market ZipDial to ISPs and Covad has referred smaller ISPs seeking DSL to us for integration into our ZipLink program.

    EXTEND AND STRENGTHEN OUR WEBTV RELATIONSHIP. We intend to extend and strengthen our relationship with WebTV to support continued network expansion and maintain a high profile position as a wholesale Internet access provider for Internet appliances.

SERVICES

    ZipLink provides wholesale Internet access services for Internet appliances and to local and regional ISPs using our robust, redundant, national network infrastructure. We also provide Internet service to a limited number of direct subscribers, although we intend to devote minimal resources on this market segment.

  INTERNET APPLIANCE SERVICES

    We believe that we are one of the only national Internet access providers to actively focus on Internet appliances as a distinct market. We believe that the dial-up focus of our network configuration and our understanding of, and experience with, providing Internet connectivity to WebTV and other devices have provided us with a valuable platform for serving this rapidly emerging area of Internet usage. We have

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
developed the infrastructure, systems configuration and know-how to provide Internet connectivity, subscriber authentication and registration, e-mail filtering and forwarding and other specially developed services to link a diverse array of electronic devices to the Internet. While our service offerings for Internet appliances are typically tailored to the needs of specific devices, the solutions we offer are generally applicable to a number of categories of appliances. The following describes the principal categories of devices for which we have developed Internet access services and provides specific information on our existing service relationships in these categories. We believe that our ability to provide these services will allow us to offer appliance developers and marketers an opportunity to reduce their time to market and to avoid the necessity of developing the required infrastructure and service capabilities in-house or with other less experienced providers.

    TV SET-TOP BOXES. TV Set-top boxes are relatively inexpensive consumer electronic devices which enable users to access the Internet, browse the World Wide Web and send and receive e-mail using a standard television rather than a PC. ZipLink has two customers in this device category, WebTV and WebSurfer, and believes that the market for these devices is poised to grow rapidly. IDC forecasts that 22% of U.S. homes will have a set-top box installed by the year 2002. ZipLink's customer relationships in this device category are described below.

    - WEBTV. We are one of four leading providers of Internet connectivity to WebTV, a subsidiary of Microsoft Corporation. The WebTV set-top box provides the leading Internet-enabling solution for televisions in the United States. We entered into an agreement with WebTV in October, 1996 to provide dial-up connectivity between WebTV subscribers and WebTV's own Internet access facility over the ZipLink network. Under our agreement, ZipLink receives a fixed amount per month with respect to certain WebTV subscribers serviced by our network and an hourly rate with respect to certain others. Since WebTV launched its service in December, 1996, its subscriber traffic has grown to more than 700,000. See "Risk Factors--We Are Dependent on WebTV."

    - WEBSURFER. In September, 1998, we entered into an agreement with WebSurfer, a Batra company, to serve as the preferred U.S. Internet access provider for its WebSurfer set-top box. Like WebTV, WebSurfer allows for Internet access and it offers added features such as a built-in handset for Internet telephony. WebSurfer is presently marketed solely in Canada (where we do not serve as an access provider) and is targeted for commercial launch in the United States in May, 1999. As in the WebTV relationship, we will provide dial-up connectivity between WebSurfer subscribers and WebSurfer's own server facility. In addition to providing this connectivity, we will also perform user authentication and registration for WebSurfer, acting as a gateway to the WebSurfer service, furnish customer and technical support to WebSurfer subscribers and perform subscriber billing services. Our agreement with WebSurfer expires in September, 2001; however, WebSurfer can reduce the volume of subscriber traffic using our network over a six-to-twelve month ramp-down period in the event we are unable or unwilling to match competing prices or services of another provider.

    PERSONAL COMMUNICATION DEVICES. Internet-enabled personal communications devices combine existing wireless technology, typically paging, with Internet functionality to add features such as the ability to send and receive e-mail. According to the Multimedia Telecommunications Association, there were 54.5 million total paging subscribers in 1998 and we believe this market will move rapidly to become Internet-enabled. ZipLink has created the tools to provide a gateway between the Internet and wireless systems, delivering Internet communications in a specially developed display format for transmission to wireless devices, including pagers. We have developed two potential customer relationships in this device category, each of which is discussed below, and plan to pursue relationships with other developers.

    - BEEPWEAR. We have been selected as the exclusive Internet service provider for the Beepwear wristwatch pager, a device jointly developed by Motorola, Inc. and Timex Corporation and marketed by Beepwear Paging Products, LLC. The Beepwear watch is enabled to receive alphanumeric paging messages on a local or nationwide basis under an agreement with SkyTel Communications, Inc., a major paging company. ZipLink will enhance this product by providing a central, unified e-mail address for each watch, filtering and forwarding received e-mail, providing instant notification on the watch that an e-mail message has been received (including the sender's e-mail address and the time, date and subject header of the e-mail) and by providing a repository where the complete e-mail message text and attachments can be accessed. ZipLink and Beepwear have engaged in a variety of co-marketing and co-branding efforts at trade shows and other venues, including placement of co-branded materials in a nationwide retail office supply chain and co-branded direct mailings. We believe these joint marketing programs will increase ZipLink's visibility as a provider of Internet access services to the Internet appliance market. Our agreement with Beepwear expires in December, 2002 but may be earlier terminated if certain established targets are not met.

    - CUE DATA. ZipLink has entered into a letter of intent with CUE Data Corporation to provide full-service, nationwide Internet connectivity and e-mail filtering, forwarding and notification to car radios that use Microsoft's Auto PC technology. This technology allows a car radio to receive, send and display e-mail and text pages and real-time traffic, weather and emergency alerts. Limited shipments of AutoPC car radios manufactured by Clarion Corporation which offer e-mail are scheduled for Spring, 1999.

    FUTURE APPLICATIONS OF OUR INTERNET APPLIANCE SERVICES. We have identified three Internet appliance categories, in particular, which we believe present particularly strong market opportunities for us: Internet telephones, online gaming and Internet-enabled computing devices. We believe that our network experience and specialized service offerings for Internet appliances will position us to establish relationships with marketers and developers of Internet appliances in these and other categories.

    - INTERNET TELEPHONES. Internet-enabled cellular and conventional telephones will use the Internet to deliver and send voice and data communications including e-mail, and to receive electronic content such as news and stock quotes. IDC projects that there will be 6.1 million Internet screen telephones sold in the United States in 2002. We believe that the use of the Internet for local and long distance phone calls, or Internet telephony, will be one of the fastest growing areas of the Internet appliance market. We also believe that Internet-enabled cellular phones, sometimes called "smart phones," will be attractive to mobile professionals because they combine the ability to talk, send and receive e-mail and receive content from the Web in a single portable device.

    - ONLINE GAMING. Internet-enabled electronic games represent the convergence of popular Internet games, and ubiquitous in-home gaming platforms such as those made by Sega Enterprises, Ltd. and Nintendo Corporation. These new devices will allow relatively inexpensive in-home gaming platforms that use a standard TV set to support multiplayer games over the Internet. We have upgraded our network to accommodate streaming audio and video and multicasting applications and plan further upgrades of this capability in order to capitalize on what we believe will be a significant market opportunity in this area. The Yankee Group anticipates that online gaming of this type will encompass more than 9 million households by the year 2000.

    - INTERNET-ENABLED COMPUTING DEVICES. Computing products, such as handheld computers and network computers, are becoming increasingly
      Internet-enabled. These products include palmtop computers from 3Com Corporation and handheld scanners from Hewlett-Packard Corporation that use wireless technology to connect to the Internet.

  ZIPDIAL WHOLESALE ISP SERVICES

    We provide an array of wholesale Internet access services under the name ZipDial to ISPs which, in turn, offer Internet access to their subscribers using ZipLink's network. The use of this service is wholly

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
transparent to the subscriber, preserving the ISP's own brand identity as the service provider. The ZipDial program is specifically designed to afford local and regional ISPs a high quality, cost-effective means of quickly expanding their existing network capacity, geographic reach and product offerings without investing in a costly network infrastructure and to allow them to focus their efforts and resources on their core competency of marketing Internet access and other complementary products.

    ZipLink's current service offerings through its ZipDial program include local dial-up access in any area covered by our national network as well as ISDN accounts in certain areas. By contracting with ZipLink for Internet access services, ISPs can offer their subscribers a broader range of products than would otherwise be possible, allowing them to compete favorably with large national ISPs possessing greater resources. For example, ISPs can obtain DSL connections in certain markets; a capability made possible by our relationship with Covad, a leading provider of DSL service, and our investment in infrastructure to support DSL. We believe that this service is particularly significant to ISPs since the initial infrastructure costs associated with supporting DSL exceed the financial resources of many local and regional ISPs. In addition, ISPs using our network can offer streaming video and audio and multicasting applications in certain areas.

    ZipLink's wholesale service offerings are priced in a manner designed to encourage ISPs to enroll in the ZipDial program by minimizing barriers to entry. ISPs pay a nominal enrollment fee and are charged monthly for local dial-up access on the basis of the number of unique subscribers who actually use the ZipLink network in that month rather than on the gross number of subscribers capable of accessing the network during that month. This allows ISPs to enter new local calling areas without first acquiring a critical mass of subscribers to support network expansion, a common limiting factor for local and regional ISPs. Furthermore, enrollment is processed very quickly, typically within 72 hours after receipt of an enrollment form and any required fees.

    Our ZipDial service uses a RADIUS software product called Access Registrar from Cisco Systems to streamline the process of subscriber log-on and authentication, thereby reducing our administrative overhead and increasing our service scalability, efficiency and reliability. Many wholesale Internet access providers perform all subscriber log-ons and authentication directly on their own servers. Customer account information is stored on the wholesale ISP's system and updated remotely by the customer ISP. This method requires active maintenance of customer accounts by the wholesale ISP and creates security risks and a risk of data entry errors. By using an Access Registrar product, however, subscribers dialing into our network are passed through Ziplink's RADIUS server back to their ISP's own server for log-on and authentication before being connected to the Internet. As a result, all subscriber information, including service authorization and billing status, is maintained by the ZipDial ISP, eliminating the need for labor intensive monitoring and record-keeping by our personnel. We believe that the RADIUS server system is, as a result, more scaleable and more reliable than the system presently used by many of our competitors, reducing our overhead, streamlining our service and further enhancing our ability to offer ISPs a cost-effective outsourcing solution.

    Our ZipDial program was launched in November, 1998. Since its inception, we have enrolled 52 local and regional ISPs (as of March 1, 1999). We believe that we will be able to enroll wholesale customers at a growing rate as our marketing efforts begin to generate demand and as competitive pressures increase in the ISP industry due to the increasing commodity quality of Internet access services and rising demands from subscribers for more sophisticated and reliable product offerings.

  DIRECT INTERNET ACCESS SERVICES

    We provide direct Internet access under the ZipLink name to a limited number of retail users. Service offerings in this area include all of our services which are made available to wholesale customers. We regard the direct provision of Internet access as outside of our core business focus and have expended minimal efforts at marketing retail Internet access service since March, 1997. Those direct users currently

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
serviced by ZipLink consist largely of accounts generated by our early efforts at marketing direct access or through referrals. We are currently exploring our opportunities with respect to these direct user accounts, but intend to devote minimal resources to marketing in this segment.

    Although we do not presently contemplate marketing retail Internet access services, there are circumstances under which we may provide such services in conjunction with a strategic relationship. For example, in connection with our strategic relationship with Batra, Batra and ZipLink will jointly offer Internet access to U.S. purchasers of Batra's "Innovator" line of low-cost PCs which is expected to be released in the United States in April, 1999. This Internet access service, to be known as "WebInfinity," will be activated by clicking on an icon installed on the start-up screen of all new Batra Innovator PCs. In addition to providing Internet access, ZipLink will perform all registration and authentication of Web Infinity subscribers, customer support services for subscribers and billing of subscribers for Batra.

  CUSTOMER SERVICE AND TECHNICAL SUPPORT

    We provide technical support services to our ZipDial customers from our call center in Lowell, Massachusetts as a part of the ZipDial program. These services assist our customers in technical aspects of using the ZipDial service. We also provide customer support to our direct subscribers and possess the infrastructure to provide customer or subscriber support to Internet appliance customers and ZipDial customers as the need for such services grows with limited additional capital expenditures. We anticipate that we will be required to expand our customer support capabilities in the event of significant sales of WebSurfer, Beepwear or the WebInfinity service.

SALES AND MARKETING

    We focus our marketing efforts and organize our marketing strategy around our two primary service offerings: Internet appliance services and wholesale Internet access services for ISPs.

  INTERNET APPLIANCE SERVICES

    The market for Internet appliances is at a very early stage of development. Accordingly, most of our marketing efforts in this area are targeted toward identifying and establishing relationships with innovators and early marketers of Internet appliances and toward raising the visibility and profile of ZipLink as a provider of Internet access services to this market. Our methods for identifying prospective relationships and increasing ZipLink's visibility include attendance, presentations and joint exhibitions with existing customers at trade shows and joint marketing efforts with these customers. For example, we display co-branded advertising with Beepwear in nationwide locations of a retail office supply chain. We have given presentations on Internet appliances at trade shows and internal forums sponsored by strategic partners such as Nortel Networks.

  ZIPDIAL WHOLESALE INTERNET ACCESS SERVICES

    Our marketing efforts for the ZipDial program are organized into four tiers: joint marketing, direct mail campaigns, proactive telemarketing and attendance at trade shows. We are developing joint marketing programs for ZipDial with our strategic partners. ZipLink and Nortel Networks have announced a co-marketing campaign for our ZipDial service which will feature co-branded print advertising and direct mail solicitations, to approximately 4,800 ISPs nationwide. In addition, we are planning joint marketing efforts focusing on our DSL service offering with Covad and intend to pursue additional co-marketing opportunities with our other strategic partners and suppliers. We will also market ZipDial through our internal sales force, which was comprised of six sales representatives as of February 28, 1999. Our internal sales force operates out of our Lowell offices. This sales force is dedicated to generating leads, executing direct mail and proactive telemarketing campaigns and handling inquiries prompted by any of our sales

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
channels. In connection with ZipDial, we intend to attend and exhibit at trade shows as a way of raising our visibility and building our brand.

STRATEGIC ALLIANCES

    As a key component of our strategy to become a leading provider of Internet access services for Internet appliances and to ISPs, we intend to identify, establish and maintain strategic alliances with important customers and suppliers to create and exploit early access to new markets and new technologies. Consistent with this strategy, ZipLink has entered into the following strategic relationships:

    NORTEL NETWORKS. Nortel Networks has provided ZipLink with $7.5 million of convertible debt financing and made a $2.5 million equity investment in ZipLink. Concurrently with the closing of this offering, the outstanding $7.5 million convertible debt to Nortel Networks will be converted into shares of common stock. Nortel Networks provides us with remote access servers, routers and related services to facilitate our network buildout. In connection with our use of Nortel Networks equipment, we have served as a beta site for new product offerings, have performed field testing for and have received pre-released versions of, their equipment and software. In addition, Nortel and ZipLink are currently collaborating on a joint marketing campaign for the ZipDial service. See "Certain Transactions--Purchases from Nortel Networks and --Nortel Networks Funding."

    COVAD. ZipLink is a master reseller of Covad's DSL services, allowing us to market DSL access to our ZipDial customers in areas covered by Covad's network. Covad and ZipLink are collaborating on a joint marketing campaign with respect to the ZipDial service. In addition, Covad has marketed our ZipDial service to ISPs in conjunction with its direct offering of DSL services and has referred smaller ISPs seeking DSL service to us for integration into our ZipDial program.

    BATRA. In September, 1998, we signed a three-year agreement with Batra, to become the preferred provider of Internet access and other services for the WebSurfer set-top box in the United States. In addition, the two companies subsequently agreed to jointly develop the WebInfinity Internet access service to be offered through an icon placed on the start-up screen of Batra's Innovator line of PCs. See "Services--Direct Internet Access Services."

THE ZIPLINK NETWORK

    The ZipLink network is comprised of 19 SuperPOPs covering 16 of the 20 largest metropolitan areas in the United States. Once connected, traffic is routed using primarily Nortel Networks equipment through the network to the desired Internet location via our high-speed 45 Mbps ATM backbone provided by MCI WorldCom. Users may connect to the network at multiple speeds, according to their needs, including analog speeds up to 56 Kbps and digital speeds from 64 Kbps to T-1. The network supports analog, ISDN, xDSL, Frame-Relay and ATM connection technologies.

    Our network is engineered to provide superior quality of service, including high connection success rates, low latency, fast download times and reliability enabled by redundant circuits and remote monitoring and diagnostic capabilities.

  BACKBONE ARCHITECTURE

    ZipLink currently operates on MCI WorldCom's SONET-based, redundant ATM backbone, linking POPs and NAP connections across the nation. All of our SuperPOPs have 45 Mbps ports and dual-homed Permanent Virtual Circuits, or PVCs, to both San Francisco and Boston for traffic shaping, reduced latency and redundancy. ZipLink uses primarily Nortel Networks remote access equipment for high density dial-up aggregation of incoming calls, coupled with Nortel BCN routers for high quality, scaleable WAN management. ZipLink also has some legacy Cisco Systems and Ascend equipment.

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  TRANSIT

    ZipLink connects its users to the Internet through transit agreements with UUNet and SAVVIS. Paid transit allows for high-speed connectivity, bypassing public NAPs which are subject to considerable congestion. We believe that this arrangement minimizes latency when users of our network connect to hosts through the Internet. In Boston, we have a 10 Mbps connection to UUNet over an HSSI link and, in San Francisco, we have a 12 Mbps ATM connection to SAVVIS. The capacity of each of these connections can be increased as required to accommodate traffic demands.

  PEERING

    The establishment and maintenance of additional high-speed peering relationships with other ISPs connected to our network is critical in order to exchange traffic with other ISPs. We have peering connections with multiple ISPs through an FDDI link in MAE-East from our Washington, D.C. POP, and an ATM DS-3 into Pac Bell in San Francisco. At March 1, 1999, ZipLink connected with approximately 44 other providers at MAE-East and Pac Bell.

  SUPERPOP ARCHITECTURE

    ZipLink's network architecture features 19 SuperPOPs created by exploiting relatively new dial tone products designed by CLECS such as Focal, XCOM and Global Naps, which aggregate local calls from a broad geographic area and deliver them to a single POP. Typically, these SuperPOPs aggregate traffic from local telephone company central offices throughout the applicable LATA or state.

    This SuperPOP architecture creates significant operating efficiencies and affords cost advantages over older network architectures. In ISP networks developed before 1996, individual POPs were physically located in each local telephone company's central office where local dial access was to be provided. In order to afford adequate access to a large number of subscribers throughout a region, these networks deployed numerous POPs, each providing one access number. ZipLink's SuperPOP architecture allows the installation of a large number of local access numbers into a single POP, significantly reducing the number of POPs needed to service a given region and the corresponding investment required to expand the network. The SuperPOP architecture also enhances economies of scale from larger modem installations, lowers maintenance costs and allows for easier, more efficient capacity upgrades since equipment is located centrally within a given region. The resulting cost savings and efficiencies contribute to our ability to offer Internet appliance and ZipDial customers low-priced Internet connectivity. These SuperPOPs are designed to support both local dial-up and dedicated line access.

    We believe that ISPs using older network architectures cannot easily convert these systems to a SuperPOP configuration because of existing network traffic and contractual commitments (although new POPs are largely being constructed as SuperPOPs). Reconfiguring their older active POPs may require inconvenient changes to local dial-up numbers, difficult re-routing reconfigurations, and in many cases results in penalty payments for contractual commitments to LECs that require ISPs to maintain minimum traffic on their lines.

  SCALEABLE INFRASTRUCTURE

    We believe that our existing network infrastructure is highly scaleable and that some expansion in capacity could be achieved without significant capital expenditures by increasing the number of telephone lines delivered to existing hardware which currently has excess capacity. In the past we have pursued a "smart-build" strategy of network expansion, by adding POPs where we believed our investment would be substantially supported by traffic from WebTV's subscriber base. We plan to continue this approach, to the extent possible, with other customers and generally to target areas served by a CLEC in order to implement a SuperPOP architecture.

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
  NETWORK INTEGRITY

    The integrity of our network is continuously monitored by on-line software and hardware tools at ZipLink's network operations center located at our executive offices in Lowell, Massachusetts. Anomalies in the function of the various network elements are displayed on computer screens and the pertinent information sent to text pagers carried by members of the engineering staff. The network operations center is staffed 24 hours per day, 7 days per week, which helps enable us to mount a rapid response in the event of a telecommunications outage or an equipment failure. All elements of the network are remotely configurable and dial-in "backdoor" access can be used to reach the server and routers at all SuperPOPs in case of failure. This remote access capability helps to support the speedy diagnosis and repair of network problems, whether at ZipLink's main facility or at a remote network site.

    Each ZipLink SuperPOP is connected to both Boston and San Francisco allowing for automatic and rapid re-routing of traffic in the event of a problem in either path. There are also backup T-1s connecting Washington, D.C. to the servers in Lowell in case of a failure of the connection at MAE-East. To date, network and server downtime has been minimal. We have in the past, and intend in the future to continue to, periodically increase network capacity consistent with our projections of traffic flow and customer requirements. These projections are, in part, assisted by network monitoring tools which analyze traffic flow and usage patterns helping us to place orders with telecommunications carriers sufficiently early to add capacity before congestion occurs. Scheduled maintenance is pre-announced and, if significant disruption to any service appears likely, is performed during an off-hours maintenance window.

COMPETITION

    We face intense competition. There are no substantial barriers to entry in the market for our services, and we expect that competition will further intensify in the future. We believe that our ability to compete successfully depends upon a number of factors, including:

    - market presence and, with respect to Internet appliances, our success at developing relationships with innovators and early marketers of such devices;

    - the capacity, reliability and security of our network infrastructure;

    - technical expertise and functionality, performance and quality of services and our ability to anticipate and meet the changing service needs of the marketplace;

    - our ability to create and market wholesale Internet access solutions that are attractive to ISPs in terms of price, quality and breadth of service offerings;

    - our ability to establish and maintain successful strategic relationships with key customers and suppliers and to gain early access to new markets and new technologies;

    - our ability to support industry standards; and

    - industry and general economic trends.

    Our competitors may be divided into two groups: those with whom we presently compete and those who may, in the future, compete with us. Our present competitors with respect to the WebTV relationship consist of the other current providers to WebTV: PSINet, UUNet, Concentric, and a number of other, smaller ISPs. Our present competitors with respect to ZipDial consist of a variety of companies who are, in some form or another, offering wholesale Internet access services. This group includes ISPs such as GTE Internetworking, Concentric, PSINet, UUNet, IDT Corp., Splitrock Services, Inc. and Epoch Internet, Inc., as well as CLECs in selected markets, such as XCOM Technologies, Inc. in Boston, Massachusetts, Intermedia Communications, Inc. in Vienna, Virginia and ICG Communications, Inc. in Englewood, Colorado. Our potential future competitors include all of our present competitors as well as telecommunications companies, such as AT&T Corporation, Williams Communications, Inc., Qwest

Communications International, Inc. and Level 3 Communications, Inc., and other national and regional ISPs. Many of our present and potential competitors have greater market presence, engineering and marketing capabilities, and larger financial, technological and personnel resources than those available to us. They may also enjoy certain price advantages with respect to the purchase of bandwidth from telecommunications carriers if, for example, they are a carrier themselves, or if they are affiliated with a carrier, or if their usage enables them to secure volume discounts. As a result, these present and future competitors may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we can.

    In addition to possessing greater financial, technological and personnel resources, a number of our present and future competitors have the ability to bundle other services and products with Internet access services which could place us at a competitive disadvantage. Certain companies are also exploring the possibility of providing or are currently providing Internet services using alternative delivery methods, such as over the cable television infrastructure, through direct broadcast satellites and over wireless cable. See "Risk Factors--We Face Risks From New Access Technologies."

    We also anticipate increasing vertical and horizontal integration in our industry. As a result of increased competition and this integration in the industry, we could encounter significant pricing pressure both from our Internet appliance and our ZipDial customers. This pricing pressure could result in significant reductions in the average selling price of our services. For example, telecommunications companies that compete with us may be able to provide customers with reduced communications costs in connection with their Internet access services, reducing the overall cost of their solutions and significantly increasing price pressures on us. We cannot assure you that we will be able to offset the effects of any such price reductions with an increase in the number of our customers, higher revenue from enhanced services, cost reductions or otherwise.

PROPRIETARY RIGHTS

    Although we believe our success is more dependent upon our technological expertise than on our proprietary rights, our success and ability to compete is dependent in part on our technology and know-how. We rely upon a combination of copyright, trademark and trade secret laws and contractual restrictions to protect our proprietary technology and know-how. It is and has been our policy to require all employees and consultants to execute confidentiality agreements upon commencement of their relationships with ZipLink. These agreements generally provide that confidential information developed or made known during the course of a relationship with us is to be kept confidential and not disclosed except in specific circumstances. We cannot assure you that such measures have been, or will be, adequate to prevent misappropriation of our proprietary technology or know-how. Our competitors may also independently develop technologies that are substantially equivalent or superior to our technology.

    We have applied for or received certain trademarks for use in the United States. None of our technology is patented by us. We use certain "open source" and "shareware" software in our business, such as Linux and MRTG. We believe that such software is in the public domain and that its use by ZipLink and others is not subject to any charge or licensing fee, although we may, on a voluntary basis, make contributions to developers or, in some cases, incur charges for support materials or services relating to such software. However, we have not investigated our use of any open source or shareware software to determine whether it constitutes infringement of any third party proprietary rights. Although we do not believe our trademarks or use of technology infringe the proprietary rights of any third parties, we cannot assure you that third parties will not assert such claims against us in the future or that such claims will not be successful. We could incur substantial costs and diversion of management resources to defend any claims relating to proprietary rights, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to use such trademarks or technology. Such a judgment would have a material adverse effect on our business, financial condition and results of operations. If someone asserts a claim relating to proprietary technology or information against us, we may seek licenses to such intellectual property. We cannot assure you, however, that we could obtain licenses on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse effect on our business, financial condition and results of operations.

EMPLOYEES

    As of December 31, 1998, we had 49 full-time and five part-time employees. Our employees are not covered by a collective bargaining agreement. We have never experienced an employment-related work stoppage and consider our employee relations to be good.

FACILITIES

    ZipLink's headquarters are located in Lowell, Massachusetts, where we currently lease an approximately 50,000 square foot facility and a 1,000 square foot data center. The Lowell facility contains our call center, data center, network operations center, marketing department and most administrative personnel.

    We lease the bulk of our Lowell facility from iGuide, Inc. under a sublease which expires on May 14, 2010 and sublet 25,000 square feet of presently unused space to a third party under a sublease which expires on December 31, 1999.

    We also lease approximately 3,500 square feet of office and collocation space in Hartford, Connecticut from Henry Zachs, our Co-Chairman and Chief Executive Officer, under a lease that expires in December, 2000. See "Certain Transactions--Real Property Leases."

    In addition, we lease space (typically less than 500 square feet) in various locations to house the telecommunications equipment for each of our SuperPOPs.

LEGAL PROCEEDINGS

    On March 10, 1999, ZipLink commenced an arbitration proceeding against a former employee seeking a ruling that such employee has forfeited an approximately 0.8% membership interest in ZipLink, LLC, a Connecticut limited
liability company (which would be convertible into      shares of Ziplink, based
upon an assumed initial public offering price of $     per share) due to the
violation of a restrictive covenant under the Operating Agreement of ZipLink, LLC. The basis for such claim is a written agreement between such employee and ZipLink which provided that the employee's membership interest would be forfeited in the event he violated a restrictive covenant. Our outstanding capital stock as described in this prospectus excludes this employee's forfeited
membership interest and         shares which would be received in exchange
therefor upon consummation of the Reorganization. Although we believe we will prevail in this arbitration proceeding, there can be no assurance that we will prevail and an adverse outcome may result in dilution to our stockholders.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning ZipLink's executive officers and directors and those persons who will become directors upon consummation of this offering:

NAME                                        AGE                                  POSITION
---------------------------------------     ---     ------------------------------------------------------------------
Henry M. Zachs.........................         64  Chief Executive Officer and Co-Chairman of the Board

Eric M. Zachs..........................         39  Co-Chairman of the Board

Christopher W. Jenkins.................         39  President, Chief Financial Officer and Director

Ronald C. Lipof........................         36  Chief Marketing and Strategic Officer

James G. Cocks.........................         60  Director of Networking

Kathleen A. Stillson...................         33  Director of Operations

Jai P. Bhagat..........................         52  Nominee for Director

Wayne A. Martino.......................         39  Nominee for Director

Alan M. Mendelson......................         51  Nominee for Director

    HENRY M. ZACHS has served as Co-Chairman since our inception and is Co-Chairman of our Board of Directors. Mr. Zachs has served as our Chief Executive Officer since June, 1997. Mr. Zachs will devote approximately 50% of his time to our business following the consummation of the offering. Prior to our inception, Mr. Zachs was for 34 years the Chief Executive Officer of Message Center USA, Inc. ("MCUSA"), a paging company he founded which had approximately 349,000 subscribers when it was sold to AirTouch Communications, Inc. in December, 1995. Mr. Zachs also serves on the advisory board of Axiom Venture Partners, L.P., a venture capital firm, as President of the Greater Hartford Jewish Federation and as a Trustee of Trinity College in Hartford, Connecticut and the Williston Northampton School. Mr. Zachs received a B.A. from Trinity College and an M.B.A. from the Wharton School of the University of Pennsylvania.

    ERIC M. ZACHS founded ZipLink in November, 1995, has served as Co-Chairman since that time and is Co-Chairman of our Board of Directors. Mr. Zachs served as our President and Chief Executive Officer from our inception until June, 1997. Prior to our inception, Mr. Zachs served as President and as Chief Operating Officer at MCUSA from 1993 until the sale of MCUSA in December, 1995. Mr. Zachs serves as general partner of Bantry Bay Ventures, a venture capital firm, and as a director of NetActive Internet (Pty.) Ltd., a South African ISP. Mr. Zachs received a B.A. from Tufts University and a J.D. from Columbia University School of Law.

    CHRISTOPHER W. JENKINS has served as our President since June, 1997 and, from time to time since our inception, as our Chief Financial Officer, and is a director. Previously, Mr. Jenkins served as our Chief Financial Officer from our inception until June, 1997. From June, 1993 until December, 1995, Mr. Jenkins served as Vice President of Operations at MCUSA. Mr. Jenkins also served as acting Chief Financial Officer of MCUSA from June, 1995 to December, 1995. From December, 1987 to June, 1993, Mr. Jenkins was President of Worcester Communications, a regional paging company. Mr. Jenkins also served as a Vice President at Arch Communications, and an Experienced Senior at Arthur Andersen, LLP. Mr. Jenkins received a B.S. from Indiana University and an M.S. from the Sloan School of Management at the Massachusetts Institute of Technology.

    RONALD C. LIPOF has been our Chief Marketing and Strategic Officer since October, 1997. From 1993 to 1997, Mr. Lipof was the President of Arch Nationwide Paging, a division of Arch Communications Group, Inc. Prior to joining Arch, Mr. Lipof was the founder and managing director of RC Consultants, a telecommunications consulting and brokerage firm. Previously, Mr. Lipof was an asset-based and communications lender at Fleet Credit Corporation, a subsidiary of Fleet Bank, N.A. Mr. Lipof filed for personal bankruptcy in August, 1995. Mr. Lipof received a B.S. from Boston University.

    JAMES G. COCKS has been our Director of Networking since April, 1998. Prior to joining ZipLink, Mr. Cocks was the Director of Network Engineering at UNIFI Communications from June, 1996 until February, 1998, and held the position of Service Line Manager for Internet Dial-up at BBN Planet from April, 1995 to June, 1996. Previously, Mr. Cocks held various positions at Digital Equipment Corporation, Wang Laboratories, Incoterm Corporation and Univac (UK and USA). Mr. Cocks received a B.Sc. from London University, UK.

    KATHLEEN A. STILLSON has been our Director of Operations since December, 1996. Ms. Stillson was Manager of Operations at EDS Personal Communications, a provider of services for the cellular telephone industry, from July, 1995 to December, 1996 and an Operations Supervisor from June, 1994 until July, 1995. Ms. Stillson received a B.A. from the University of Michigan.

    JAI P. BHAGAT will become a director of ZipLink upon consummation of this offering. Mr. Bhagat has been the Vice Chairman and a Director of SkyTel Communications, Inc. (formerly Mtel), a leading provider of nationwide wireless messaging services, since 1995. From 1988 until 1995, Mr. Bhagat was an Executive Vice President of SkyTel. Mr. Bhagat was Chairman of the Board of Directors of the Personal Communications Industry Association (PCIA) in 1988, has served as a member of its Board since 1985, and has served as a member of its Paging and Messaging Alliance Council since 1997. He also served as Chairman of the Board of Directors of American Mobile Satellite Corporation from 1988 to 1991 and as a member of its Executive Committee from 1988 to 1994. Mr. Bhagat received a B.S. from Birla Institute of Technology and Science, Pilani, India and an M.S. from Howard University.

    WAYNE A. MARTINO will become a director of ZipLink upon consummation of this offering. Mr. Martino has been a principal of Brenner, Saltzman & Wallman, LLP since 1991. Mr. Martino was a director of Mecklermedia Corporation, a publicly-held Internet media company from December, 1993 until November, 1998 when it was acquired by Penton Media, Inc. Mr. Martino received a B.A. from American University and a J.D. from the University of Connecticut Law School.

    ALAN M. MENDELSON will become a director of ZipLink upon consummation of this offering. Mr. Mendelson has been a general partner of Axiom Venture Partners, L.P. since April, 1994. From November, 1969 until April, 1994, Mr. Mendelson served with Aetna Life & Casualty in Hartford, Connecticut in various capacities, most recently as Vice President of Investment Strategy and Policy. In 1988, Mr. Mendelson founded Systemix, Inc., a biotechnology company, where he initially served as Chief Executive Officer until 1991. Mr. Mendelson is also a director of Cellomics, Inc., and Purilens, Inc., and sits on the advisory boards of Battery Ventures I, II and III, Syncom Inc. and Connecticut Innovations, Inc. Mr. Mendelson received a B.A. from Trinity College and a J.D. from the University of Connecticut.

BOARD COMPOSITION

    Directors are elected for a period of one year at ZipLink's annual meeting of stockholders and each serves until the next annual meeting or until his successor has been duly elected and qualified. Officers are elected and serve at the discretion of the Board of Directors. Eric Zachs, the Co-Chairman of the Board of Directors is the son of Henry Zachs, the Chief Executive Officer and Co-Chairman of the Board of Directors.

BOARD COMMITTEES

    Our Board of Directors will establish an Audit Committee and a Compensation Committee promptly following the closing of the offering. The Audit Committee will review ZipLink's annual audit and meet with our independent auditors to review our internal controls and financial management practices. The

Compensation Committee will determine compensation for certain of ZipLink's personnel and may administer our 1999 Stock Option Plan.

DIRECTOR COMPENSATION

    Directors who are employees of ZipLink do not receive additional compensation for serving as directors. Each director who is not an employee of ZipLink will receive $1,000 for attendance at each Board of Directors and Committee meeting. Pursuant to our 1999 Stock Option Plan, each non-employee director will automatically receive a non-discretionary grant of options to purchase 10,000 shares of common stock upon first becoming a director. At each annual meeting of our stockholders, each director who is re-elected and has served continuously as a director for at least six months prior to such meeting will be automatically granted an option to purchase 2,000 shares of common stock. The exercise price of all options granted to directors will be equal to the fair market value of the common stock on the date of the grant. Directors are also reimbursed for their out-of-pocket expenses in attending board and committee meetings in accordance with ZipLink's expense reimbursement policies. To date, no director has received any cash payments or been granted stock options as compensation for service as a director. See "--Employee Benefit Plans--Stock Option Plan."

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by, or paid to, our Chief Executive Officer and to all other executive officers whose total cash consideration exceeded $100,000 for services rendered to ZipLink during the fiscal year ended December 31, 1998 (collectively, with the Chief Executive Officer, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM COMPENSATION
                                                          ANNUAL COMPENSATION            --------------------------
                                                 --------------------------------------  SECURITIES
                                                                         OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                        SALARY      BONUS     COMPENSATION    OPTIONS(1)   COMPENSATION
-----------------------------------------------  ----------  ---------  ---------------  -----------  -------------
Henry Zachs....................................  $       --(2) $      --           --            --     $      --
  Co-Chairman and Chief
  Executive Officer

Christopher Jenkins............................  $  135,000  $  25,000         6,000(3)                 $   1,685(4)
  President, Chief Financial Officer and
  Director
Ronald Lipof...................................  $   97,692  $  13,500            --                    $      --
  Chief Marketing and
  Strategic Officer

------------------------

(1) All option grants were initially grants of options to purchase membership interests in ZipLink, LLC. The number in this column gives effect to the Reorganization as if it had occurred prior to January 1, 1998.

(2) Mr. Zachs served as an employee and a director without compensation during 1998. Upon the closing of this offering, Mr. Zachs' salary will be $100,000 per year.

(3) Represents a car allowance.

(4) Represents matching contributions under its 401(k) plan.

STOCK OPTION GRANTS

    The following table sets forth certain information regarding stock options granted to the Named Executives during the fiscal year ended December 31, 1998. The exercise price of all such options was not less than the fair market value on the date of the grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS(1)                         POTENTIAL REALIZABLE
                              -----------------------------------------------------------------    VALUE AT ASSUMED
                                             PERCENT OF                                              ANNUAL RATES
                               NUMBER OF        TOTAL                                               OF STOCK PRICE
                                SHARES         OPTIONS                                             APPRECIATION FOR
                              UNDERLYING     GRANTED TO      EXERCISE                              OPTION TERM (2)
                                OPTIONS       EMPLOYEES      PRICE PER         EXPIRATION        --------------------
NAME                            GRANTED        IN 1998         SHARE              DATE              5%         10%
----------------------------  -----------  ---------------  -----------  ----------------------  ---------  ---------
Henry Zachs.................          --             --      $      --   --                      $      --  $      --

Christopher Jenkins.........                         14%                 November 20, 2008

Ronald Lipof................                         22           1.80   February 15, 2008

------------------------

(1) All of the options reflected in this table were granted pursuant to our Unit Option Plan and in connection with the Reorganization will be converted to options under our 1999 Stock Option Plan. Options granted under such plan prior to the completion of this offering are subject to vesting as follows:
    50% of all then-unvested options vest upon the completion of this offering, 40% of all then-unvested options vest on the date which is two years after the date of the option grant, and the remaining unvested options vest ratably on the third, fourth and fifth anniversary of the date of the grant. See "--Employee Benefit Plans."

(2) These amounts represent assumed rates of appreciation in the price of our common stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the common stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in the table will be achieved.

AGGREGATED YEAR-END OPTION VALUES

    The following table sets forth information concerning the number and value of exerciseable and unexerciseable stock options held by each of the Named Executives at December 31, 1998. No options were exercised by any of the Named Executives during the fiscal year ended December 31, 1998.

                         FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                                          OPTIONS AT FISCAL YEAR-END      FISCAL YEAR-END (1)
                                                         ----------------------------  --------------------------
NAME                                                     EXERCISEABLE   UNEXERCISEABLE EXERCISEABLE UNEXERCISEABLE
-------------------------------------------------------  -------------  -------------  -----------  -------------
Henry Zachs............................................           --             --     $      --     $      --

Christopher Jenkins....................................           --                    $             $

Ronald Lipof...........................................           --                    $             $

------------------------

(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 1998 and the exercise prices of the options. Solely for purposes of determining the value of options at December 31, 1998, we have assumed that the fair market value of shares of common stock issuable upon exercise of options was $ per share, the assumed initial public offering price, since the common stock was not traded in an established market prior to this offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    We intend to establish a Compensation Committee promptly following the closing of this offering. All matters concerning executive officer compensation have historically been addressed by Henry Zachs, our Co-Chairman of the Board and Chief Executive Officer, and Eric Zachs, our Co-Chairman and former Chief Executive Officer, because we did not have a compensation committee.

EMPLOYMENT AGREEMENTS

    Christopher Jenkins, our President and Chief Financial Officer, is employed under an Employment Agreement that expires in December, 2001, unless earlier terminated by either party. The Agreement provides for a compensation package consisting of a base salary equal to $150,000 per year and an annual performance bonus in an amount to be determined by ZipLink. Mr. Jenkins is also eligible to participate in all of our fringe benefit programs. In the event that we terminate Mr. Jenkins' employment without cause, Mr. Jenkins will receive severance compensation equal to his base salary for the one-year period following termination. The Agreement contains non-competition and non-solicitation covenants which restricts Mr. Jenkins during and after his employment.

EMPLOYEE BENEFIT PLANS

    Since 1995, we have issued options to purchase membership interests in ZipLink, LLC, a Connecticut limited liability company, under the ZipLink, LLC Unit Option Plan. In connection with the merger of ZipLink, LLC, a Connecticut limited liability company, into ZipLink, LLC, a Delaware limited liability company, in March, 1999, all outstanding options issued to purchase membership interests under the ZipLink, LLC Unit Option Plan were assumed by ZipLink, LLC, a Delaware limited liability company and converted into options to purchase membership interests in that limited liability company. In connection with the Reorganization, all outstanding options to purchase membership interests in ZipLink, LLC, a Delaware limited liability company, will be assumed by ZipLink, Inc. and will be converted into options to purchase shares of common stock under the 1999 Stock Option Plan described below. Each such option will be converted
into an option to purchase common stock based upon a ratio of       shares of
common stock for each .01% membership interest, based upon an assumed initial public offering price of $ per share. The options outstanding to purchase membership interests in ZipLink, LLC, a Delaware limited liability company, on
December 31, 1998 will be converted into options to purchase             shares
of common stock, at a weighted average exercise price of $      per share
(assuming the Reorganization occurred as of such date, based upon an assumed
initial public offering price of $      per share). Upon the completion of this
offering, under most option agreements 50% of the then-unvested options will become vested.

  STOCK OPTION PLAN

    Prior to the closing of this offering, we will adopt a stock option plan to be designated the ZipLink, Inc. 1999 Stock Option Plan (the "Stock Option Plan"). The total number of shares of common stock to be reserved for issuance under our Stock Option Plan will be 1,500,000. The total number of shares authorized, as well as shares subject to outstanding options, will be adjusted in the event of changes to our capital structure, such as stock dividends, stock splits or other recapitalizations. If any shares subject to an award are forfeited, canceled, exchanged, or surrendered, or if an award otherwise terminates or expires without a distribution of shares to the holder of such award, the shares of common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination, or expiration, again be available for awards under the Stock Option Plan.

    The Stock Option Plan will provide for the granting of awards to such officers, other employees, consultants, and directors of ZipLink and its affiliates as our Board may select from time to time. The

Stock Option Plan will provide that no person may be granted options to purchase more than 500,000 shares of common stock during any one calendar year.

    Our Board will have the authority to administer the Stock Option Plan and to exercise all the powers and authorities either specifically granted to it under, or necessary or advisable in the administration of, the Stock Option Plan, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of common stock to which an award may relate and the terms, conditions, restrictions and performance goals relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged, or surrendered; to construe and interpret the Stock Option Plan and any award; to prescribe, amend and rescind rules and regulations relating to the Stock Option Plan; to determine the terms and provisions of agreements evidencing awards; and to make all other determinations deemed necessary or advisable for the administration of the Stock Option Plan. Our Board may appoint a committee to administer the Stock Option Plan.

    The purchase price per share payable upon the exercise of an option will be established by the Board, provided, however, that incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code") may not have an exercise price less than the fair market value of a share of common stock on the date of grant. The option exercise price is payable by any one of the following methods or a combination thereof, to the extent permitted by the
Board: (i) in cash or by personal check, certified check, bank cashier's check or wire transfer and/or (ii) subject to the approval of the Board, in common stock owned by the participant.

    Options granted under the Stock Option Plan will have a maximum term of 10 years. Options will generally vest in equal installments over a five-year period, but in no event will an option be exerciseable more than 10 years following the date of its grant, subject to acceleration in the event of certain transactions involving ZipLink.

    Options granted under the Stock Option Plan will generally expire three months after the termination of the optionee's service, except in the case of death or disability, in which case the options generally will be exerciseable up to 12 months following the date of death or termination of service. Options will generally terminate immediately upon termination for cause. In the event of a sale of all or substantially all of ZipLink's assets, a merger, consolidation, or other capital reorganization of ZipLink with or into another corporation, or a dissolution or liquidation of ZipLink, the vesting of the options will be accelerated, unless the Board determines otherwise.

    The Stock Option Plan will also provide for certain automatic and non-discretionary grants of options to members of our Board who are not employees of ZipLink or of any affiliated company. The exercise price of such options will be the fair market value of the common stock on the date of grant. The Stock Option Plan will provide that each eligible director will be granted an option to purchase 10,000 shares of common stock upon first becoming a member of the Board, which options will vest as to 33.3% of such shares on each anniversary of the option grant date. At each annual meeting of stockholders, upon re-election each eligible director will automatically be granted an additional option to purchase 2,000 shares if he or she has served continuously as a member of the Board for at least six months, which options will vest on the first anniversary of such grant provided such director served continuously as a director for such period. The options granted to Board members will have 10 year terms. Options granted under these provisions will generally expire seven months after the date the director ceases to be a director of ZipLink, except in the case of death or disability. In the event of a sale of all or substantially all of our assets, a merger, consolidation, or other capital reorganization of ZipLink with or into another corporation, or a dissolution or liquidation of ZipLink, the vesting of the options will be accelerated.

    Our Board may suspend, revise, terminate, or amend the Stock Option Plan at any time, provided, however, that: (i) stockholder approval will be sought if and to the extent required under Rule 16b-3 promulgated under the Exchange Act or if and to the extent the Board determines that such approval is required for purposes of satisfying Section 162(m) or
Section 422 of the Code and (ii) no such suspension, revision, termination or amendment may, without the consent of a participant, reduce the participant's rights under any outstanding option.

    The Stock Option Plan will terminate ten years after its adoption, unless sooner terminated in accordance with its terms.

    Concurrently with the consummation of this offering, ZipLink will grant
options to purchase       shares of common stock under the Stock Option Plan to
certain of its directors and employees at an exercise price equal to the public offering price.

    401(K) PLAN. We intend to adopt a defined contribution plan intended to qualify under Section 401 of the Code to be designated the ZipLink, Inc. 401(k) Savings Plan. We intend that such plan will be the successor to a 401(k) Plan adopted by ZipLink, LLC. All personnel who have completed one year of service with ZipLink and have attained the age of 21 will be eligible to participate and enter the plan as of the earlier of the first day of January or the first day of July coinciding with or next following the date the participant satisfies the eligibility requirements. Participants will be entitled to make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. The 401(k) plan will provide that ZipLink will make matching contributions equal to 25% of the participant's contribution. Each participant will be fully vested in his or her contributions and the investment earnings thereon. Participants will become fully vested in the matching contributions made by ZipLink after five years of service. Contributions by the participants or ZipLink, and the income earned on such contributions, will generally not be taxable to the participants until withdrawn. Contributions by ZipLink will generally be deductible by ZipLink when made. Contributions will be held in trust as required by law. Individual participants will be entitled to direct the trustee to invest their accounts in authorized investment alternatives.

                              CERTAIN TRANSACTIONS

    FORMATION TRANSACTIONS. ZipLink was originally organized as a Connecticut limited liability company (the "Connecticut LLC") in November, 1995. In connection with the formation of the Connecticut LLC, Henry Zachs, our Co-Chairman and Chief Executive Officer, and Eric Zachs, our Co-Chairman, each received a 1% membership interest in the Connecticut LLC in exchange for a capital contribution of $100, the Zachs Family Limited Partnership Number One (the "Zachs Partnership"), an affiliate of Henry and Eric Zachs, received a 90% membership interest in the Connecticut LLC in exchange for a capital contribution of $9,300, and Christopher Jenkins, our President, Chief Financial Officer and a director, received a 5% membership interest for no consideration. The Operating Agreement of the Connecticut LLC contemplated that Henry and Eric Zachs and the Zachs Partnership (collectively, the "Zachs Founders") would make additional capital contributions without an increase in their percentage ownership of the Connecticut LLC, but that, in exchange, they would receive a preferential return of capital contributions over certain members of the Connecticut LLC (including Mr. Jenkins) to the extent that such capital contributions exceeded $2.0 million. During 1996, Henry and Eric Zachs and their affiliates made net capital contributions to the Connecticut LLC of $5.8 million. During 1997, the Connecticut LLC made net capital distributions to Henry and Eric Zachs and their affiliates of $2.5 million. No contributions or distributions were made in 1998.

    REORGANIZATION OF LLC. In March, 1999, the Connecticut LLC was merged with and into a newly-formed Delaware limited liability company (the "Delaware LLC"), retaining the name ZipLink, LLC. As a result of such merger, all of the assets and liabilities of the Connecticut LLC were acquired by the Delaware LLC and all membership interests and options and warrants to acquire membership interests in the Connecticut LLC were exchanged for economically equivalent interests in the Delaware LLC. The merger of the Connecticut LLC into the Delaware LLC was the first step in the conversion of our business form to a corporation in order to have a business organization that is more typical of other publicly-traded entities in our market.

    Immediately prior to the closing of this offering, the Delaware LLC will merge with and into a newly-formed Delaware corporation known as ZipLink, Inc., as a result of which all of the assets and liabilities of the Delaware LLC will be transferred to ZipLink, Inc. In connection with such merger, each .01%
membership interest in the Delaware LLC will be exchanged into       shares of
common stock of ZipLink, Inc. and each option and warrant to acquire a .01% membership interest in the Delaware LLC will be exchanged for an option or
warrant, as the case may be, to purchase   shares of our common stock, based
upon an assumed initial public offering price of $  per share. After such
exchange, Henry Zachs, Eric Zachs, and Zachs Partnership, will own,       ,
      , and       shares of our common stock, respectively. Christopher Jenkins
will own   shares of our common stock and Nortel Networks will own   shares of
our common stock.

    NORTEL NETWORKS FUNDING. In December, 1997 Nortel Networks, a holder of more than 5% of our common stock, acquired $2.5 million of equity and $7.5 million of debt convertible into additional equity. Interest on such convertible debt has been accruing at a floating rate equal to LIBOR plus .80% and has been paid currently. Concurrently with the closing of this offering, $2.5 million of
the convertible debt will be converted into       shares of common stock at a
conversion price of $      per share, and $5.0 million of the convertible debt
will be converted into       shares of common stock at the initial public
offering price, based upon an assumed initial public offering price of $ per share.

    PURCHASES FROM NORTEL NETWORKS. We purchased equipment and services from Nortel Networks, in the aggregate amounts of $6.1 million in 1997 and $1.0 million in 1998. Commencing 100 days after the installation of our fifteenth SuperPOP using Nortel Networks equipment, we will obtain hardware maintenance and software subscription services from Nortel Networks at the rate of $423,000 per annum and intend to continue to obtain such services and purchase additional equipment from Nortel Networks on terms no less favorable than those which could be obtained from an independent third party.

    ZACHS FAMILY ADVANCES. During the period from 1996 through December 1997, ZipLink acted as a collection and dispersal agent for affiliates of the Zachs Founders. Certain proceeds collected by ZipLink were retained by ZipLink and recorded as non-interest bearing advances. The principal amount of such advances at the end of 1997 was $479,600 and at the end of 1998 was $476,100. Such advances were repaid in March, 1999. Ziplink ceased to act as a collection or dispersal agent for affiliates of the Zachs Founders in January, 1999 and does not intend to reinstitute such arrangement in the future.

    HENRY AND ERIC ZACHS GUARANTEES. During the period 1996 through 1998, BancBoston Connecticut, N.A. made loans to ZipLink under a $20.0 million line of credit which was personally guaranteed by Henry and Eric Zachs. Henry and Eric Zachs received an aggregate of $175,000 in compensation for providing such guarantees through 1997. The principal amount outstanding under the BancBoston line of credit was $3.5 million at the end of 1996, $15.0 million at the end of 1997, and $15.0 million upon repayment at March, 1998. Such outstanding balance bore interest at a floating rate equal to the LIBOR plus 0.50%. The BancBoston loans were repaid in March, 1998 with the proceeds of a $15.0 million line of credit to ZipLink from Fleet Bank, which amount was increased to $20.0 million in October, 1998. The Fleet Bank line of credit is secured by a pledge of all of ZipLink's assets and supported by a personal guarantee from Henry Zachs. Henry Zachs did not receive any compensation for providing such personal guarantee of the Fleet Bank Line of Credit. The Fleet Bank loan bears interest at a floating rate equal to LIBOR plus 0.30%. ZipLink believes that the loans from both BancBoston and Fleet Bank were at interest rates, in amounts and on other terms which were more favorable to ZipLink than those which we could have obtained without the guarantee of Henry Zachs or Eric Zachs. As of February 28, 1999, the outstanding balance under the Fleet Bank line of credit was $18.5 million and we anticipate that such balance will increase prior to closing of this offering. We intend to use approximately $20.0 million of the net proceeds of this offering to repay the entire outstanding indebtedness to Fleet Bank. Henry Zachs has agreed to guarantee up to $10.0 million of additional indebtedness to ZipLink from institutional lenders acceptable to Mr. Zachs. We do not intend to incur any such indebtedness which is guaranteed by Mr. Zachs prior to the consummation of this offering and Mr. Zachs' agreement to provide such guaranty will terminate upon the closing of this offering. After the closing of this offering, we do not believe that any further loans to ZipLink will be supported by a guarantee from either Henry or Eric Zachs. See "Risk Factors--Our Co-Chairmen and Our Chief Executive Officer Will Benefit From This Offering," and "--We Will Need Substantial Additional Capital, Which We May Be Unable To Obtain."

    HENRY ZACHS' CONVERSION OPTION. In connection with the issuance of the convertible debt to Nortel Networks, Henry Zachs received an option to convert certain indebtedness of ZipLink into additional equity and, under certain circumstances, is obligated to convert such indebtedness into additional equity in the event of certain conversions of the convertible debt. Mr. Zachs' obligation to convert indebtedness and acquire additional equity will not be triggered by the conversion of the convertible debt in connection with this offering. Prior to the closing of this offering, Mr. Zachs' option to acquire additional membership interests will terminate.

    REAL PROPERTY LEASES. We have leased certain office and co-location space in Hartford, Connecticut from Henry Zachs. Our rental expenses to Mr. Zachs were $64,000 during 1996, $45,000 during 1997 and $39,000 during 1998. In January,
1999 we terminated our then-existing lease with Mr. Zachs and entered into a two year lease with him for approximately 3,500 square feet of office and co-location space in Hartford, Connecticut. Rent payable under such lease is $39,000 per annum, including taxes, insurance, and certain utilities.

    SALARY ACCRUALS. ZipLink accrued, but did not pay, salary to Henry Zachs of $90,000 per year for each of 1996 and 1997, a salary to Christopher Jenkins of $50,000 for 1997 and bonus of $25,000 to Christopher Jenkins for 1998. In March, 1999 Mr. Zachs' agreed to forgive Ziplink's obligation to pay his accrued salary. Mr. Jenkins' accrued salary and bonus were paid in March, 1999.

    TRADEMARK LICENSE. Under an oral royalty-free license, ZipLink has used certain trademarks owned by Henry Zachs or subject to pending applications made by him. In March, 1999, Mr. Zachs granted ZipLink a royalty-free, perpetual non-exclusive license to use all such trademarks and trademark applications for Internet related applications. Mr. Zachs will not grant any further licenses to any of such trademarks or trademark applications without the consent of ZipLink. Under certain circumstances, Ziplink has an option to purchase all of such trademarks and trademark applications for nominal consideration. Mr. Zachs received no payment or other consideration for granting such license.

    OTHER ZACHS FAMILY TRANSACTIONS. ZipLink provided certain administrative and accounting services to a number of entities affiliated with the Zachs Family, including ZipCall Long Distance, Inc. ("ZipCall Long Distance"), Message Center Management, Inc. and Brainbug, LLC during 1996, 1997 and 1998. Such services were provided without charge in 1996 and 1997, and ZipLink accrued $24,000 in 1998 for reimbursement for such services. We engaged in the resale of long distance telephone services under a reseller agreement dated February 15, 1996 with ZipCall Long Distance. The total amounts paid to ZipCall Long Distance in 1996, 1997 and 1998 were $88,000, $233,000 and $83,000 respectively. ZipLink terminated the provision of administrative and accounting services and the resale of long distance telephone services in 1997 and will not provide such services in the future.

    STOCK OPTIONS. We have granted certain stock options to Christopher Jenkins and Ronald Lipof, as well as certain other employees. See "Management--Stock Option Grants." Concurrently with the closing of this offering, ZipLink will
grant       and       options to purchase shares of common stock to Christopher
Jenkins and Ronald Lipof, respectively.

    REGISTRATION RIGHTS. The Zachs Founders, Christopher Jenkins and Nortel Networks have been granted certain registration rights with respect to shares of common stock held by them. See "Description of Capital Stock--Registration Rights."

    OTHER TRANSACTIONS. For the past several years, Wayne A. Martino, a director nominee of ZipLink, has performed legal services on our behalf in his capacity as a principal of the New Haven, Connecticut law firm of Brenner, Saltzman & Wallman, LLP, as have other principals and employees of such firm. The fees paid by ZipLink to such law firm during 1996, 1997 and 1998 were $55,000, $106,000 and $26,000, respectively. However, at no time were the fees paid by ZipLink to such law firm in excess of 5% of the law firm's gross revenues. In addition, Mr. Martino has received options to purchase membership interests in ZipLink, LLC which will be converted into options to purchase shares of common stock at an exercise price of $  per share, based on an
assumed initial public offering price of $    per share.

    We believe that all of the related party transactions described above (other than the provision of administrative and accounting services) were on terms no less favorable than terms we could have obtained from independent third parties. All future transactions with our officers, directors and principal stockholders and their affiliates will be on terms no less favorable than terms we could obtain from independent third parties and will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 1998 and as adjusted to reflect the sale of the shares of common stock offered hereby and the conversion of convertible debt concurrently with the closing of this offering by (i) each person who we know owns beneficially more than 5% of our outstanding common stock, (ii) each of our directors and director nominees, (iii) each of the Named Executives, and (iv) all of our executives officers, directors and director nominees as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent those options are currently exercisable or convertible within 60 days as of the date hereof, are treated as outstanding for computing the percentage securities held by a person but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to applicable community property laws.

    The information in the table below gives effect to the Reorganization as if
it had occurred on December 31, 1998 and includes       shares issuable upon the
conversion of convertible debt, based upon an assumed initial public offering
price of $      per share, which conversion will occur concurrently with the closing of this offering. There were, as of December 31, 1998, outstanding
options to purchase       shares of common stock, exerciseable at a weighted
average price of $  per share, and an outstanding warrant to purchase
shares of common stock, with an exercise price of $      per share, based upon
an assumed initial public offering price of $      per share.

                                                                                     PERCENTAGE OF COMMON STOCK
                                                                       NUMBER OF         BENEFICIALLY OWNED
                                                                         SHARES     -----------------------------
                                                                      BENEFICIALLY      BEFORE          AFTER
BENEFICIAL OWNER                                                         OWNED         OFFERING       OFFERING
--------------------------------------------------------------------  ------------  --------------  -------------
Zachs Family Limited Partnership Number One(1)......................                            %              %
Henry M. Zachs(1)(2)................................................
Eric M. Zachs(1)(2).................................................
Northern Telecom Limited(3).........................................
Christopher W. Jenkins(4)...........................................
Jai P. Baghat.......................................................
Wayne A. Martino(5).................................................
Alan M. Mendelson...................................................
All executive officers, directors and director nominees as a Group
  (9 persons).......................................................

------------------------

(1) The address for the Zachs Family Limited Partnership Number One, Henry M. Zachs and Eric M. Zachs is 40 Woodland Street, Hartford, Connecticut 06105.

(2) Includes       shares owned by Zachs Family Limited Partnership Number One.
    Henry M. and Eric M. Zachs are each general partners of the Zachs Family Limited Partnership Number One.

(3) Consists of       shares owned by Bay Networks, Inc., an indirect, wholly
    owned subsidiary of Northern Telecom Limited, and       shares issuable upon
    the conversion of convertible debt held by Bay Networks, Inc. The address for Northern Telecom Limited is 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T 5P6.

(4) Represents       shares issuable upon exercise of options exerciseable upon the closing of this offering.

(5) Represents       shares issuable upon exercise of options exerciseable upon the closing of this offering.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of undesignated preferred stock, par value $.001 per share. Immediately after this offering, after giving effect to the Reorganization and the conversion of all convertible debt into shares of
common stock, there will be outstanding   shares of common stock, based upon an
assumed initial public offering price of $   per share, and no shares of
preferred stock.

    The following description of our capital stock and selected provisions of our Certificate of Incorporation and By-Laws is a summary and is qualified in its entirety by reference to our Certificate of Incorporation and By-Laws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of ZipLink holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to common stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be upon payment therefor, duly and validly issued, fully paid and non-assessable. As of the date of this prospectus, there were five holders of record of our common stock.

PREFERRED STOCK

    ZipLink's Certificate of Incorporation provides that we may issue up to 1,000,000 shares of preferred stock in one or more series and as may be determined by our Board of Directors, who may establish from time to time the number of shares to be included in each series, and who may fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon, including the dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights, and the number of shares constituting any series. The Board of Directors may authorize, without stockholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock and, under certain circumstances, make it more difficult or costly for a third party to acquire, or discourage a third party from attempting to acquire, control of ZipLink. See "Risk Factors-- We Are Subject to Anti-takeover Provisions Which Could Negatively Impact Our Stockholders." In certain circumstances, this could have the effect of decreasing the market price of the common stock. We do not have any present plans to issue any shares of preferred stock.

WARRANTS

    As of the date of this prospectus, we had outstanding one warrant to
purchase       shares of common stock at an exercise price of $      , based
upon an assumed initial public offering price of $   per share. This warrant
expires on September 2, 2002.

OPTIONS

    Immediately after the closing of the offering, after giving effect to the options being granted to certain directors and employees concurrently with the closing of this offering, there will be outstanding options to
purchase       shares of common stock at a weighted average exercise price of
$      per share, based upon an assumed initial public offering price of $   per
share.

REGISTRATION RIGHTS

    FOUNDERS' REGISTRATION RIGHTS AGREEMENT. Henry M. Zachs, our Co-Chairman and Chief Executive Officer, Eric M. Zachs, our Co-Chairman and Chief Executive Officer, Zachs Family Limited Partnership Number One, of which Messrs. Henry and Eric Zachs are the general partners, and Christopher Jenkins, our President and a director (collectively, the "Founding Stockholders") are entitled to certain registration rights (the "Founders' Registration Rights") with respect to such shares of common stock as may be held by them under the terms of a registration rights agreement dated as of December 23, 1997. Subject to certain limitations, in the event that we elect to register any of our common stock under the Securities Act (other than in connection with this offering), either for our own account or for the account of any other stockholder, we are required to include in such registration the shares of common stock held by such Founding Stockholders as request registration. The Founding Stockholders also have two demand registration rights respecting the common stock, exercisable at any time after the date which is six months from the closing of this offering by Founding Stockholders who hold not less than 20% of the aggregate shares of common stock held by all of the Founding Stockholders. The Founders' Registration Rights will terminate as to any Founding Stockholder who can sell an unlimited number of shares under Rule 144. ZipLink will bear the expenses of the registration of the common stock, except any underwriting discounts and commissions.

    NORTEL NETWORKS REGISTRATION RIGHTS AGREEMENT. Pursuant to an agreement dated as of December 23, 1997 (the "Nortel Purchase Agreement"), Nortel Networks is entitled to certain registration rights (the "Nortel Registration Rights")
with respect to       shares of common stock owned by Nortel Networks, based
upon an assumed initial public offering price of $   per share. Subject to
certain limitations, in the event that we elect to register any of our common stock under the Securities Act (other than in connection with this offering), either for our own account or for the account of any other stockholder, we are required to include in such registration shares of common stock held by Nortel Networks to the extent requested by Nortel Networks to do so. Nortel Networks also has two demand registration rights respecting its common stock which may be exercised at any time after the date which is six months from the closing of this offering. The registration rights granted under the Nortel Purchase Agreement terminate on the earlier of (i) three years from the closing of this offering, or (ii) at such time as Nortel Networks has been entitled to sell, during any three-month period, all of its common stock subject to registration rights. ZipLink will bear the expenses of the registration of its common stock under the Nortel Purchase Agreement, except any underwriting discounts and commissions.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    Certain provisions of Delaware law and ZipLink's charter documents could make the acquisition of ZipLink and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of ZipLink to negotiate with us first. We believe that the benefits of increased protection of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure ZipLink outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

    ZipLink is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions): the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. The term "business combination" is defined generally to include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior did own) 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of ZipLink.

    ZipLink's Certificate of Incorporation provides for authorized but unissued shares of preferred and common stock. Such shares are available for issuance without stockholder approval and may be used by us for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. This could make it more difficult or discourage any attempt to take control of us by means of a proxy contests, tender offer, merger or otherwise.

    Our Certificate of Incorporation further provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. The Certificate of Incorporation and By-Laws provide that special meetings of stockholders can be called only by the Board. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Board. The By-Laws also set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Board, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders. The Certificate of Incorporation further provides that the provisions respecting the powers, number and election of directors, stockholder action by written consent, special meetings of stockholders and the By-Laws may only be amended by a supermajority vote of the stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    To the extent permitted by the Delaware General Corporation Law, ZipLink has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our Certificate of Incorporation requires us to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We also intend to enter into indemnity agreements with our directors and executive officers. We are seeking to obtain directors' and officers' liability insurance.

    We believe that our charter provisions and indemnity agreements are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the common stock is             .

                        SHARES ELIGIBLE FOR FUTURE SALE

    If our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market following this offering, the market price of our common stock could fall. These sales might adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants, based upon an assumed initial public offering price of $ per share. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144
under the Securities Act. The remaining             shares of common stock held
by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below.

    As a result of the contractual restrictions described below and the provisions of Rule 144 and 701, the restricted securities will become eligible for sale in the public market not earlier than 180 days after the date of this prospectus.

LOCK-UP AGREEMENTS

    All of our officers, directors and stockholders will sign lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Jefferies & Company, Inc.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will
      equal approximately             shares immediately after this offering,
      based upon an assumed initial public offering price of $     per share; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of             shares of our
common stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After such a registration and the expiration of any applicable contractual restrictions, these shares becoming freely tradable without restriction under the Securities Act. These sales of securities could have a material adverse effect on the market price of our common stock.

STOCK OPTIONS

    Immediately after this offering, we intend to file a registration statement
in Form S-8 under the Securities Act covering             shares of common stock
reserved for issuance under our Stock Option Plan. As of February 28, 1999,
options to purchase             shares of common stock were issued and
outstanding. Upon the expiration of the lock-up agreements described above, at
least             shares of common stock will be subject to vested options
(based on options outstanding as of February 28, 1999). This S-8 registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares of our common stock registered under such S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement dated the date hereof, the underwriters named below, through their representatives, Jefferies & Company, Inc. and First Albany Corporation, have severally agreed to purchase from ZipLink the number of shares of common stock set forth opposite their respective names in the table below at the public offering price less the underwriting discount set forth on the cover page of this prospectus.

                                                                                                         NUMBER
UNDERWRITERS                                                                                           OF SHARES
----------------------------------------------------------------------------------------------------  ------------
Jefferies & Company, Inc............................................................................
First Albany Corporation............................................................................

                                                                                                      ------------
    Total...........................................................................................
                                                                                                      ------------
                                                                                                      ------------

    The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock offered hereby are subject to certain conditions. The underwriters are obligated to purchase all of the shares of common stock offered hereby (other than those covered by the over-allotment option described below), if any of such shares are purchased.

    The underwriters propose to offer the shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $ per share. The underwriters may allow, and such dealers may re-allow, a discount not in excess of $ per share to certain other dealers. After the initial public offering, the representatives of the underwriters may change the offering price, the concession to selected dealers and the reallowance to other dealers.

    ZipLink has granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase, from time to time,
in whole or in part, up to       additional shares of common stock at the public
offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise such option only to cover over-allotments, if any, made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise such option, each of the underwriters will become obligated, subject to certain conditions, to purchase additional shares of common stock proportionate to such underwriter's initial commitment as indicated in the table above.

    The following table shows the underwriting fees to be paid to the underwriters by ZipLink in connection with this offering. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                                      FULL
                                                                     NO EXERCISE    EXERCISE
                                                                     -----------  ------------
Per share..........................................................   $            $
Total..............................................................   $            $

    Other expenses of this offering payable by ZipLink are estimated to be
$      .

    ZipLink has agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the underwriters may be required to make in respect thereof.

    Each of ZipLink, its executive officers and directors and stockholders has agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies & Company, Inc. Such consent may be given at any time without public notice.

    The representatives of the underwriters have advised ZipLink that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    The representatives of the underwriters have advised ZipLink that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the underwriters may over-allot shares of the common stock in connection with this offering, thereby creating a short position in the common stock for their own account. Additionally, to cover such over-allotments or to stabilize the market price of the common stock, the underwriters may bid for, and purchase, shares of the common stock in the open market. Finally, the representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time. These transactions may be effected on the Nasdaq National Market, the over-the-counter market or otherwise.

    Prior to this offering, there has been no public market for ZipLink's common stock. Consequently, the initial public offering price for ZipLink's common stock will be determined by negotiation among ZipLink and the representatives of the underwriters. The factors to be considered in determining the initial public offering price will include the history of and the prospects for the industry in which ZipLink competes, an assessment of ZipLink's management, the past and present operations of ZipLink, the historical results of operations of ZipLink, the recent market prices of securities of companies that ZipLink and the representatives of the underwriters believe to be comparable to ZipLink and the general condition of the securities markets at the time of this offering.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for ZipLink by Brenner, Saltzman & Wallman LLP, New Haven, Connecticut. As of the date of this prospectus, attorneys at Brenner, Saltzman & Wallman, LLP, including Wayne A. Martino, a director nominee of ZipLink and a principal of
such firm, own options to purchase an aggregate of       shares of our common
stock, based upon an assumed initial public offering price of $     per share.
Certain legal matters in connection with this offering will be passed upon for the underwriters by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

    The financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission ("SEC") a registration statement, of which this prospectus constitutes a part, on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to ZipLink and the common stock offered hereby, reference is made to the registration statement and to the exhibits and schedules thereto. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. The registration statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13(th) Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of certain fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and quarterly reports containing unaudited financial information.

                                  ZIPLINK, LLC
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accountants...................................................................         F-2

Balance Sheets.............................................................................................         F-3

Statements of Operations...................................................................................         F-4

Statements of Changes In Members' Equity (Deficit).........................................................         F-5

Statements of Cash Flows...................................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ZipLink, LLC:

    We have audited the accompanying balance sheets of ZipLink, LLC (a Delaware limited liability company, formerly a Connecticut limited liability company) as of December 31, 1997 and 1998, and the related statements of operations, changes in members' deficit and cash flows for the three years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ZipLink, LLC as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the three years ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                             Arthur Andersen LLP

Boston, Massachusetts
March 10, 1999

                                  ZIPLINK, LLC

                                 BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                     -----------------------------
                                                                                         1997            1998
                                                                                     -------------  --------------
                                                      ASSETS
Current Assets:
  Cash and cash equivalents........................................................  $   1,081,505  $      512,055
  Accounts receivable, less allowance for doubtful accounts of approximately
    $153,000 and $68,000 in 1997 and 1998, respectively............................        474,780         678,683
  Prepaid expenses and other current assets........................................         56,224          70,964
                                                                                     -------------  --------------
      Total current assets.........................................................      1,612,509       1,261,702
                                                                                     -------------  --------------
Property and Equipment, at cost:
  Network equipment................................................................     11,719,967      12,659,088
  Computer equipment and software..................................................        289,973         356,789
  Leasehold improvements...........................................................        595,706         756,901
  Furniture, fixtures and equipment................................................        105,948         107,764
  Vehicles.........................................................................         20,416          20,416
                                                                                     -------------  --------------
                                                                                        12,732,010      13,900,958
  Less--Accumulated depreciation and amortization..................................      1,460,805       4,097,553
                                                                                     -------------  --------------
                                                                                        11,271,205       9,803,405
Other Assets.......................................................................        100,772         108,772
                                                                                     -------------  --------------
      Total assets.................................................................  $  12,984,486  $   11,173,879
                                                                                     -------------  --------------
                                                                                     -------------  --------------
                                         LIABILITIES AND MEMBERS' DEFICIT
Current Liabilities:
  Current portion of convertible debentures........................................  $          --  $      500,000
  Current portion of capital lease obligation......................................        410,029         464,531
  Accounts payable.................................................................      4,840,141         881,199
  Accrued expenses.................................................................        971,051       1,882,424
  Deferred revenue.................................................................        228,921         119,672
  Amounts due to affiliates, net...................................................        479,561         476,140
                                                                                     -------------  --------------
      Total current liabilities....................................................      6,929,703       4,323,966

Note Payable To a Bank.............................................................     15,000,000      17,600,000

Capital Lease Obligation, less current portion.....................................        803,112         338,580

Convertible Debentures.............................................................             --       7,000,000
                                                                                     -------------  --------------
      Total liabilities............................................................     22,732,815      29,262,546
                                                                                     -------------  --------------
Commitments and Contingencies (Notes 12, 14 and 16)

Members' Deficit...................................................................     (9,748,329)    (18,088,667)
                                                                                     -------------  --------------
      Total liabilities and members' deficit.......................................  $  12,984,486  $   11,173,879
                                                                                     -------------  --------------
                                                                                     -------------  --------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  ZIPLINK, LLC

                            STATEMENTS OF OPERATIONS

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                            1996        1997        1998
                                                         ----------  ----------  ----------
Revenues...............................................  $  755,655  $5,235,830  $7,088,200
                                                         ----------  ----------  ----------
Costs and Expenses:
  Cost of revenues.....................................   1,782,430   3,186,777   6,271,169
  Selling, general and administrative..................   7,372,740   6,507,490   5,174,370
  Depreciation and amortization........................     383,965   1,084,393   2,636,748
                                                         ----------  ----------  ----------
      Total costs and expenses.........................   9,539,135  10,778,660  14,082,287
                                                         ----------  ----------  ----------
      Loss from operations.............................  (8,783,480) (5,542,830) (6,994,087)
                                                         ----------  ----------  ----------
Other Expenses:
  Interest expense.....................................     (30,492) (1,098,119) (1,344,285)
  Interest income......................................      11,217         426      37,029
  Other (expense) income...............................         630     (68,902)   (144,514)
                                                         ----------  ----------  ----------
                                                            (18,645) (1,166,595) (1,451,770)
                                                         ----------  ----------  ----------
      Net loss.........................................  $(8,802,125) $(6,709,425) $(8,445,857)
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  ZIPLINK, LLC

               STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                         ZACHS
                                                                      (INDIVIDUALS      NORTEL
                                                                      AND LIMITED     NETWORKS,
                                                                      PARTNERSHIP)       INC.          TOTAL
                                                                     --------------  ------------  --------------
Members' Equity, December 31, 1995 (unaudited).....................  $          989  $    --       $          989
  Net loss.........................................................      (8,802,125)      --           (8,802,125)
  Members' contributions, net of distributions.....................       5,776,994       --            5,776,994
                                                                     --------------  ------------  --------------
Members' Equity (Deficit), December 31, 1996.......................      (3,024,142)      --           (3,024,142)
  Net loss.........................................................      (6,694,719)      (14,706)     (6,709,425)
  Members' contributions, net of distributions.....................      (2,514,762)    2,500,000         (14,762)
                                                                     --------------  ------------  --------------
Member's Equity (Deficit), December 31, 1997.......................     (12,233,623)    2,485,294      (9,748,329)
  Net loss.........................................................      (7,601,271)     (844,586)     (8,445,857)
Compensation associated with the issuance of unit options and
  warrants.........................................................          94,967        10,552         105,519
                                                                     --------------  ------------  --------------
Members' Equity (Deficit), December 31, 1998.......................  $  (19,739,927) $  1,651,260  $  (18,088,667)
                                                                     --------------  ------------  --------------
                                                                     --------------  ------------  --------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  ZIPLINK, LLC

                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                            1996        1997        1998
                                                         ----------  ----------  ----------
Cash Flows from Operating Activities:
  Net loss.............................................  $(8,802,125) $(6,709,425) $(8,445,857)
  Adjustments to reconcile net loss to net cash used in
    operating activities--
    Depreciation and amortization......................     383,965   1,084,393   2,636,748
    Loss on disposal of property and equipment.........          --      53,053     143,844
    Compensation expense associated with the granting
      of unit options and warrants.....................          --          --     105,519
    Changes in operating assets and liabilities--
      Accounts receivable, net.........................    (159,940)   (314,840)   (203,903)
      Prepaid expenses and other current assets........     (81,603)     57,221     (14,740)
      Accounts payable.................................   1,292,629   3,476,809  (3,958,942)
      Accrued expenses.................................   1,444,417    (473,366)    911,373
      Deferred revenue.................................     177,136      51,785    (109,250)
      Due to affiliates................................    (206,101)   (578,276)     (3,421)
                                                         ----------  ----------  ----------
        Net cash used in operating activities..........  (5,951,622) (3,352,646) (8,938,629)
                                                         ----------  ----------  ----------
Cash Flows from Investing Activities:
  Purchases of property and equipment..................  (4,218,716) (6,969,558) (1,312,792)
  Proceeds from sale of property and equipment.........          --      20,765          --
  Increase in other assets.............................     (80,772)    (20,000)     (8,000)
                                                         ----------  ----------  ----------
        Net cash used in investing activities..........  (4,299,488) (6,968,793) (1,320,792)
                                                         ----------  ----------  ----------
Cash Flows from Financing Activities:
  Proceeds from convertible debentures.................          --          --   7,500,000
  Net proceeds from borrowings under notes payable.....   2,700,970  11,450,000   2,600,000
  Payments of principal made on capital lease
    obligations........................................          --    (333,388)   (410,029)
  Members' contributions...............................   5,776,994   2,500,000          --
  Members' distributions...............................          --  (2,514,762)         --
                                                         ----------  ----------  ----------
        Net cash provided by financing activities......   8,477,964  11,101,850   9,689,971
                                                         ----------  ----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents...  (1,773,146)    780,411    (569,450)

Cash and Cash Equivalents, beginning of period.........   2,074,240     301,094   1,081,505
                                                         ----------  ----------  ----------
Cash and Cash Equivalents, end of period...............  $  301,094  $1,081,505  $  512,055
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------
Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest...............................  $   30,402  $1,034,506  $1,242,138
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------
Supplemental Disclosure of Non-Cash Financing and
  Investing Activities:
  Acquisition of equipment pursuant to capital lease
    obligation.........................................  $       --  $1,546,529  $       --
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  ZIPLINK, LLC

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

(1) ORGANIZATION

    ZipLink, LLC (the Company) was organized as a Connecticut limited liability company (LLC) on November 21, 1995. The Company had no significant operations prior to January 1, 1996. On March 9, 1999, the Company was merged into a Delaware LLC and will be subsequently merged into a Delaware corporation upon the closing of the Company's proposed initial public offering (IPO). The Company intends to file for an IPO. See Note 16.

    The Company has operations in Lowell, Massachusetts and Hartford, Connecticut and is a national backbone provider offering wholesale Internet access services in the United States to two distinct target markets: Internet appliances and local and regional Internet service providers.

    The Company is subject to a number of risks common to companies in similar stages of development, including dependence on key personnel, customers and suppliers, competition from substitute services and larger companies, the need for adequate financing to fund future operations, the continued successful development and marketing of its services and the attainment of profitable operations. See "Risk Factors" included elsewhere in this prospectus for additional discussion.

    The Company has incurred cumulative net loss from operations of $24 million since inception and has funded these losses principally through the issuance of debt and equity securities. The Company has a members' deficit of $18 million as of December 31, 1998 and is dependent on raising additional capital in the short term to satisfy ongoing capital needs. As discussed in Note 6, the Capital Member has agreed to personally guarantee an additional $10 million of borrowings. These additional proceeds should be sufficient to continue operations through 1999.

(2) SIGNIFICANT ACCOUNTING POLICIES

    The accompanying financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying notes to financial statements.

    (A) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (B) CASH AND CASH EQUIVALENTS

        The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates market, and include overnight investments in U.S. Treasury securities.

    (C) REVENUE RECOGNITION

        The Company recognizes revenue over the period in which the services are performed. Deferred revenue relates to advanced service billings and are $228,921 and $119,672 at December 31, 1997 and 1998, respectively.

                                  ZIPLINK, LLC

                               DECEMBER 31, 1998

    (D) DEPRECIATION AND AMORTIZATION

        Depreciation and amortization is provided using the straight-line method over the following estimated useful lives of the assets:

Network equipment.....................................  3-5 years
Computer equipment and software.......................  5 years
Leasehold improvements................................  Life of the lease
Furniture, fixtures and equipment.....................  5 years
Vehicles..............................................  5 years

        Expenditures for major renewals and betterments are capitalized. Expenditures for maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred.

    (E) TRANSACTIONS WITH AFFILIATES

        The Company collects and disburses funds on behalf of other entities owned by some of the Company's members. The amount of non-interest bearing advances due these entities is $479,561 and $476,140 at December 31, 1997 and 1998, respectively, and is therefore reflected as a liability on the accompanying balance sheets. These amounts will be paid in 1999.

    (F) OTHER ASSETS

        Other assets consist primarily of security deposits on the Company's leased facilities.

    (G) LONG-LIVED ASSETS

        The Company follows Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 requires that long-lived assets be reviewed for impairment by comparing the fair value of the assets with their carrying amount. Any write-downs are to be treated as permanent reductions in the carrying amount of the assets. Accordingly, the Company evaluates the possible impairment of long-lived assets at each reporting period based on the undiscounted projected cash flows of the related asset. Should there be impairment, the cash flow estimates that will be used will contain management's best estimates, using appropriate and customary assumptions and projections at the time. To date, the Company does not believe that an impairment exists.

    (H) CONCENTRATIONS OF CREDIT RISK

        Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company's cash equivalents are invested in financial instruments with high credit ratings. Concentration of credit risk with respect to accounts receivable is limited to customers to whom the Company makes significant sales. To control credit risk, the Company performs periodic credit evaluations of its customers and has recorded allowances for estimated losses. One customer accounted for approximately 80% and 85% of accounts receivable at December 31, 1997 and 1998, respectively.

                                  ZIPLINK, LLC

                               DECEMBER 31, 1998

    (I) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable, amounts due to affiliates, notes payable, and convertible debentures approximates its fair value.

    (J) STOCK-BASED COMPENSATION

        The Company adopted SFAS No. 123 ACCOUNTING FOR STOCK-BASED COMPENSATION in 1997. SFAS No. 123 defines a fair-value-based method of accounting for employee stock options and other stock-based compensation. The compensation expense arising from this method of accounting can be reflected in the financial statements or alternatively, pro forma net income and earnings per share effect of the fair-value-based accounting can be disclosed in the financial footnotes. The Company has adopted the disclosure-only alternative.

    (K) SIGNIFICANT VENDORS

        The Company relies on other companies to supply certain key components of their network infrastructure. These components include critical telecommunications services and networking equipment, which, are available only from sole-or limited-sources. Six companies provide the backbone data communications facilities and capacity for the Company. The Company is also dependent upon local exchange carriers to provide telecommunications services to the Company and its customers. One company is the sole supplier of the servers primarily used in the Company's network infrastructure.

    (L) POSTRETIREMENT BENEFITS

        The Company has no obligations for postretirement benefits.

(3) SIGNIFICANT CUSTOMER

    In October 1996, the Company entered into a wholesale network services agreement with WebTV Networks (WebTV). Under the terms of this agreement, the Company provides dial-up connectivity between WebTV subscribers and WebTV's own internet access facility over the ZipLink network. The agreement expires in December 2000. During the years ended December 31, 1996, 1997 and 1998, WebTV represented approximately 4%, 48% and 68%, respectively, of the Company's revenues.

(4) SEGMENT DISCLOSURE

    In July 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. The Company has determined that it only operates in one segment.

(5) INCOME TAXES

    As a result of the Company's organization as an LLC, taxation does not occur at the Company level, but is shared individually by the members. Accordingly, no provision for federal or state income taxes is required in the accompanying statements of operations for the years ended December 31, 1996, 1997 and 1998. Upon the consummation of the reorganization discussed in Note 16, the Company will be subject to

                                  ZIPLINK, LLC

                               DECEMBER 31, 1998

federal and state income tax based upon the taxable income generated after the date of the reorganization and will begin accounting for income taxes in accordance with SFAS No. 109 ACCOUNTING FOR INCOME TAXES.

(6) NOTE PAYABLE

    On March 31, 1998, the Company entered into a revolving credit agreement, as amended on October 15, 1998 (the Financing Agreement) that provides for borrowings up to $20.0 million and matures on April 1, 2001. Borrowings under the Financing Agreement are for working capital purposes and are secured by a pledge of certain collateral owned by a Capital Member of the Company and substantially all the assets of the Company. Borrowings are limited to the lesser of 60% of the current market value of certain collateral, subject to adjustment, or $20 million and bear interest at LIBOR (5.066 % at December 31, 1998) plus .3%.

    In March 1999, the Capital Member agreed to personally guarantee an additional $10 million of borrowings from an institutional lender (Additional Guarantee). The Additional Guarantee will expire, upon the earlier of the closing of the proposed IPO, as long as the net proceeds from the offering exceed $30 million or January 1, 2000. Although the Company has not arranged additional financing with an institutional lender as of the date of this report, the Capital Member has the ability to make this guarantee.

    On December 24, 1997, the Company amended its existing revolving credit agreement to allow for borrowing up to $20 million. Borrowings were secured by certain collateral of a Capital Member and bore interest at LIBOR plus 0.5%. At December 31, 1997, the Company had borrowings of $15 million outstanding under this agreement. The Company refinanced these borrowings in 1998 with the above described Financing Agreement.

(7) CONVERTIBLE DEBENTURES

    In December 1997, the Company also entered into two unsecured convertible debenture agreements (the Debenture Agreements) with a Senior Member (Nortel Networks) for $2.5 million and $5 million, Debenture One and Debenture Two, respectively. In 1998, the Company received proceeds of $7.5 million under these Debenture Agreements. The Debenture Agreements both bear interest at the six month LIBOR rate (5.066 % at December 31, 1998) plus 0.8%. The Debenture Agreements are payable in 60 equal monthly installments of principal of $125,000, commencing on September 15, 1999.

    Both Debenture Agreements contain automatic and voluntary conversion rights. Debenture One and Debenture Two each convert into a number of units, as defined in the Debenture Agreements. The Debenture Agreements cannot be converted prior to June 30, 1999 unless certain events occur causing an automatic conversion, as defined in the Debenture Agreements, including but not limited to an IPO. The Senior Member and the Company each have voluntary conversion rights after June 30, 1999 into units at the defined conversion prices. In the event the Company voluntarily elects to convert Debenture Two into units of the Company, the Company must cause a Capital Member to repay a certain amount of the Company's borrowings and convert that amount into additional units of the Company. The amount which must be repaid and converted into units of the Company is equal to the lesser of (i) $7.5 million or (ii) 150% of the outstanding principal balance of Debenture Two. The indebtedness under both Debenture Agreements is subordinate to the Financing Agreement.

                                  ZIPLINK, LLC

                               DECEMBER 31, 1998

    The future principal payments in accordance with the Debenture Agreements are as follows:

YEAR ENDED DECEMBER 31,                                                              AMOUNT
--------------------------------------------------------------------------------  ------------
1999............................................................................  $    500,000
2000............................................................................     1,500,000
2001............................................................................     1,500,000
2002............................................................................     1,500,000
2003............................................................................     1,500,000
Thereafter......................................................................     1,000,000
                                                                                  ------------
                                                                                  $  7,500,000
                                                                                  ------------
                                                                                  ------------

(8) MEMBERS' EQUITY

    At December 31, 1998, the Company's membership was comprised of the three Capital Members-- 85.4% (all Zachs family members and/or partnerships), one Senior Member--10% (Nortel Networks) and one Service Member--4.6% (the Company's president).

    The Capital Members contributed an aggregate of $9,500 for their initial interests, Nortel Networks contributed $2.5 million for its interest and the Service Members received their interests for no consideration. The estimated fair market value of the Service Members' interests was not material at the date of grant.

    Income of the Company shall be allocated first, to members with senior units based on their percentage interest; second to Capital Members until the cumulative amount of income equals the Cumulative Preferred Distributions made to the Capital Members; third, until the cumulative amount of income allocated equals the cumulative amount of loss previously allocated to the Members in the same proportions in which such losses were allocated; and fourth, the balance, if any, to all Members in proportion to their percentage interests.

    Losses of the Company shall be allocated first, to members with senior units based on their percentage interest, second, until the cumulative amount of losses equals the cumulative amount of income previously allocated to the Members in the same proportions in which such income was allocated and the balance, if any, to all Capital Members in proportion to their percentage interests. No allocation shall be made to the Service Member.

    On January 1, 1998, the Company effected a ten-for-one unit split. The accompanying financial statements have been retroactively restated to reflect this unit split.

    In December 1997, the Company entered into a securities purchase agreement (the Securities Agreement) with Nortel Networks for the purchase of a 10% interest in the Company for an aggregate investment of $2.5 million. In connection with the Securities Agreement, the Company also entered into two unsecured convertible debentures (see Note 7).

(9) UNIT OPTION PLAN

    In September, 1996, the Company adopted the Ziplink, LLC Unit Option Plan (the Unit Plan). Pursuant to the Unit Plan, unit options may be granted to certain employees of the Company at no less than fair market value on the date of grant. Options granted under the Unit Plan expire 10 years subsequent to the date of grant. In addition, option vesting is determined by the Company, however

                                  ZIPLINK, LLC

                               DECEMBER 31, 1998

options generally vest over a five year period, except that 50% of the unvested portion of any option outstanding prior to the completion of an initial public offering shall become vested upon completion of such offering.

    Unit option activity from the Unit Plan's inception is as follows:

                                                                                    WEIGHTED
                                                                                     AVERAGE
                                                                      OPTIONS    EXERCISE PRICE
                                                                     ----------  ---------------
Outstanding at December 31, 1995...................................          --            --
  Granted..........................................................      55,044           .22
                                                                     ----------         -----
Outstanding at December 31, 1996...................................      55,044           .22
  Granted..........................................................      82,566          1.46
  Cancelled........................................................    (128,440)          .93
                                                                     ----------         -----
Outstanding at December 31, 1997...................................       9,170          1.46
  Granted..........................................................     452,369          2.18
  Cancelled........................................................     (10,675)         1.61
                                                                     ----------         -----
Outstanding at December 31, 1998...................................     450,864     $    2.20
                                                                     ----------         -----
                                                                     ----------         -----

    There were no options exercisable at December 31, 1996, 1997 and 1998. The weighted average grant date value of options granted during 1996, 1997 and 1998 are $0.16, $1.08, and $1.72, respectively. As of December 31, 1998 the weighted average remaining contractual life of options outstanding under the Unit Plan is
9.8 years.

    In 1998, the Company granted 24,500 unit options to non-employees. The Company has valued these options at $43,945 using the Black-Scholes method as prescribed in SFAS No. 123. The Company is amortizing the expense associated with these options over the vesting period of the options. During 1998, the Company recognized $8,789 of compensation expense associated with these options.

    In 1999, the Company granted 137,500 options to employees at prices ranging from $9.60 per unit to $14 per unit.

    The Company has computed the pro forma disclosures required under SFAS 123 for options granted using the Black-Scholes pricing model prescribed by SFAS
123. The weighted average assumptions used are as follows:

                                                                   1996       1997       1998
                                                                 ---------  ---------  ---------
Risk free interest rate........................................      5.94%      5.71%      4.62%
Expected dividend yield........................................         --         --         --
Expected lives.................................................    5 years    5 years    5 years
Expected volatility............................................        65%        65%        65%

                                  ZIPLINK, LLC

                               DECEMBER 31, 1998

    Had compensation cost for the Company's unit option plan been determined based on the fair value at the grant dates of awards under the plan consistent with the method of SFAS 123, net loss would have been as follows:

                                                       1996           1997           1998
                                                   -------------  -------------  -------------
Net loss--as reported............................  $  (8,802,125) $  (6,709,425) $  (8,445,857)
Net loss--pro forma..............................     (8,803,910)    (6,711,403)    (8,473,744)

    The Black-Scholes option-pricing model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions included expected stock price volatility. Because the Company's employee unit options have characteristics significantly different from those of traded options, and because changes in the subjective imputed assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its unit options.

(10) BENEFIT PLAN

    Substantially all full-time employees of the Company who have met certain age and service requirements, are eligible to participate in a 401(k) savings plan sponsored by the Company. The Company is required to make a matching contribution equal to 25% of the amount that the participant has elected to contribute. The Company match is limited to employee contributions up to 5% of the employee's annual compensation. The Company's expense for matching contributions was approximately $16,000, $8,000 and $17,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

(11) ACCRUED EXPENSES

    Accrued expenses at December 31, 1997 and 1998 consist of the following:

                                                                         1997         1998
                                                                      ----------  ------------
Accrued payroll and related.........................................  $  608,512  $    407,994
Accrued installation costs..........................................          --       566,000
Accrued professional fees...........................................     177,210       228,546
Accrued other.......................................................     185,329       679,884
                                                                      ----------  ------------
                                                                      $  971,051  $  1,882,424
                                                                      ----------  ------------
                                                                      ----------  ------------

(12) RELATED PARTY TRANSACTIONS

    In December 1997, the Company entered into a purchase and license agreement with Nortel. Pursuant to this agreement, the Company purchased certain network equipment from Nortel for approximately $6.1 million in 1997 (of which $2 million was paid during December 1997 and $4.1 million is included in accounts payable in the accompanying balance sheet at December 31, 1997 which was subsequently paid in 1998). In 1998, the Company purchased approximately $1 million of equipment and services from Nortel Networks. In addition, Nortel has agreed to provide certain services to the Company, as defined (see Note 14).

    The Company rents office space from a related party. Rent expense related to this office space was approximately $64,000, $45,000 and $39,000 for the years ended December 31, 1996, 1997 and 1998,

                                  ZIPLINK, LLC

                               DECEMBER 31, 1998

respectively. In January 1999, the Company entered into a two year lease with the related party with annual payments of $39,000.

    The Company was engaged in the resale of long distance telephone services pursuant to the terms of a Reseller Agreement dated February 15, 1996 with ZipCall Long Distance, Inc., a company controlled by two of the Capital Members of the Company. The Company paid ZipCall Long Distance its long distance carrier cost plus 5%. The accompanying statements of operations reflects $88,000, $233,000 and $83,000 of expense paid to Zip Call Long Distance for the years ended December 31, 1996, 1997 and 1998, respectively. During October 1997, the Company sold its long distance telephone services to a third party.

    At December 31, 1997 and 1998, the Company had $230,000 and $255,000 of accrued compensation payable to the Capital and Service Members which is included in the accompanying balance sheet. In addition, there is $280,000, $192,000 and $25,000 of compensation expense which is included in the statement of operations for the years ended December 31, 1996, 1997 and 1998, respectively. In March 1999, the Capital member agreed to forgive $180,000 of the accrued compensation.

(13) ACQUISITION

    In June 1996, the Company acquired certain property and equipment from iGuide, Inc. (iGuide) for approximately $2.7 million. The Company also assumed certain contracts related to the operation of the equipment from iGuide. The purchase price was allocated to property and equipment based on the estimated fair value of the assets acquired. No allocation was made to the contracts as they were deemed to have only a nominal value.

(14) COMMITMENTS AND CONTINGENCIES

    (A) OPERATING LEASES

        The Company has various leasing arrangements for real estate and equipment. In most cases, the Company expects that in the normal course of business, leases will be renewed or replaced by other leases. In addition, the Company subleases office space to a third party. As of December 31, 1998, future minimum lease payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year, net of any subleases, are as follows:

1999............................................................  $ 121,000
2000............................................................    359,000
2001............................................................    323,000
2002............................................................    323,000
2003............................................................    323,000
Thereafter......................................................  2,684,000
                                                                  ---------
    Total.......................................................  $4,133,000
                                                                  ---------
                                                                  ---------

        Net rental expense relating to these operating leases was approximately $325,000, $425,000 and $198,000 for the years ending December 31, 1996, 1997 and 1998, respectively.

    (B) CAPITAL LEASES

        In June 1997, the Company entered into a capital lease for network equipment. The lease is payable in an initial installment of $233,491, made in June 1997 and 36 monthly installments of

                                  ZIPLINK, LLC

                               DECEMBER 31, 1998

    $44,052, including interest at 10.78%, commencing in September 1997. The outstanding capital lease obligation as of December 31, 1998 is $803,111.

        Repayments required under this capital lease agreement are as follows:

YEAR                                                                                  AMOUNT
----------------------------------------------------------------------------------  ----------
1999..............................................................................  $  528,624
2000..............................................................................     352,416
                                                                                    ----------
                                                                                       881,040
Less--Amount representing interest................................................     (77,929)
                                                                                    ----------
Present value of future minimum payments..........................................     803,111
Less--Current portion.............................................................     464,531
                                                                                    ----------
                                                                                    $  338,580
                                                                                    ----------
                                                                                    ----------

    (C) PURCHASE AND LICENSE AGREEMENT

        Pursuant to the Company's purchase and license agreement with Nortel, Nortel is committed to provide and the Company may purchase certain services for annual fees aggregating $666,000. The fees are payable at various times during 1998 and 1999 depending on the respective service. During 1998, the Company purchased approximately $566,000 of services pursuant to this arrangement. Upon the installation of certain equipment, as defined, the Company will be required to enter into hardware and software maintenance agreement with Nortel for $423,000 per annum.

    (D) EMPLOYMENT AGREEMENTS

        The Company has an employment agreement with an employee, which provides for an aggregate base salary of approximately $150,000 per annum through 2001.

(15) ADVISORY AGREEMENT

    In May 1997, as amended in June 1998, the Company entered into an agreement with a financial advisor (the Advisor) for the purpose of obtaining further sources of equity related financing. Under the terms of the agreement the Advisor obtained a cash fee in connection with the Nortel transaction and is entitled to 1% of the gross proceeds received by the Company from the future conversion of the Nortel debentures. However, the aggregate amount of the additional payment shall not exceed $25,000. In addition, on December 22, 1997, for further consideration of advisory services performed on behalf of the Company, the Company issued a warrant in 1998 to the Advisor to purchase up to
 .7142% of the Company's units, or part there of, for an exercise price of $100,000. The Company valued this warrant using the Black-Scholes model and has recorded an expense of approximately $97,000. This warrant terminates on September 2, 2002.

(16) REORGANIZATION

    The Company has formed a wholly owned subsidiary, ZipLink, Inc., a Delaware corporation. In March 1999, ZipLink, Inc. plans to file for an IPO of its common stock. Prior to the closing of such IPO, the Company will be merged into the Delaware corporation and the members' equity will be converted to capital stock of ZipLink, Inc. (the Reorganization).

                                  ZIPLINK, LLC

                               DECEMBER 31, 1998

    The Delaware corporation has authorized capital stock consisting of 50,000,000 shares of common stock, par value $.001 per share and 1,000,000 shares of undesignated preferred stock, par value $.001 per share.

    Prior to the completion of the Reorganization, the Company will adopt the 1999 Stock Option Plan (the 1999 Plan) which provides for the granting of common stock options to officers, employees, consultants and directors of the Company. The 1999 Plan will be administered by the Company's board of directors. The total number of shares of common stock reserved for the 1999 Plan is 1,500,000. Options granted under the 1999 Plan will generally vest in equal installments over a five-year period and are subject to acceleration in certain events, as defined. The options will expire 10 years from the date of grant, and the plan terminates ten years from the date of adoption. The options issued under the Company's Unit Plan will be converted to the 1999 Plan upon the completion of the Reorganization. In addition, upon the completion of the Reorganization, the convertible debentures will be converted to common stock.

                               GLOSSARY OF TERMS

    56 KBPS: Equivalent to a single high-speed telephone service line; capable of transmitting one voice call or 56 Kbps of data.

    ATM: Asynchronous Transfer Mode. An information transfer standard for routing traffic based on an address contained within the first five bytes of a fifty-three byte-long, fixed length packet. The ATM format can be used by many different information systems, including LANs, to deliver traffic at varying rates, permitting a mix of data, voice and video.

    BACKBONE: A centralized high-speed network that interconnects smaller, independent networks.

    BANDWIDTH: The number of bits of information which can move through a communications medium in a given amount of time.

    CAP: Competitive Access Provider. An alternative competitive local exchange carrier.

    CLEC: Competitive Local Exchange Carrier. A category of telecommunications service provider that offers services similar to LECs. A CLEC may also provide other types of services such as long distance, Internet access and entertainment.

    DSL: Digital subscriber line, a high-speed data delivery technology that uses standard copper phone wires. DSL is the main broadband alternative to cable modems.

    DEDICATED LINES: Telecommunications lines dedicated to particular customers along predetermined routes.

    DS-3: Digital Service 3. A data communications circuit capable of transmitting data at 45 Mbps (sometimes called T-3).

    FDDI: Fiber Distribution Data Interface. A standard for transmitting data on fiber-optic cables at a rate of 100 Mbps.

    FRAME-RELAY: A variable delay information standard for relaying traffic. Frame relay can be an economical means to backhaul traffic to an ATM Network.

    HSSI: High Speed Serial Interface. A synchronous transmission medium capable of speeds of up to 45 Mbps using T-3/DS-3 circuits.

    INTERNET: A global collection of interconnected computer networks which use TCP/IP, a common communications protocol.

    IP: Internet Protocol. A standard for software that keeps track of the inter-network addresses for different nodes, routes outgoing message and recognizes incoming messages.

    ISDN: Integrated Services Digital Network. An information transfer standard for transmitting digital voice and data over telephone lines at speeds up to 128 Kbps.

    KBPS: Kilobits per second. A transmission rate. One kilobit equals 1,024 bits of information. Normally, 10 bits are used for each alphanumeric character.

    LAN: Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.

    LATENCY: The time that elapses between the moment when a command is sent to the time that a response is received. On a network, latency is due to delays in routers or switches, congestion delays on a crowded backbone, and the time required for electrons to travel a great distance between nodes on a network.

    LATA: Local Access and Transport Area. A geographic area inside of which a local telephone company can offer switched telecommunications services, including long distance (known as toll). There are 196 LATAs in the United States.

    LEC: Local Exchange Carrier. A telecommunications company that provides telecommunications services in a geographic area in which calls are generally transmitted without toll charges.

    MAE-EAST: A major peering point (exchange point for traffic) among ISPs, located in Falls Church, Virginia.

    MBPS: Megabits per second. A transmission rate. One megabit equals 1,024 kilobits.

    MODEM: A device for transmitting digital information over an analog telephone line or a coaxial cable.

    NAP: Network Access Point. A location at which ISPs peer, or exchange each other's traffic.

    PEERING: The commercial practice under which nationwide ISPs exchange each other's traffic without the payment of settlement charges.

    POPS: Points-of-Presence. Geographic areas within which a communications network allows access.

    RBOC:  Regional bell operating companies such as Bell Atlantic.

    REMOTE ACCESS SERVER: A device that terminates a number of dial-in DS-1 or PRI circuits, provides modem tone and aggregates the customer data into a single stream.

    SERVER: Software that allows a computer to offer a service to another computer. Other computers contact the server program by means of matching software.

    SONET: Synchronous Optical Network. A technology that uses fiber optic networks to provide multiple fault-tolerant telecommunication pathways for high speed data.

    SUPERPOP: A SuperPOP is a ZipLink POP that is directly connected to the ZipLink ATM backbone. SuperPOPs typically support dial access from the region surrounding the SuperPOP (typically within 200 miles) of the SuperPOP) using the services of a CLEC. SuperPOPs also support dedicated access connections to customer locations using LEC and/or CAP facilities to connect the customer to the ZipLink SuperPOP.

    TCP/IP: Transmission Control Protocol/Internet Protocol. A suite of network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

    T-1: A data communications circuit capable of transmitting data at 1.5 Mbps (sometimes called DS-1).

    T-3: A data communications circuit capable of transmitting data at 45 Mbps (sometimes called DS-3).

    TRANSIT: A transit provider (such as UUNet or SAVVIS) carries ISP traffic directly into the Internet over low latency, high speed links.

    WAN: Wide Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices across multiple locations within an enterprise.

    VPN: Virtual Private Network. A network capable of providing the tailored services of a private network (i.e., low latency, high throughput, security and customization) while maintaining the benefits of a public network (i.e., ubiquity and economies of scale).

    WORLD WIDE WEB OR WEB: A collection of computer systems supporting a communications protocol that permits multimedia presentation of information over the Internet.

    XDSL: Digital Subscriber Line. A data communications circuit capable of supporting speeds from 144 Kbps to multi megabits per second over the copper wires into the residence or business. There are many variants such as Asymetric DSL (ADSL) and High bit rate DSL (HDSL).

                   ZIPLINK WHOLESALE INTERNET ACCESS SERVICES
                  INTERNET ACCESS SOLUTIONS FOR WEB APPLIANCES

                  [ILLUSTRATION OF ZIPLINK NETWORK APPLIANCES]

                                    ZIPDIAL

                   [ILLUSTRATION OF ZIPDIAL NETWORK FOR ISPS]

                         ZIPLINK WHOLESALE DSL SERVICE

               [ILLUSTRATION OF ZIPLINK NETWORK FOR DSL SERVICE]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................          8
Use of Proceeds.................................         26
Dividend Policy.................................         26
Capitalization..................................         27
Dilution........................................         28
Selected Financial Data.........................         30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         32
Business........................................         37
Management......................................         49
Certain Transactions............................         56
Principal Stockholders..........................         59
Description of Capital Stock....................         60
Shares Eligible for Future Sale.................         63
Underwriting....................................         65
Legal Matters...................................         66
Experts.........................................         66
Where You Can Find Additional Information.......         67
Index to Financial Statements...................        F-1
Glossary of Terms...............................        G-1

                            ------------------------

UNTIL       (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT
TRANSACTIONS IN SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO AN UNSOLD ALLOTMENT OR SUBSCRIPTION.

                                           SHARES

                            [LOGO OF ZIPLINK, INC.]

                                 ZIPLINK, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

  Jef
    feries & Company, Inc.

                                  FAC/EQUITIES

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discount. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC registration fee....................................................  $13,427.40
NASD filing fee.........................................................   4,985.00
Nasdaq National Market listing fee......................................          *
Accounting fees and expenses............................................          *
Legal fees and expenses.................................................          *
Printing and mailing expenses...........................................          *
Blue Sky fees and expenses..............................................          *
Transfer Agent and Registrar fees.......................................          *
Miscellaneous...........................................................          *
                                                                          ---------
    Total...............................................................  $
                                                                          ---------
                                                                          ---------

    ----------------------------

    * To be completed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article VII B of the Registrant's Certificate of Incorporation provides that the personal liability of directors of the Registrant is eliminated to the fullest extent permitted by
Section 102(b)(7) of the DGCL.

    Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances, and subject to certain limitations, against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.
Article VII A of the Registrant's Certificate of Incorporation provides that the Registrant will indemnify any director and any officer, employee or agent of the Registrant selected by its Board of Directors for indemnification, such selection to be evidenced by an indemnification agreement, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article VII A further permits the Registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL. The Registrant intends to enter into indemnification agreements with its officers and directors and to obtain directors' and officers' liability insurance.

    Under Section 6(b) of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since March, 1996, the Registrant, or its predecessors, ZipLink, LLC, a Connecticut limited liability company (the "Connecticut LLC") and ZipLink, LLC, a Delaware limited liability company (the "Delaware LLC"), issued and sold unregistered securities as follows:

    On December 23, 1997, the Connecticut LLC issued to Bay Networks, Inc., an indirect wholly owned subsidiary of Northern Telecom Limited ("Nortel"), (i) a 10% membership interest in the Connecticut LLC for $2.5 million in cash, and
(ii) a $2.5 million convertible debenture and a $5.0 million convertible debenture, both convertible into membership units of the Connecticut LLC at defined conversion prices, in consideration for $7.5 million in cash.

    From prior to March, 1996 through March, 1999, the Connecticut LLC granted
options to purchase, an aggregate of       membership interests in the
Connecticut LLC to certain employees and consultants.

    On January 1, 1998, the Connecticut LLC effected a 10 for 1 unit split on its outstanding membership interest, options and warrants.

    On December 22, 1997, the Connecticut LLC issued warrants to purchase up to .7142% of the membership interests in the Connecticut LLC, for $100,000, to an investment banker, Jonathan Greenwald, in consideration of investment banking services performed.

    On March 9, 1999, the Connecticut LLC merged with and into the Delaware LLC. In connection with the merger, all outstanding membership interests in, and convertible debt of, the Connecticut LLC were converted into economically equivalent membership interests in, and convertible debt of, the Delaware LLC. In connection with the merger, all outstanding options and warrants to purchase membership interests in the Connecticut LLC were converted into a like number of options and warrants to acquire membership interests in the Delaware LLC.

    Prior to the closing of this offering, the Delaware LLC will merge with ZipLink, Inc., a Delaware corporation, and all membership interests in and convertible debt of the Delaware LLC will be converted into common stock of ZipLink, Inc. and convertible debt of ZipLink, Inc. In connection with this merger, all outstanding options and warrants to purchase membership interests in the Delaware LLC will be converted into options and warrants to acquire common stock in ZipLink, Inc.

    Concurrently with the closing of this offering, the convertible debentures held by Nortel will be converted into shares of common stock of ZipLink at defined conversion prices.

    No underwriters were engaged in connection with the foregoing sales of securities. The sales of membership interests and warrants described above were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 (the "Act") for transactions not involving a public offering. Issuances of options to employees and consultants of the Connecticut LLC were made pursuant to Rule 701 promulgated under the Act. The issuances of membership interests, convertible debentures, options and warrants of the Delaware LLC pursuant to the merger with the Connecticut LLC described above were exempt from the registration requirements of the Act pursuant to
Section 3(a)(9) thereof because a security was exchanged by the issuer thereof with existing security holders exclusively and no commission or other renumeration was paid or given directly or indirectly for soliciting such exchange.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1*  Form of Underwriting Agreement

       2.1   Plan of Merger between ZipLink, LLC, a Connecticut limited liability company, and ZipLink, LLC, a
             Delaware limited liability company

       2.2*  Form of Agreement and Plan of Merger between the Registrant and ZipLink, LLC, a Delaware limited liability company, to be filed and become effective prior to the effective date of the offering

       3.1   Certificate of Incorporation of the Registrant

       3.2   Bylaws of the Registrant

       4.1*  Form of Specimen Stock Certificate for the Registrant's Common Stock

       4.2   Registration Rights Agreement dated as of December 23, 1997 between ZipLink, LLC and Henry M. Zachs,
             Eric M. Zachs, Zachs Family Limited Partnership Number One and Christopher Jenkins

       5.1*  Opinion of Brenner, Saltzman & Wallman, LLP regarding legality of the securities being registered

      10.1   Securities Purchase Agreement made as of December 23, 1997 between ZipLink, LLC and Bay Networks, Inc.

      10.2   Convertible Debenture dated December 23, 1997 made by ZipLink, LLC in favor of Bay Networks, Inc. in the amount of $5,000,000

      10.3   Convertible Debenture dated December 23, 1997 made by ZipLink, LLC in favor of Bay Networks, Inc. in the amount of $2,500,000

      10.4*  Agreement for Purchase and License of Bay Networks Products and Services effective as of December 10,
             1997 between ZipLink, LLC and Bay Networks, USA, Inc.

      10.5*  Form of Indemnification Agreement between the Registrant and its Directors and Officers

      10.6*  "ZipLink-WebTV" Network Services Agreement made and entered into on October 23, 1996 between ZipLink,
             LLC and WebTV Networks, Inc. as amended by Amendment No. 1 thereto effective as of May 13, 1997,
             Amendment No. 2 thereto effective as of February 1, 1998 and Amendment No. 3 thereto effective as of
             March 9, 1999.

      10.7*  WorldCom Data Services (Revenue Plan) Agreement dated January 1, 1997 between ZipLink, LLC and WorldCom,
             Inc., as amended by an Amendment thereto dated March 6, 1997.

      10.8   Lease dated as of January 1, 1999 between ZipLink, LLC and Henry M. Zachs

      10.9   Agreement of Sublease and License Agreement made and entered into as of July 1, 1996 between ZipLink,
             LLC and iGUIDE, Inc.

     10.10*  ZipLink, Inc. 1999 Stock Option Plan

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
     10.11*  Revolving Loan Agreement dated March 31, 1998 between the Registrant and Fleet National Bank as amended by a modification agreement dated October 15, 1998

      10.12  Employment Agreement dated as of March 4, 1999 between the Registrant and Christopher Jenkins

      23.1*  Consent of Brenner, Saltzman & Wallman, LLP (included in Exhibit 5.1)

      23.2   Consent of Arthur Andersen LLP

      24.1   Power of Attorney (included in signature page to the Registration Statement)

      27.1   Financial Data Schedule

      99.1   Consent of Jai P. Bhagat to use his name as a director nominee

      99.2   Consent of Alan M. Mendelson to use his name as a director nominee

      99.3   Consent of Wayne A. Martino to use his name as a director nominee

------------------------

* To be filed by amendment.

(b) Financial Statement Schedules.

    Schedule II: Valuation and qualifying accounts.

    All other schedules are omitted because they are not required or are not applicable or the information is included in the financial statements and notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Boat Key, State of Florida on the 11th day of March, 1999.

                                ZIPLINK, INC.

                                By:  /s/ HENRY ZACHS
                                     -----------------------------------------
                                     Henry Zachs
                                     CO-CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Henry M. Zachs and Christopher W. Jenkins, each acting alone, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chief Executive Officer and
       /s/ HENRY ZACHS            Co-Chairman of the Board
------------------------------    (Principal Executive         March 11, 1999
        Henry M. Zachs            Officer)
        /s/ ERIC ZACHS          Co-Chairman of the Board
------------------------------                                 March 11, 1999
        Eric M. Zachs
                                President, Chief Financial
   /s/ CHRISTOPHER JENKINS        Officer and Director
------------------------------    (Principal Financial and     March 11, 1999
    Christopher W. Jenkins        Accounting Officer)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ZipLink, LLC:

    We have audited, in accordance with generally accepted auditing standards, the financial statements included in this registration statement and have issued our report thereon dated March 8, 1999. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in
Item 14(a)(2) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Boston, Massachusetts
March 8, 1999

                                  ZIPLINK, LLC

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                                                  BALANCE AT                            BALANCE AT
                                                                  BEGINNING                               END OF
                                                                  OF PERIOD    ADDITIONS   DEDUCTIONS     PERIOD
                                                                 ------------  ----------  -----------  ----------
Allowance for Doubtful Accounts:
1997...........................................................   $   20,000   $  133,390   $  --       $  153,390
1998...........................................................   $  153,390   $   66,320   $ 151,973   $   67,737

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      1.1*   Form of Underwriting Agreement

      2.1    Plan of Merger between ZipLink, LLC, a Connecticut limited liability company and ZipLink, LLC, a
             Delaware limited liability company

      2.2*   Form of Agreement and Plan of Merger between the Registrant and ZipLink, LLC, a Delaware limited liability company to be filed and become effective prior to the effective date of the offering

      3.1    Certificate of Incorporation of the Registrant

      3.2    Bylaws of the Registrant

      4.1*   Form of Specimen Stock Certificate for the Registrant's Common Stock

      4.2    Registration Rights Agreement dated as of December 23, 1997 between ZipLink, LLC and Henry M. Zachs,
             Eric M. Zachs, Zachs Family Limited Partnership Number One and Christopher Jenkins

      5.1*   Opinion of Brenner, Saltzman & Wallman, LLP regarding legality of the securities being registered

     10.1    Securities Purchase Agreement made as of December 23, 1997 between ZipLink, LLC and Bay Networks Inc.

     10.2    Convertible Debenture dated December 23, 1997 made by ZipLink, LLC in favor of Bay Networks Inc. in the amount of $5,000,000

     10.3    Convertible Debenture dated December 23, 1997 made by ZipLink, LLC in favor of Bay Networks Inc. in the amount of $2,500,000

     10.4*   Agreement for Purchase and License of Bay Networks Products and Services effective as of December 10,
             1997 between ZipLink, LLC and Bay Networks, USA, Inc.

     10.5*   Form of Indemnification Agreement between Registrant and its Directors and Officers

     10.6*   "ZipLink-WebTV" Network Services Agreement made and entered into on October 23, 1996 between ZipLink,
             LLC and WebTV Networks, Inc. as amended by Amendment No. 1 thereto effective as of May 13, 1997 and
             Amendment No. 2 thereto effective as of February 1, 1998 and Amendment No. 3 thereto effective March 9,
             1999.

     10.7*   WorldCom Data Services (Revenue Plan) Agreement dated January 1, 1997 between ZipLink, LLC and WorldCom,
             Inc., as amended by an Amendment thereto dated March 6, 1997.

     10.8    Lease dated as of January 1, 1999 between ZipLink, LLC and Henry M. Zachs

     10.9    Agreement of Sublease and License Agreement made and entered into as of July 1, 1996 between ZipLink,
             LLC and iGUIDE, Inc.

     10.10*  ZipLink, Inc. 1999 Stock Option Plan

     10.11*  Revolving Loan Agreement dated March 31, 1998 between the Registrant and Fleet National Bank as amended by a modification agreement dated October 15, 1998

     10.12   Employment Agreement dated as of March 4, 1999 between the Registrant and Christopher Jenkins

     23.1*   Consent of Brenner, Saltzman & Wallman, LLP (included in Exhibit 5.1)

     23.2    Consent of Arthur Andersen LLP

     24.1    Power of Attorney (included as signature page to the Registration Statement)

     27.1    Financial Data Schedule

     99.1    Consent of Jai P. Bhagat to use his name as a director nominee

     99.2    Consent of Alan M. Mendelson to use his name as a director nominee

     99.3    Consent of Wayne A. Martino to use his name as a director nominee

------------------------

* To be filed by amendment.